EXHIBIT 10.2

EXECUTION VERSION

DATED 25 MARCH 2008

FORD MOTOR COMPANY

TML HOLDINGS LIMITED

AND

TATA MOTORS LIMITED

AGREEMENT

for the sale and purchase of Jaguar and Land Rover

EXECUTION VERSION

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	SALE AND PURCHASE	28

3.	CONSIDERATION	28

4.	CONDITIONS TO COMPLETION	29

5.	PERIOD BETWEEN EXCHANGE AND COMPLETION	32

6.	COMPLETION	40

7.	NSC REORGANISATION AND NSC STRUCTURE	43

8.	DELAYED NSCS	43

9.	PAYMENT OF IP CONSIDERATION, HALEWOOD PLANT CONSIDERATION AND REPAYMENT OF INTRA-GROUP BALANCES	51

10.	POST-COMPLETION ADJUSTMENTS	52

11.	WARRANTIES AND INDEMNITIES	53

12.	BUYER AND GUARANTOR WARRANTIES AND INDEMNITY	55

13.	CONTRACTS AND THIRD PARTY CONSENTS	56

14.	ASSUMED LIABILITIES	60

15.	ASSURANCES	62

16.	EMPLOYMENT AND SECONDMENTS	62

17.	NON-SOLICITATION UNDERTAKINGS	70

18.	PENSIONS	71

19.	INSURANCE	72

20.	WRONG-POCKET PROVISIONS	74

21.	RECORDS AND ASSISTANCE	75

22.	GUARANTEE	76

23.	MISCELLANEOUS PROVISIONS	78

24.	GOVERNING LAW AND DISPUTES	92

SCHEDULE 1

SALE COMPANIES, SALE SHARES AND JLR SUBSIDIARIES

	PART 1 – SALE COMPANIES AND SALE SHARES
	PART 2 - JLR SUBSIDIARIES

i

EXECUTION VERSION

SCHEDULE 2

COMPLETION BUSINESS ASSETS

SCHEDULE 3

EXCLUDED ASSETS, EXCLUDED LIABILITIES AND EXCLUDED CONTRACTS

SCHEDULE 4

SELLER WARRANTIES

SCHEDULE 5

LIMITATIONS ON LIABILITY

SCHEDULE 6

COMPLETION OBLIGATIONS

SCHEDULE 7

RESTRICTED ACTIVITIES

SCHEDULE 8

PART 1 – PRE-COMPLETION REORGANISATION
PART 2 – NSC REORGANISATION
Section 1 – Transfer of Embedded NSC to NSC Newco
PART 2 – NSC REORGANISATION
Section 2 - Transfer of Embedded NSC to Target Company (as existing/represented in the relevant jurisdiction/administrative region)
PART 2 – NSC REORGANISATION
Section 3 - Transfer of Embedded NSC to NSC Newco or Third Party Importer
PART 3 – NSC LONG STOP DATE EMPLOYMENT ARRANGEMENTS
PART 4 – WHEELS COMMON INVESTMENT FUND

SCHEDULE 9

US DEALER ARRANGEMENTS

SCHEDULE 10

THE PROPERTIES

PART 1 - CERTIFICATED PROPERTIES
PART 2 - UNCERTIFICATED PROPERTIES
PART 3 – NSC PROPERTIES
PART 4 – SEPARATION ACTION PROVISIONS
PART 5 – SEPARATION ACTIONS MAHWAH PROPERTY AND ONTARIO PROPERTY
SUB-PART A TO PART 5 OF SCHEDULE 10
SEPARATION ACTIONS FOR MAHWAH PROPERTY
Exhibit A
Legal Description
Exhibit B
Permitted Exceptions
SUB-PART B TO PART 5 OF SCHEDULE 10
SEPARATION ACTIONS FOR ONTARIO PROPERTY

SCHEDULE 11

PENSIONS

PART 1 - UNITED KINGDOM
PART 2 - OTHER JURISDICTIONS
PART 3 - HALEWOOD PENSIONS INDEMNITY

EXECUTION VERSION

APPENDIX 1 TO SCHEDULE 11
APPENDIX 2 TO SCHEDULE 11

SCHEDULE 12

COMPLETION STATEMENT

PART 1 -PREPARATION OF STATEMENT
PART 2 – COMPLETION STATEMENT
PART 3 – COMPLETION PAYMENT CERTIFICATE
PART 4 – SPECIFIC ACCOUNTING POLICIES

SCHEDULE 13

SURVIVING CONTRACTS

SCHEDULE 14

PART 1 – SELLER’S KNOWLEDGE
PART 2 – BUYER’S KNOWLEDGE

SCHEDULE 15

TRANSACTION DOCUMENTS

PART 1 - ACQUISITION DOCUMENTS
PART 2 – SEPARATION AGREEMENTS

SCHEDULE 16

ENVIRONMENTAL REPORTS

SCHEDULE 17

TRANSFER OF THE HALEWOOD PROPERTIES

SCHEDULE 18

MERGER FILINGS

PART A - JURISDICTIONS
PART B - JURISDICTIONS
PART C - JURISDICTIONS

SCHEDULE 19

LIST OF NSCS BY COUNTRY AND TRANSFEREE OF SHARES/

EMBEDDED NSC ASSETS

SCHEDULE 20

COMMON TOOLING – PERMITTED TRANSFERS

PART 1 -NON-COMMON TOOLING TO BE TRANSFERRED FROM FORD TO JLR BETWEEN EXCHANGE AND COMPLETION
PART 2 – NON-COMMON TOOLING TO BE TRANSFERRED FROM JLR TO FORD BETWEEN EXCHANGE AND COMPLETION
PART 3 – COMMON TOOLING TO BE TRANSFERRED FROM JLR TO FORD BETWEEN EXCHANGE AND COMPLETION

SCHEDULE 21

LIST OF AGREED FORM TRANSACTION DOCUMENTS

EXECUTION VERSION

SCHEDULE 22

CATEGORIES OF THIRD PARTY IP

SCHEDULE 23

INFORMATION BARRIERS PROTOCOL

SCHEDULE 24

CLEARANCE STATEMENTS AND ASSOCIATED DOCUMENTATION

PART 1 - JPP
PART 2 - JEPP
PART 3 - LRPS

EXECUTION VERSION

THIS SALE AND PURCHASE AGREEMENT is made on 25 March 2008

BETWEEN:

(1)	FORD MOTOR COMPANY, a Delaware corporation whose principal executive office is at One American Road, Dearborn, Michigan 48121-1899, USA (the Seller);

(2)
TML HOLDINGS LIMITED a company incorporated under the laws of England and Wales under registered number 6477691, whose registered office is at 18 Grosvenor Place, London SW1X 7HS, England (the Buyer); and

(3)
TATA MOTORS LIMITED a company incorporated under the laws of The Republic of India under registered number 11-4520, whose registered office is at Bombay House, 24 Homi Mody Street, Fort Mumbai 400 000, India (the Guarantor).

WHEREAS:

(A)	The Seller or its subsidiaries are the owners of the Sale Shares and the JLR Assets;

(B)
The Seller has agreed to sell, or procure the sale of, and the Buyer has agreed to purchase, the Sale Shares and the JLR Assets for the consideration, and on the terms and subject to the conditions, set out in this Sale and Purchase Agreement;

(C)
To facilitate the transactions contemplated by this Sale and Purchase Agreement, Land Rover UK has agreed to issue, and the Buyer has agreed to subscribe for, or procure the subscription by a member of the Buyer’s Group of, the Tata Subscription Shares.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Sale and Purchase Agreement:

Accounts means the audited financial statements of each of the Target Companies other than Jaguar Land Rover Austria, as at, and for the financial period ended on, the Accounts Date;

Accounts Date means 31 December 2006;

Affiliate means a person that at the relevant time directly, or indirectly through one or more person, controls, is controlled by, or is under common control with, the person specified, where control means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, through the ownership of voting securities, by contract, as trustee, executor or otherwise, it being understood that, for the purposes of this Sale and Purchase Agreement, neither Mazda Motor Corporation nor any of its affiliates (other than any member of the Seller Group) shall be deemed to be an Affiliate of the Seller Group;

EXECUTION VERSION

Agreed Form means, in relation to a document, that its form and contents have been agreed by the Seller and the Buyer as evidenced by the cover page having been initialled on the date of this Sale and Purchase Agreement by the Seller and by the Buyer for the purposes of identification, and the name of each such document being set forth in Schedule 21;

Annual Incentive Compensation Plan means the Ford Motor Company Annual Incentive Compensation Plan (Amended and Restated as of 1 January 2000) under which participants may be rewarded based on the achievement of established performance objectives;

Associated Person and Connected Person shall have the meaning attributed to them by the Pensions Act 2004 and Associated and Connected shall be construed accordingly;

Assumed Liabilities means all Liabilities of the Seller Group to the extent that they relate to Jaguar and/or Land Rover and/or the JLR Assets, and have not been fully satisfied or discharged at Completion, in each case other than the Excluded Liabilities;

Assurances means all guarantees, indemnities, warranties, representations, covenants, undertakings or commitments of any nature whatsoever:

(a)	given to a third party by a Target Company in respect of a Liability of a member of the Seller Group; and/or (as the context may require);

(b)	given to a third party by a member of the Seller Group in respect of a Liability of a Target Company or an Assumed Liability;

ATCSA means Part 12 of the UK Anti-Terrorism Crime and Security Act 2001;

Bid Price means US$ 2,300,000,000;

Bring-Down Warranties means the warranties given by the Seller in Paragraphs 1.1.1, 2.1.3, 2.2.1, 2.3, and 9 of Schedule 4;

Business Day means a day (other than a Saturday and a Sunday) on which banks generally are open for business in London and New York but excluding 24 December to 2 January;

Buyer’s Group means the Buyer and its Affiliates (other than the Target Companies and the NSC Newcos);

Buyer’s Solicitors means Herbert Smith LLP of Exchange House, Primrose Street, London EC2A 2HS;

Carve-out Cash means in relation to any Delayed NSC, an amount equal to any cash transferred or contributed to a NSC Newco by any member of the Seller Group in connection with the transfer of Embedded NSC Assets to it, in the case of a NSC Newco after deducting any amounts distributed by the relevant NSC Newco to any member of the Seller Group after the date of Completion and prior to the Delayed Transfer Date (and for the avoidance of doubt, does not include any NSC Cash);

EXECUTION VERSION

Carve-out Date means in relation to any Delayed NSC, the date on which the relevant Embedded NSC Assets and NSC Transferring Employees are transferred to an NSC Newco, Target Company or Third Party Importer, as the case may be, or, if no such transfer has taken place prior to the NSC Long Stop Date, means the NSC Long Stop Date;

Carve-out Debt means in relation to any Delayed NSC an amount equal to any indebtedness incurred by an NSC Newco to fund the payment of any consideration in respect of the transfer of Embedded NSC Assets (and for the avoidance of doubt, does not include any NSC Debt);

Carve-out Intra-Group Payables means in relation to any Delayed NSC the aggregate amount of cash generated in any other business of the Seller Group during the Interim Cash Flow Period and held or otherwise utilised in the Delayed NSC at the Carve-out Date as set out in the cash pooling statement prepared pursuant to Clause 8.3.2;

Carve-out Intra-Group Receivables means in relation to any Delayed NSC the aggregate amount of cash generated by the Delayed NSC during the Interim Cash Flow Period and held or otherwise utilised by any other business of the Seller Group at the Carve-out Date as set out in the cash pooling statement prepared pursuant to Clause 8.3.2;

Cash means all cash (whether in hand or at the bank) including without limitation all uncleared lodgements, unpresented cheques and any direct credits received before close of business on the Completion Date and deducting any unpresented cheques, direct debits or standing orders paid or written prior to close of business on the Completion Date;

Certificate(s) of Title means the certificate(s) of title signed on and speaking at the date of this Sale and Purchase Agreement to be delivered on Completion by Lovells LLP of Atlantic House, Holborn Viaduct, London EC1A 2FG in relation to the Certificated Properties;

Certificated Properties means the properties identified in Part 1 of Schedule 10;

Claim means a claim in respect of a breach of Warranty, a claim under the Tax Deed and any other claim against the Seller or any member of the Seller Group under or pursuant to the terms of this Sale and Purchase Agreement (excluding any claim by way of indemnity);

Clearance Statements means the clearance statements dated 19 March 2008 issued by the Pensions Regulator under sections 42 and 46 of the Pensions Act 2004 under reference CRM/TM3339 to the Seller and the Buyer and other parties named or referred to in the applications to which the clearance statements relate (copies of which clearance statements and related applications, warning notices and determination notices are annexed at Schedule 24);

EXECUTION VERSION

Collective Consultation Requirements means all applicable legal requirements (whether statutory or pursuant to any relevant written agreement entered into prior to the date of this Sale and Purchase Agreement with any Representative Body prior to such date) in relation to information, consultation or notification with any employees or any Representative Body in connection with the sale and purchase of any of the Sale Shares or the JLR Assets pursuant to this Sale and Purchase Agreement (including the NSC Reorganisation and/or any reorganisation or internal restructuring made in contemplation of the sale and purchase of the Sale Shares and JLR Assets);

Company Applications and Services has the meaning set forth in the Intellectual Property Agreements;

Competition Authority means any relevant government, governmental, quasi-governmental, national, supranational, competition or antitrust body or other authority, in any jurisdiction, which is responsible for applying merger control or other competition or antitrust legislation in such jurisdictions and, for the avoidance of doubt, includes the notion of “competent authority” as that term is used in Council Regulation (EC) 139/2004;

Completion means (i) completion of the sale and purchase of the Sale Shares (other than any shares in NSC Newcos relating to Delayed NSCs and any Sale Shares, Embedded NSCs or JLR Assets in jurisdictions subject to a waiver pursuant to Clause 4.3.3) and the other matters to be transacted in accordance with Clause 6; and (ii) in respect of any Sale Shares, Embedded NSCs or JLR Assets in a jurisdiction subject to a waiver pursuant to Clause 4.3.3, completion of the sale and purchase of the Sale Shares, Embedded NSCs or JLR Assets in such jurisdiction upon satisfaction of the relevant Condition with respect to such jurisdiction and the other matters referred to be transacted in accordance with Clause 6;

Completion Business Assets means the undertaking, rights and assets set out in Schedule 2;

Completion Business Assets Consideration means the consideration to be paid for the Completion Business Assets by Volvo Cars Corporation immediately following Completion, pursuant to the Swedish Sale and Buy-back Agreement for Nordic Inventory;

Completion Date means (subject to any delay pursuant to Clause 5.8.5) the last Business Day of the calendar month in which all of the Conditions are satisfied or waived in accordance with Clause 4 (unless the date on which all of the Conditions are satisfied or waived is less than five (5) Business Days prior to the end of a calendar month, in which case Completion shall take place on the last Business Day of the following calendar month) or such other date as the Buyer and the Seller shall agree in writing;

Condition means any of the conditions set out in Clause 4;

Continental Air Suspension Licence means the agreement between Ford Global Technologies LLC and Continental AG regarding an air suspension licence dated 19 January 2006;

Continental AG means Continental Aktiengesellschaft, having a place of business at Vahrenwalder Strasse 9, 30165 Hanover, Germany;

EXECUTION VERSION

Data Room means the Intralinks site entitled Project Color Data Room as at 12.30 pm (London time) on 21 March 2008 and containing solely copies of the documents listed in the index attached to the Disclosure Letter;

Data Protection Laws means:

(a)
all applicable laws, regulations, regulatory requirements and/or codes of practice (having the force of law) in a Territory in connection with the processing of personal data and privacy legislation including, but not limited to, the Data Protection Act 1998; and

(b)	all relevant European data protection and privacy laws including, but not limited to, Directive 95/46/EC on the processing or personal data and the free movement of such data;

Dealer Termination Notice has the meaning given to that term in Schedule 9;

Delayed NSC means (i) an Embedded NSC which is not the subject of a waiver pursuant to Clause 4.3.3 and which has not been transferred in accordance with Clause 7 as at Completion; and (ii) an Embedded NSC which is the subject of a waiver pursuant to Clause 4.3.3 in respect of the period after the Condition to which the waiver relates is met and which has not been transferred in accordance with Clause 7;

Delayed Transfer Date means (a) in relation to any Delayed NSC in respect of which the Embedded NSC Assets and NSC Transferring Employees have been transferred to an NSC Newco, the date on which the shares in such NSC Newco are transferred to the transferee of such shares as provided in Schedule 19, or, if no such transfer of shares has taken place prior to the NSC Long Stop Date, means the NSC Long Stop Date; and (b) in relation to any Delayed NSC in respect of which Embedded NSC Assets and NSC Transferring Employees are to be transferred to a Target Company or a Third Party Importer, the Carve-out Date;

Delivered Reorganisation Plans has the meaning set out in Clause 6.7;

Designated Employee means those Secondees designated as such under any Secondment Agreement and identified in the Employee Lists and Secondee Lists referred to in the Disclosure Letter;

Disclosure Letter means the letter dated the date of this Sale and Purchase Agreement from the Seller to the Buyer making certain disclosures against the Warranties;

Embedded NSC means in relation to any jurisdiction or administrative region specified in Part 2 of Schedule 8, the business carried on in that jurisdiction or administrative region by any member of the Seller Group to the extent it relates to Jaguar and/or Land Rover;

EXECUTION VERSION

Embedded NSC Assets means JLR Assets employed in an Embedded NSC as at either (i) the date of transfer of such Embedded NSC (a) to the relevant NSC Newco pursuant to Clauses 7.1 or 8.7 or (b) to the relevant Target Company pursuant to Clauses 7.1 or 8.7, or (c) to the relevant Third Party Importer pursuant to Clauses 7.1 or 8.7; or (ii) (failing such transfer of such Embedded NSC to the relevant NSC Newco, the relevant Target Company or Third Party Importer pursuant to Clause 7.1 or 8.7) the date of transfer of such JLR Assets employed in an Embedded NSC to the relevant Target Company pursuant to Clause 8.8;

Encumbrance means a charge, mortgage, pledge, lien, restriction, third party right or interest or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including title transfer and retention arrangements) having a similar effect;

Environment means air (including air within buildings and air within other natural or man-made structures above or below ground), water (including territorial and coastal and inland waters, groundwater and water in drains and sewers) and land (including soil and sub-soil and land under any water) and any organisms and ecosystems supported by air, water or land;

Environmental Laws means each Law relating to pollution or protection of the Environment or the generation, transportation, storage, treatment or disposal of Waste (excluding for the avoidance of doubt any Law to the extent that it relates to product liability);

Environmental Matters means:

(a)	the release, spillage, deposit, escape, discharge, leak, emission or presence of any substance which may harm the Environment; or

(b)	the creation of noise, vibration, radiation, common law or statutory nuisance; or

(c)	any other matters relating to Environmental Laws, Health and Safety Laws, Environmental Permits, pollution or the protection of the Environment or human health and safety;

Environmental Permit means a consent, permission, licence, approval or other authorisation issued, or registration made, pursuant to an Environmental Law or a Health and Safety Law;

Environmental Reports means the reports prepared by the Seller’s and/or Jaguar’s and/or Land Rover’s environmental consultants listed in Schedule 16;

Estimated Intra-Group Balances means the Estimated Intra-Group Receivables less the Estimated Intra-Group Payables;

Estimated Intra-Group Payables means the Seller’s good faith estimate of the Intra-Group Payables, estimated by the Seller and notified to the Buyer in writing not less than ten (10) Business Days prior to Completion;

EXECUTION VERSION

Estimated Intra-Group Receivables means the Seller’s good faith estimate of the Intra-Group Receivables, estimated by the Seller and notified to the Buyer in writing not less than ten (10) Business Days prior to Completion;

Estimated Net External Indebtedness means the Seller’s good faith estimate of the Net External Indebtedness plus the cash to be received from the subscription of the Ford Subscription Shares, estimated by the Seller and notified to the Buyer in writing not less than ten (10) Business Days prior to Completion;

Exchange Rate means the pounds sterling spot closing mid-point for US$ as published in the Financial Times on the fifth Business Day preceding the Completion Date or if not published on that date the last preceding date of publication;

Excluded Assets means those properties, rights and assets relating to Jaguar and/or Land Rover described in Part 1 of Schedule 3;

Excluded Contracts means those contracts, engagements, licences, guarantees and other commitments described in Part 3 of Schedule 3;

Excluded Dealer Agreements has the meaning given to that term in Schedule 9;

Excluded Liabilities means those Liabilities relating to Jaguar and/or Land Rover described in Part 2 of Schedule 3;

FCPA means the United States Foreign Corrupt Practices Act of 1977, as amended;

Final Completion Statement has the meaning given to that term in Schedule 12;

Ford-Caterpillar Contract means together (i) Land Rover Japan Logistics Services Agreement between PAG Import, Inc., and Caterpillar Logistics FT Services LLC dated 7 June 2002 (as amended); and (ii) Land Rover Canada Logistics Services Agreement between Ford Motor Company of Canada Limited and Caterpillar Logistics FT Services Canada Ltd dated 1 September 2004;

Ford Excess Liability (Umbrella) Insurance Program means the following excess liability insurance policies: AISLIC (policy number: 8122585); AIG Cat Excess (policy number: 5442715); Lexington (policy number: 0507430); AIG Cat Excess (policy number: 5442771); AIG Cat Excess (policy number: 6075416); Swiss Re (policy number: 37347); Catlin (policy number: DL461806); Magna Carta (policy number: MCPD201923); Steadfast (policy number: AEC521452106); Hanseatic (policy number: HIPD201339); Max Re (policy number: 183722193UMB2007); AIG Cat Excess (policy number: 6075417); Endurance (policy number: P008072); AXIS (policy number: 1134160107EC); Scor Re (policy number: 200710F1330441); Scor Channel (policy number: 02F0689238); ARCH (policy number: URP001913400); Catlin (policy number: DL479306); Magna Carta (policy number: MCPD201924); AWAC (policy number: C008672); Scor Re (policy number: 200710F1330441); Scor Channel (policy number: 02F0689239); ARCH (policy number: URP001913400); AIG Cat Excess (policy number: 5105969); Aspen (policy number: DL505607); Magna Carta (policy number: MCPD201925);

EXECUTION VERSION

Ford Jaguar Supply Agreement means the Agreed Form agreement between Ford Motor Company, Ford Motor Company Limited, Ford Werke GmbH, Ford España S.L., Ford Motor Company of Southern Africa (Manufacturing) (Pty) Ltd and Jaguar Cars Limited;

Ford Senior Employee means any employee of a member of  the Seller Group whose grade is at or above Leadership Level 5 as designated in Seller’s employment policies;

Ford Subscription Shares means any and all new ordinary shares in Land Rover UK subscribed by any member of the Seller Group pursuant to the Pre-Completion Reorganisation;

Ford Subscription Shares Consideration means US$1 (one);

Ford Transition Services shall have the meaning assigned to such term in the Information Technology Agreement;

Ford US Secondment Agreement means the secondment agreement proposed to be entered into between the Seller and Jaguar Land Rover North America, Inc. relating to specified employees of the Seller in the United States in the Agreed Form;

Ford US Secondment Agreement Employee means any JLR Employee who is identified (on an anonymised basis) in the Employee Lists referred to in the Disclosure Letter as being included within the scope of the Ford US Secondment Agreement;

Framework Agreement has the meaning given to that term in Schedule 9;

Full Title Guarantee means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

GBP or £ means British Pounds;

Gemini Agreements means the agreements between Peugeot Citroen Automobiles SA (or any of its Affiliates) and the Seller Group relating to the design, development, manufacture, supply and servicing of Gemini Diesel Engines (as such term is defined in the Intellectual Property Common Terms Agreement) as amended, replaced or updated from time to time;

Getrag means Getrag Corporation;

Getrag IP Agreement means the Technology Agreement for the development of an Electric Rear Axle Drive entered into between Ford Motor Company and Getrag Corporation dated 9 January 2007;

Getrag Lease means a lease to be entered into between Jaguar Cars Limited and Ford Motor Company Limited in relation to the area at the Halewood Site demised by a lease dated 18 January 2001 made between Ford Motor Company Limited and Ford-Werke AG in the Agreed Form;

EXECUTION VERSION

Getrag Service Level Agreement means an agreement relating to the occupation by Getrag Ford Transmissions GmbH of part of the Halewood Site as a result of the Getrag Lease in the Agreed Form;

Global LSA means the Global Logistics Services Agreement between the Seller and Caterpillar Logistics Client Services LLC dated 6 November 2001 (as amended);

Goodwill means the goodwill relating to Jaguar and/or Land Rover, together with the exclusive right for the Buyer to represent itself as carrying on such business in succession to the Seller;

Governance Protocol means the protocol in Agreed Form setting out the governance structure for implementation, management, oversight and dispute resolution relating to the JLR separation;

Governmental Entity means any local, regional, national, supra-national or foreign administrative agency, authority, arbitral tribunal, court, commission, department, division or other governmental quasi-governmental or regulatory body;

Halewood Assets means the current assets and current liabilities that comprise the Working Capital Amount that relates to the Halewood Plant;

Halewood Plant means the business of manufacturing and selling Jaguar and Land Rover vehicles and replacement and service parts and components and assemblies for such vehicles carried on by Ford Motor Company Limited at the Halewood Site and all of the contracts, undertakings, rights and assets, wherever situated, which comprise JLR Assets and which relate to such business (excluding (i) the Halewood Site and (ii) the Halewood Assets);

Halewood Plant Consideration means the sum of US$300,000,000;

Halewood Properties means together the Halewood Site and the Halewood Sports and Social Club;

Halewood Site means all those land and buildings at Halewood motor car manufacturing facility off Speke Boulevard, Halewood, Merseyside as identified in the Halewood Site Transfer;

Halewood Site Consideration means the sum of US$172,000,000 being the consideration payable by the transferee under the Halewood Site Transfer;

Halewood Site Transfer means the deed of transfer in relation to the transfer of the Halewood Site from Ford Motor Company Limited to Jaguar Cars Limited in the Agreed Form;

EXECUTION VERSION

Halewood Sports and Social Club means the Halewood Sports and Social Club, Cronton Lane, Widnes, Merseyside as identified in the Halewood Sports and Social Club Transfer;

Halewood Sports and Social Club Consideration means the sum of US$3,000,000 being the total aggregate consideration payable by the transferee under the Halewood Sports and Social Club Transfer;

Halewood Sports and Social Club Transfer means the deed of transfer in relation to the transfer of the Halewood Sports and Social Club from Ford Motor Company Limited to Jaguar Cars Limited in the Agreed Form;

Halewood Statutory Declaration means the statutory declaration dated 13 March 2008 disclosed to the Buyer prior to the date hereof;

Halewood Transfers means together the Halewood Site Transfer and the Halewood Sports and Social Club Transfer;

Heads of Agreement means the agreements between the Seller and the respective trustees of the JPP, JEPP and LRPS respectively dated 21 December 2007, 1 February 2008 and 21 December 2007;

Health and Safety Law means each Law relating to human health and safety at the workplace (excluding for the avoidance of doubt any Law to the extent that it relates to product liability);

Hill Descent Control Licences means the agreements as identified at Part C of Schedule 22;

HMRC is defined in the Tax Deed;

ICTA 1988 means the Income and Corporation Taxes Act 1988;

Identified Third Party “A” IP means Third Party IP (other than Third Party IT) that is subject to an agreement in the name of a member of the Seller Group as identified in Part A of Schedule 22 (each a Seller Third Party “A” Licence);

Identified Third Party “A” Licensor means the third party that grants rights in the Identified Third Party “A” IP to a member of the Seller Group pursuant to a Seller Third Party “A” License;

Information Technology Agreement means the Information Technology Agreement to be entered into between certain members of the Seller Group and certain Target Companies in the Agreed Form;

EXECUTION VERSION

Initial Purchase Price means an amount equal to:

(a)	the Bid Price;

less

(b)	the amount of the Estimated Net External Indebtedness, if a positive amount; or

plus

(c)	the amount of the Estimated Net External Indebtedness if a negative amount (expressed as a positive number); and

plus

(d)	the amount of the Estimated Intra-Group Balances, if a positive amount; or

less

(e)	the amount of the Estimated Intra-Group Balances, if a negative amount (expressed as a positive number); and

less

(f)	the sum of the Halewood Plant Consideration, the Halewood Site Consideration, the Halewood Sports and Social Club Consideration and the IP Consideration; and

less

(g)	the Ford Subscription Shares Consideration; and

less

(h)	the Jaguar Shares Consideration;

Intellectual Property Agreements means the Intellectual Property Common Terms Agreement, Intellectual Property Licensing Agreements and Intellectual Property Assignment Agreements to be entered into between certain members of the Seller Group and certain Target Companies in the Agreed Form;

Intellectual Property Common Terms Agreement means the Agreement on Common Terms relating to the Intellectual Property Licensing and Assignment Agreements between Jaguar Cars Limited, Land Rover UK, Ford Motor Company, Ford Motor Company Limited, Ford-Werke GmbH, Volvo Car Corporation, Ford España S.L., Ford Motor Company (Belgium) N.V., Ford Global Technologies, LLC and Mazda Motor Corporation;

EXECUTION VERSION

Intellectual Property Licences means all licences or agreements (other than JLR IT Contracts and Seller IT Contracts) under which:

(a)	any member of the Seller Group uses or exploits Intellectual Property Rights owned by any other party; or

(b)	any member of the Seller Group has licensed or agreed to license Intellectual Property Rights to, or otherwise permit the use of any Intellectual Property Rights by, any other party;

Intellectual Property Rights means rights in patents, inventions, utility models, works of authorship, data, designs, databases, software, topography and mask works, Know-how, trade marks, service marks, trade, business and domain names, logos, trade dress or get-up, goodwill, copyright, moral rights and any other intellectual property or proprietary rights along with all rights to sue or collect damages for infringement, unfair competition or other violations thereof in each case whether registered or unregistered and including all applications and registrations for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world;

Interim Cash Flow means in relation to any Delayed NSC, the cash flow, calculated in accordance with Clause 8.10, generated by the relevant Delayed NSC (regardless of when it becomes a Delayed NSC) during the Interim Cash Flow Period;

Interim Cash Flow Period means the period from the Completion Date until the close of business on the last Business Day before the Carve-out Date;

Intra-Group Balances means the Intra-Group Receivables less the Intra-Group Payables, as set out in the Final Completion Statement;

Intra-Group Balances Adjustment means the amount by which the Intra-Group Balances exceed or are less than the Estimated Intra-Group Balances, as set out in the Final Completion Statement;

Intra-Group Payables means the aggregate of all amounts which are, at the Completion Date, owed by any Target Company or NSC Newco (existing at Completion and having been acquired by a member of the Buyer’s Group) to any member of the Seller Group including any interest accrued thereon but excluding Intra-Group Trade Payables and external receivables financing balances provided by Ford Motor Credit Corporation, as set out in the Final Completion Statement;

Intra-Group Receivables means the aggregate of all amounts which are, at the Completion Date, owed by any member of the Seller Group to any Target Company or NSC Newco (existing at Completion and having been acquired by a member of the Buyer’s Group) including any interest accrued thereon but excluding Intra-Group Trade Receivables as set out in the Final Completion Statement;

EXECUTION VERSION

Intra-Group Trade Payables means the aggregate of all amounts which are, at the Completion Date, owed by:

(a)	any Target Company;

(b)	any NSC Newco (existing at Completion and having been acquired by a member of the Buyer’s Group); or

(c)	to the extent relating to Jaguar and/or Land Rover, any member of the Seller Group,

to any member of the Seller Group in respect of goods and services provided in the ordinary course of trading, as set out in the Final Completion Statement;

Intra-Group Trade Receivables means the aggregate of all amounts which are, at the Completion Date, owed by any member of the Seller Group to:

(a)	any Target Company;

(b)	any NSC Newco (existing at Completion and having been acquired by the Buyer); or

(c)	to the extent relating to Jaguar and/or Land Rover, any member of the Seller Group in respect of goods and services provided in the ordinary course of trading, as set out in the Final Completion Statement;

IP Consideration means the sum of US$960,000,000;

IT Infrastructure shall have the meaning assigned to such term in the Information Technology Agreement;

IT System shall have the meaning assigned to such term in the Information Technology Agreement;

IT Systems and Services means all communications systems and computer systems including software, systems, applications, tools, functionality, code, data, hardware, equipment or other items, along with support, maintenance or other services provided for or in connection with the foregoing;

Jaguar means the business of designing, testing, manufacturing, marketing, selling and distributing Jaguar vehicles and replacement and service parts and components and assemblies for such vehicles and/or for Land Rover vehicles carried on by the Target Companies, the Embedded NSCs and the Seller Group, together with the associated activities carried on at Gaydon, Warwickshire and Browns Lane, Coventry;

Jaguar Cars Limited means a private limited company incorporated under the laws of England and Wales under registration number 01672070, whose registered office is at Abbey Road, Whitley, Coventry, CV3 4LF, UK;

Jaguar Shares Consideration means US$1 (one);

EXECUTION VERSION

JEPP means the Jaguar Executive Pension Plan governed by a Definitive Trust Deed and Rules dated 14 August 2002 made between Jaguar Cars Limited and Jaguar Executive Pension Trustees Limited (as amended);

JEPP Contribution means the sum of £9,000,000 or such other higher or lower sum as is produced by the application to that sum of the adjustment mechanism set out in paragraph 2(a)(i) to (iii) of the Heads of Agreement relating to the JEPP;

JLR means Jaguar and Land Rover;

JLR Assets means the JLR Contracts, the Completion Business Assets and the property, undertaking, rights and assets owned by the Seller Group which relate exclusively to Jaguar and/or Land Rover, other than the Excluded Assets;

JLR-Caterpillar Contract means together (i) the Value Added Logistics Services Agreement between Land Rover UK and Caterpillar Logistics Client Services (UK) Limited dated 1 January 2002 (as amended); (ii) the Logistics Services Agreement between Premier Automotive Group Australia Proprietary Limited and Caterpillar Logistics FT Services LLC dated 3 July 2002 (iii) Land Rover European Logistics Services Agreement between Land Rover and Caterpillar Logistics Client Services (UK) Limited dated 1 January 2002 (as amended); and (iv) Land Rover United States Logistics Services Agreement between Land Rover North America Inc. and Caterpillar Logistics Client Services (UK) Limited dated 1 January 2002;

JLR Contracts means all the contracts, engagements, licences, guarantees and other commitments with a third party entered into by any member of the Seller Group or assigned to or held on trust for any member of the Seller Group which relate exclusively to Jaguar and/or Land Rover and remain outstanding in any respect at Completion but excluding the Excluded Contracts and the Split Contracts;

JLR Employee means persons employed by a member of the Seller Group or any Target Company wholly or mainly in relation to Jaguar and/or Land Rover and identified (on an anonymised basis) as JLR Employees in the Employee Lists referred to in the Disclosure Letter;

JLR Intellectual Property Rights means the rights and benefits granted to Jaguar and/or Land Rover pursuant to the terms of the Intellectual Property Agreements;

JLR IT System and Infrastructure shall have the meaning assigned to such term in the Information Technology Agreement;

EXECUTION VERSION

JLR IT Contract means all agreements (including all insurance policies, licence, lease, development, maintenance, support, escrow, security, disaster recovery, website hosting, outsourcing, facilities management, utilisation, bureau, on line services and service agreements) under which:

(a)	any Target Company or Embedded NSC has the right to use or otherwise exploit JLR IT System and Infrastructure owned or provided by any third party; or

(b)	any Target Company or Embedded NSC has provided or agreed to provide JLR IT System and Infrastructure to any third party;

JLR Manufacturing Grants means the industrial development grants, regional assistance awards and other grants, awards and assistance provided to any Target Company or any member of the Seller Group in relation to Jaguar and/or Land Rover by any Governmental Entity details of which are provided in section 5.02 of the Data Room;

JLR Records means books, accounts, reports, returns and records (other than such information (if any) restricted under the Vehicle Finance Separation Agreements) relating to Jaguar and/or Land Rover maintained during the period prior to Completion (other than data or information comprising Intellectual Property rights owned by a third party and licensed to Jaguar and/or Land Rover pursuant to an agreement between the third party and a member of the Seller Group);

JLR Senior Employee means any JLR Employee whose grade is at or above Leadership Level 5 and who are identified in the Disclosure Letter;

JLR Shared Services Headcount means the number of full time equivalent headcount which JLR utilises in a Shared Services Territory as identified in the Disclosure Letter;

JLR Subsidiary means each subsidiary of the Sale Companies, further particulars of which are set out in Part 2 of Schedule 1;

JLR Worker means any person who is supplied by an agency to Jaguar and/or Land Rover, or any person who is a contractor providing services to Jaguar and/or Land Rover, in either case who is not a JLR Employee;

JLR Wrong Pocket Employee means an individual identified as such in the Employee Lists referred to in the Disclosure Letter;

JPP means the Jaguar Pension Plan governed by a Second Definitive Trust Deed and Rules dated 13 August 2002 made between Jaguar Cars Limited and Jaguar Pension Trustees Limited (as amended);

EXECUTION VERSION

JPP Contribution means the sum of £120,000,000 or such other higher or lower sum as is produced by the application to that sum of the adjustment mechanism set out in paragraph 2(a)(i) to (iii) of the Heads of Agreement relating to the JPP;

Know-how means all know-how, trade secrets and confidential information, in any form (including paper, electronically stored data, magnetic media, film and microfilm) including without limitation financial and technical information, drawings, formulae, test results or reports, project reports and testing procedures, information relating to the working of any product, process, invention, improvement or development, instruction and training manuals, tables of operating conditions, information concerning intellectual property portfolio and strategy, market forecasts, lists or particulars of customers and suppliers, sales targets, sales statistics, prices, discounts, margins, future business strategy, tenders, price sensitive information, market research reports, information relating to research and development and business development and planning reports and any information derived from any of them;

Land Rover means the business of designing, testing, manufacturing, marketing, selling and distributing Land Rover vehicles and replacement and service parts and components and assemblies for such vehicles and/or Jaguar vehicles carried on by the Target Companies, the Embedded NSCs and the Seller Group, together with the associated activities carried on at Gaydon, Warwickshire and Solihull, Birmingham;

Land Rover UK means an unlimited company incorporated under the laws of England and Wales under registered number 04019301, whose registered office is at Banbury Road, Gaydon, Warwick, Warwickshire CV35 ORR, UK;

Land Rover (South Africa) (Pty) Ltd means a private limited company incorporated in South Africa under number 2001/027269/07 and wholly owned by Ford Motor Company Southern Africa (Pty) Limited;

Laws or Law means any applicable statutes, secondary legislation, directives, regulations, resolutions, statutory guidance, codes of practice having the force of law, civil, criminal or administrative law, common law, notice, instruction, order, judgement, award, ruling or other requirement of any Governmental Entity or the rules of any recognised stock exchange in the Territory;

Liabilities means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;

LIBOR means the British Bankers’ Association Interest Settlement Rate for the offering of sterling deposits for a period of six (6) months displayed on the appropriate Reuters screen at or about 11.00 am (London time) on the first day of the relevant interest period or, if such a day is not a Business Day, on the next succeeding Business Day;

EXECUTION VERSION

Long Stop Date means 29 August 2008 or such later date as the Buyer and the Seller may from time to time agree;

Long Term Incentive Plan means the Ford Motor Company 1998 Long-Term Incentive Plan (Amended and Restated as of 1 January 2003, Subject to Shareholder Approval) under which participants may be granted Stock Options or awarded Restricted Stock Units and Performance Stock Rights;

Losses means actions, proceedings, losses, damages, liabilities, claims, costs and expenses including fines, penalties, legal and other professional fees and expenses;

LRPS means the Land Rover Pension Scheme governed by a Definitive Deed dated 29 November 2000 made between Land Rover UK, Land Rover Group Limited and Land Rover Pension Trustees Limited (as amended);

LRPS Contribution means the sum of £120,000,000;

Management Accounts means the special purpose aggregated accounts disclosed in sections 27.115 and 27.162 of the Data Room in respect of the operating units included therein as at and in respect of the year ended 31 December 2007;

Material Adverse Change means any event, circumstance, effect, occurrence or state of affairs or any combination thereof which:

(a)	first occurs after the date of this Sale and Purchase Agreement;

(b)	is materially adverse to the business, operations, assets, or financial condition or results of JLR taken as a whole; and

(c)	is not caused by:

(i)	changes in interest rates, exchange rates or securities or commodity prices;

(ii)	normal seasonal changes in the results of operations of JLR;

(iii)
changes (including changes in economic, financial, market or political conditions) also affecting businesses that compete with the JLR business (except to the extent that such event, circumstance, effect, occurrence or state of affairs that has an effect on JLR that is disproportionate to the effect that it has on other businesses competing with JLR);

(iv)	changes in Laws, regulations or generally accepted accounting principles including Laws, regulations or generally accepted accounting principles specifically affecting the automotive industry;

(v)
any act or omission of any Target Company or NSC Newco (to the extent it exists and has acquired any Embedded NSC Assets at the Completion Date) or any member of the Seller Group at the request or with the express consent of the Buyer; or

(vi)	the announcement of the Proposed Transaction or anything required or expressly permitted to be done prior to the Completion Date under the terms of any of the Transaction Documents;

EXECUTION VERSION

Material Contract means any contract entered into by a Target Company, any JLR Contract and any Split Contract which involves annual revenue or expenditure in excess of US$1,000,000 per annum (attributable to Jaguar and/or Land Rover in the case of a Split Contract) and is incapable of termination by a member of the Seller Group or a Target Company on twelve (12) months or less notice without material penalty;

Material IT Contract means any JLR IT Contract entered into by a Target Company which involves annual expenditure in excess of US$200,000 per annum;

Net External Indebtedness means all borrowings and indebtedness together with any interest and fees accrued on or in respect of such amounts owed by any Target Company or NSC Newco (to the extent it exists at Completion), to any banking, financial, acceptance, credit, lending or other similar institution or organisation or any institutional investor (including VAT financing balances), minus Cash and cash equivalents of any Target Company or NSC Newco (to the extent it exists at Completion) together with any interest accrued on such amounts, as set out in the Final Completion Statement and, for the avoidance of doubt, excluding any (a) Intra-Group Payables; (b) Intra-Group Receivables; and (c) external receivables financing balances (as referred to in the Vendor Diligence Reports) including any interest thereon;

Net External Indebtedness Adjustment means the amount by which the Net External Indebtedness exceeds or is less than the Estimated Net External Indebtedness, as set out in the Final Completion Statement;

NSC Cash means the amount, if any, by which the Carve-out Intra-Group Receivables exceed the Carve-out Intra-Group Payables;

NSC Debt means the amount, if any, by which the Carve-out Intra-Group Payables exceed the Carve-out Intra-Group Receivables;

NSC Interim Management Agreement means the agreement relating to the management of Delayed NSCs to be entered into between the Buyer and the Seller in the Agreed Form;

NSC Long Stop Date means the day after the last Business Day in the calendar month that falls eighteen (18) months after the Completion Date (unless such date is less than five (5) Business Days prior to the end of the calendar month, in which case the NSC Long Stop Date shall be on the day after the last Business Day of the following calendar month), or such later date as the Buyer and the Seller may from time to time agree;

NSC Newco means, in relation to an Embedded NSC, the transferee company identified in Sections 1 or 3 of Part 2 of Schedule 8;

NSC Properties means the properties specified in Part 3 of Schedule 10;

EXECUTION VERSION

NSC Reorganisation means, collectively, the reorganisation in relation to each Embedded NSC contemplated by Clauses 7 and 8;

NSC Reorganisation Advice means, with respect to each Delayed NSC, a written memorandum of the relevant local counsel setting forth: (i) the identification of the Transfer Conditions relating to the NSC Newco or Target Company; and (ii) the identification of the other registrations, permits and licences (which are not Transfer Conditions) in connection with the trading and operations of the NSC Newco or Target Company;

NSC Set Up Costs means all reasonable costs and expenses incurred by any member of the Seller Group in relation to the creation and setting up of the relevant NSC Newco and the identification and satisfaction of the Transfer Conditions relating to the NSC Newcos, Target Companies and Third Party Importers being: (i) fees and expenses of professional advisors (including lawyers, accountants, consultants and any independent valuers); (ii) share capital subscribed in cash of any relevant NSC Newco; (iii) incorporation fees; (iv) title insurance, registration fees and expenses; (v) costs of obtaining permits, licenses and Governmental Entity approvals; and (vi) 50% of the costs and expenses incurred in physically implementing the Separation Actions identified in Schedule 10, and shall for the avoidance of doubt exclude (a) the costs of professional advice taken by any member of the Seller Group unrelated to the creation and set up of a NSC Newco; (b) internal costs of any member of the Seller Group (including any Tax liability of a member of the Seller Group); (c) costs (such as stamp duty and transfer fees) associated with the transfer of the Embedded NSC to a NSC Newco, Target Company, Third Party Importer or (at the NSC Long Stop Date) the Buyer; and (d) 50% of the costs and expenses incurred in physically implementing the Separation Actions identified in Schedule 10;

NSC Target Properties means together those NSC Properties:

(a)	specified in Category A of Part 3 of Schedule 10; and

(b)	located either in Canada or the United States and specified in Category B of Part 3 of Schedule 10,

and NSC Target Property means any one of them;

NSC Transferring Employees means any JLR Employee who is not at the date of this Sale and Purchase Agreement:

(a)	employed by any Sale Company;

(b)	employed by a JLR Subsidiary; or

(c)	a Ford US Secondment Agreement Employee;

and who is identified (on an anonymised basis) as a NSC Transferring Employee in the Employee List referred to in the Disclosure Letter;

Non-Transferring Dealer Agreement has the meaning set out in Schedule 9;

Patented Technologies means inventions, utility models, products, methods, processes and other technology falling within any valid claim of any patent or patent application along with any continuation, continuation-in-part, divisional, foreign counterpart or renewal or extension of any of the foregoing, provided that such patents or patent applications have not lapsed or been withdrawn, abandoned or finally rejected;

EXECUTION VERSION

PBCPA means the UK Public Bodies Corrupt Practices Act of 1889;

PCA means the UK Prevention of Corruption Acts 1906 and 1916;

Pensions Regulator has the meaning set out in the Pensions Act 2004;

Performance Stock Right has the meaning set out in clause 4 (Performance Stock Rights and Final Awards) of the Long-Term Incentive Plan;

Permitted Encumbrances means (i) security interests arising in the ordinary course of business or by operation of Law; (ii) security interests arising under sales contracts with title retention provisions and equipment leases with third parties; (iii) security interests affecting the interests of the landlord or any superior landlord in respect of any leasehold Properties where such landlord or superior landlord is not a Target Company; (iv) licence agreements; and (v) any Encumbrance that is to be or is released on or prior to Completion;

Pre-Completion Reorganisation means the transactions relating to certain Target Companies and certain members of the Seller Group between the date of this Sale and Purchase Agreement and Completion as described in Part 1 of Schedule 8;

Previously Owned Land means land located in the United Kingdom that has at any time before the date of this Sale and Purchase Agreement been owned or occupied or used by the Target Companies other than the UK Properties;

Product Recall means a vehicle repair campaign (whether voluntary or required by a Governmental Entity) to address safety-related or emissions-related product defects or non-compliances, where Jaguar and/or Land Rover, their importer, national sales company, or other market representative has directly notified each affected customer to deliver the vehicle in question to an authorized service provider for repair, and where the subject repair was performed at no cost to the customer;

Product Regulatory Requirement means a mandatory legal standard, certification, or approval related to motor vehicle safety, emissions, or the environment, that must be met or obtained by the Target Companies or Embedded NSCs in order for Jaguar or Land Rover vehicles to be legally sold or imported in countries where the Target Companies or Embedded NSCs sell or import JLR vehicles;

EXECUTION VERSION

Property Owning Entity means:

(a)	in relation to the UK Properties the entity specified as the “registered proprietor/owner at the date of this Sale and Purchase Agreement” in Parts 1 and 2 of Schedule 10; and

(b)	in relation to the NSC Target Properties the entity specified as the “Current Corporate Entity” in relation to that property in Part 3 of Schedule 10;

Proposed Transaction means the sale and purchase of the Sale Shares and the JLR Assets, and the issuance of and subscription for the Tata Subscription Shares as contemplated by the terms of this Sale and Purchase Agreement;

Prospective Dealer/Framework Agreement Termination Notice has the meaning given to that term in Schedule 9;

Prospective Dealer Agreement has the meaning given to that term in Schedule 9;

Purchase Price means the total consideration payable for the Sale Shares and the JLR Assets in accordance with Clause 3.1;

Receivables means receivables owing to any member of the Seller Group in respect of goods supplied or services rendered prior to Completion (whether or not such goods or services have been invoiced prior to Completion) and relating exclusively to Jaguar and/or Land Rover;

Relief is defined in the Tax Deed;

Reorganisation Plan means the reorganisation plan (as amended from time to time in accordance with Clause 6.7) for each jurisdiction in which there is a Delayed NSC and which details: (i) where appropriate, the legal steps required for the establishment of the NSC Newco in the relevant jurisdiction; (ii) the Transfer Conditions; (iii) the other permits, consents, licences and regulatory approvals (which are not Transfer Conditions) in connection with the trading and operations of the NSC Newco or Target Company; (iv) the steps required to be undertaken for the Embedded NSC Assets, applicable NSC Transferring Employees and applicable related Assumed Liabilities of the Delayed NSC to be transferred into the relevant NSC Newco, the relevant Target Company or the relevant Third Party Importer; (v) where appropriate, the steps required for the sale of shares in the NSC Newco to the Buyer; or a Target Company (vi) where appropriate, the steps to create a list of accounts and opening balance sheet for the NSC Newco; and (vii) which annexes a compilation of the assets by category of the Embedded NSC Assets and the Seller’s best estimate of the Assumed Liabilities in respect of the Delayed NSC;

Replacement Dealer Agreement has the meaning given to that term in Schedule 9;

Replacement Prospective Dealer Agreement or Framework Agreement has the meaning given to that term in Schedule 9;

EXECUTION VERSION

Representative Body means any association, trade union, works council or any person elected or appointed to represent any employees of the Target Companies or any NSC Transferring Employees;

Reserved Territory means France;

Restricted Stock Units has the meaning set out in clause 6 (Stock and Other Stock-Based and Combination Awards) of the Long-Term Incentive Plan;

Sale and Purchase Agreement means this Sale and Purchase Agreement;

Sale Companies means the companies listed in Part 1 of Schedule 1;

Sale Shares means all of the issued shares in the Sale Companies owned by the Seller Group, details of which as at the date hereof are set out in Part 1 of Schedule 1, any Ford Subscription Shares, and the whole of the issued share capital of each NSC Newco to the extent that the shares of such NSC Newco are transferred at the Completion Date to the transferee indicated in Schedule 19;

Secondee means those individuals identified in the Employee Lists and Secondee Lists in the Disclosure Letter who are to be seconded under any of the Secondment Agreements;

Secondment Agreements means the agreements (excluding the Ford US Secondment Agreement) to be entered into between relevant members of the Seller Group and the Buyer’s Group which provide for the secondment of certain individuals between them on specified terms in the Agreed Form or (subject to the agreement of the parties) with such amendments as may be necessary in order to comply with local law in a particular jurisdiction;

Seller Group means the Seller together with its Affiliates from time to time but excluding the Target Companies and (to the extent they exist and have acquired any Embedded NSC Assets at the relevant time) NSC Newcos;

Seller Group Shared Services Headcount means the number of full time equivalent headcount which the relevant Seller Group Company utilises in a Shared Services Territory as identified in the Disclosure Letter;

EXECUTION VERSION

Seller IT Contract means all agreements (including all insurance policies, licence, lease, development, maintenance, support, escrow, security, disaster recovery, website hosting, outsourcing, facilities management, utilisation, bureau, on line services and service agreements) under which:

(a)	any member of the Seller Group has the right to use or otherwise exploit the IT System and IT Infrastructure owned or provided by any third party; or

(b)	any member of the Seller Group has provided or agreed to provide the IT System and IT Infrastructure to any third party;

Seller Third Party “B” Licence means an agreement in the name of a member of the Seller Group as identified in Part B of Schedule 22;

Seller’s Relief has the same meaning as Covenantor’s Relief in the Tax Deed;

Seller’s Solicitors means Hogan & Hartson of Juxon House, 100 St Paul’s Churchyard, London, EC4M 8BU;

Seller Wrong Pocket Employee means an individual identified as such in the Employee Lists referred to in the Disclosure Letter;

Separation Agreements means documents listed in Part 2 of Schedule 15;

Separation Product Supply Agreements means each of the supply agreements listed in Part 2 of Schedule 15 (under section C and numbered 1, 2, 3, 4, 5 and 7);

Shared Services Employee means a JLR Employee who occupies a role which involves performing work for Jaguar and/or Land Rover and another Seller Group brand;

Shared Services Territory means Australia, Brazil, China, Japan, Korea and Norway;

Specified Working Capital Amount means the negative amount of US$600,000,000;

Split Contract means any contract, engagement, licence, guarantee and other commitment with a third party entered into by, or held on trust for or assigned to, any member of the Seller Group and/or a Target Company which relates partly to Jaguar and/or Land Rover and partly to any other business carried on by the Seller Group other than the Excluded Contracts;

Stock means raw materials, unfinished goods, parts and work in progress relating exclusively to Jaguar and/or Land Rover;

Stock Option has the meaning set out in clause 5 (Options and Stock Appreciation Rights) of the Long-Term Incentive Plan;

Surviving Contracts means the agreements identified in Schedule 13;

EXECUTION VERSION

Target Companies means:

(a)	the Sale Companies;

(b)	the JLR Subsidiaries; and

(c)	Land Rover (South Africa) (Pty) Ltd,

and Target Company means any of them;

Tata Subscription Shares means new ordinary shares in Land Rover UK subscribed by the Buyer or a member of the Buyer’s Group at Completion;

Tax is defined in the Tax Deed;

Tax Authority is defined in the Tax Deed;

Tax Deed means the indemnity relating to Tax to be entered into on Completion between the Seller and the Buyer in the Agreed Form;

Taxes Act 1988 is defined in the Tax Deed;

TCGA is defined in the Tax Deed;

Territory means any territory in which any Target Company, NSC Newco (to the extent it exists at the relevant time) or, in relation to Jaguar and/or Land Rover, any member of the Seller Group carries on business;

Third Party Agreement has the meaning set out in Paragraph 10.1.5 of Schedule 4;

Third Party Importer means a person or entity unrelated to the Buyer’s Group, the Target Companies or the Seller Group to which an Embedded NSC is to be transferred as contemplated by Section 3 Part 2 of Schedule 8;

Third Party IP means Intellectual Property Rights owned by a third party;

Third Party IT means aspects of the IT System or of Company Applications and Services that are owned by a third party;

TOPS Lease means a lease to be entered into between Jaguar Cars Limited and Ford Motor Company Limited of an area comprising site for trailer parking spaces and a building comprising offices and canteen forming part of the Halewood Site;

TOPS Service Level Agreement means an agreement relating to the occupation by Ford Motor Company Limited of part of the Halewood Site as a result of the TOPS Lease in the Agreed Form;

EXECUTION VERSION

Transfer Conditions means in relation to an Embedded NSC;

(a)
the conditions set out in Part 2 of Schedule 8, being the registrations, permits and licences which the Seller is advised by local counsel are required for the NSC Newco to operate and trade lawfully (save where any Law prevents such registrations, permits and licenses from being obtained before the Embedded NSC has been transferred to the NSC Newco); and

(b)
the occurrence of the separation actions with respect to such Embedded NSC specified in relation to the NSC Properties set out in category B of Part 3 of Schedule 10 (such actions to be carried out in accordance with Part 4 of Schedule 10);

Transferring Dealer Agreement has the meaning given to that term in Schedule 9;

Transaction Documents means this Sale and Purchase Agreement and any other documents entered into pursuant hereto, being each of the documents referred to in Schedule 15;

Treaty means the double taxation agreement between the United Kingdom and the jurisdiction in which the Treaty Seller is resident for tax purposes;

Treaty Seller means a licensor or assignor of United Kingdom Patents resident in a Treaty State and which is entitled, in respect of the payment of IP Consideration relating to United Kingdom Patents, to the benefit of the provision of the relevant Treaty which makes provision for full exemption from the Tax that would otherwise be imposed under section 524(3) of ICTA 1988 and/or section 910 of the Income Tax Act 2007;

Treaty State means a jurisdiction having a Treaty with the United Kingdom which makes provision for full exemption from any Tax imposed under section 524(3) of ICTA 1988 and/or section 910 of the Income Tax Act 2007;

UK Pension Schemes means the JPP, JEPP and the LRPS;

UK Properties means together the Certificated Properties and the Uncertificated Properties, and UK Property means any one of them;

UK Seller means a licensor or assignor of United Kingdom Patents resident in the United Kingdom for Tax purposes;

Uncertificated Properties means the properties identified in Part 2 of Schedule 10;

United Kingdom Patents means “United Kingdom patents” as defined at section 533 of ICTA 1988;

US$ means United States Dollars;

US Dealer Agreement has the meaning given to that term in Schedule 9;

EXECUTION VERSION

US Dealer Wrongful Termination Claim has the meaning given to that term in Schedule 9;

US GAAP means United States Generally Accepted Accounting Principles;

VAT means value added tax chargeable under or pursuant to VATA 1994 or the EC Council Directive 2006/112/EC on the common system of value added tax or any similar sales, purchase or turnover tax chargeable outside the European Union;

VATA 1994 means the Value Added Tax Act 1994;

Vehicle Finance Separation Agreements means (i) the Vehicle Finance Separation Agreement between Ford Motor Credit Company LLC and Land Rover UK in the Agreed Form; and (ii) the Vehicle Finance Separation Agreement between Ford Motor Credit Company LLC and Jaguar Cars Limited in the Agreed Form;

Vendor Diligence Reports means the vendor diligence reports dated 5 July 2007 and 15 June 2007 prepared for the Buyer at the request of the Seller by KPMG LLP and Bain & Company Inc., respectively;

Visteon means Visteon Global Technologies, Inc.;

Visteon Intellectual Property Agreement means the Intellectual Property Agreement entered into by and between Visteon Global Technologies, Inc., and Ford Global Technologies, Inc., dated 31 March 2000;

Voluntary Termination Agreement has the meaning given to that term in Schedule 9;

Warranties means the warranties given by the Seller in Clause 11.1 and Schedule 4 (including, for avoidance of doubt, the Bring-Down Warranties) and any warranties given by any member of the Seller Group in the Intellectual Property Agreements or the Information Technology Agreement;

Waste means any discarded substance, material or article and includes any waste as defined in the Environmental Protection Act 1990;

Working Capital Adjustment means the amount, if any, payable by the Buyer to the Seller or by the Seller to the Buyer pursuant to Clause 10.2.4; and

Working Capital Amount means the Working Capital Amount as at Completion, as set out in the Final Completion Statement.

1.2	Interpretation

1.2.1	In this Sale and Purchase Agreement, subject to any express contrary indication:

(a)	words (including the definitions in Clause 1.1) importing the singular shall include the plural and vice versa;

EXECUTION VERSION

(b)	any reference to any gender shall include the other genders;

(c)	any reference to a person shall be construed as including:

(i)
any person, firm, company, corporation, society, trust, foundation, government, state or agency of a state or any association or partnership (in each case whether or not having separate legal personality) of two or more of these;

(ii)	a reference to the successors, permitted transferees and permitted assignees of any of the persons referred to in Paragraph (i) above;

(d)
any reference to this Sale and Purchase Agreement or any other agreement or document shall be construed as a reference to that agreement or document as it may have been, or may from time to time be, amended, varied, novated, replaced or supplemented;

(e)	any reference to a Clause shall be construed as a reference to a clause of this Sale and Purchase Agreement;

(f)	the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)	general words introduced by the word other shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)
any phrase introduced by the words include, including or in particular or any similar words or expression shall be construed as illustrative and shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(g)	any references to in writing shall include any modes of reproducing words in a legible and non-transitory form but shall not include e-mail;

(h)	any reference to a Paragraph shall be construed as a reference to a paragraph of the Schedule in which such reference appears;

(i)	any reference to a Part shall be construed as a reference to a part of the Schedule in which such reference appears;

(j)	any reference to a Schedule shall be construed as a reference to a schedule to this Sale and Purchase Agreement;

(k)
any reference to a Law shall be construed as a reference to it as it may have been, or may from time to time be, (with or without modification) amended or re-enacted except that, as between the parties, no such amendment or modification shall apply for the purposes of this Sale and Purchase Agreement other than Clauses 8, 23.8 and 23.9 to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(l)
any reference to any English statutory reference or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction (other than England) be deemed to include what most nearly approximates in that jurisdiction to the English legal term or Tax issue covered by that statutory reference or legal term; and

(m)	holding company and subsidiary shall have the meaning ascribed thereto in Section 736 of the Companies Act 1985, as amended; and

EXECUTION VERSION

(n)
material means material in the context of JLR taken as a whole, unless the context otherwise specifies, and when assessing such materiality for the purposes of Schedule 4 to this Sale and Purchase Agreement the parties shall have regard to the amount agreed by the parties and set out in Paragraph 1.1.1(a) of Schedule 5.

1.2.2	The table of contents and all headings in this Sale and Purchase Agreement are for ease of reference only and shall not affect the interpretation of this Sale and Purchase Agreement.

2.	SALE AND PURCHASE

2.1	Sale and Purchase

Upon the terms and subject to the conditions of this Sale and Purchase Agreement, the Seller agrees to sell or procure the sale of, and the Buyer agrees to buy or procure the purchase by a member of the Buyer’s Group (or, to the extent permitted by this Sale and Purchase Agreement, a Target Company) of, the Sale Shares, the JLR Assets (including the Embedded NSC Assets, the Halewood Plant, the Halewood Assets and the Halewood Properties), the JLR Intellectual Property Rights and the shares in NSC Newcos not transferred at Completion.

2.2	Sale Shares and JLR Assets

The Sale Shares shall be sold free from all Encumbrances with Full Title Guarantee and together with all rights attaching thereto including the right to dividends and distributions declared, made or paid thereon after Completion, and, subject to the terms of the Separation Agreements and other Transaction Documents, the JLR Assets (other than the Halewood Properties to be transferred in accordance with provisions of Schedule 17 and the Halewood Plant) shall be sold free from all Encumbrances, other than Permitted Encumbrances, and, subject thereto, with Full Title Guarantee.

3.	CONSIDERATION

3.1	Amount

The total consideration payable by the Buyer to the Seller for the Sale Shares and, for and on behalf of the relevant member of the Buyer’s Group or relevant Target Company (as applicable), for the JLR Assets (other than the Ford Subscription Shares Consideration, the Jaguar Shares Consideration, the Halewood Plant Consideration, the Halewood Site Consideration, the Halewood Sports and Social Club Consideration and the IP Consideration) to be transferred to the Buyer or the relevant member of the Buyer’s Group or relevant Target Company (as applicable) hereunder (the Purchase Price) shall be an amount equal to the Initial Purchase Price as adjusted (in accordance with Clause 10) by:

(a)	the Intra-Group Balances Adjustment;

(b)	the Net External Indebtedness Adjustment; and

(c)	the Working Capital Adjustment.

EXECUTION VERSION

3.2	Adjustment to the Consideration

Any consideration received by the Seller in connection with the transactions described in this Sale and Purchase Agreement shall be received by the Seller as agent for and on behalf of the relevant member of the Seller Group.  Any payment made by the Seller to the Buyer (or by the Buyer to the Seller) in respect of any Warranty or any claim for any breach of this Sale and Purchase Agreement or pursuant to any covenant, undertaking or indemnity contained in this Sale and Purchase Agreement (including the post Completion adjustments in Clause 10) or the Tax Deed, shall to the extent possible be made by way of adjustment to the consideration paid under this Sale and Purchase Agreement.  The Seller shall receive or make such payment as agent for and on behalf of the relevant member of the Seller Group and such consideration shall be deemed to have been reduced (or increased, if the payment is from the Buyer to the Seller) by the amount of that payment.

4.	CONDITIONS TO COMPLETION

4.1	Completion shall be conditional upon the satisfaction of the following Conditions:

4.1.1	the European Commission (Commission) issuing a decision pursuant to Council Regulation (EC) 139/2004 (the EC Merger Regulation) that:

(a)	the Proposed Transaction falls outside the scope of the EC Merger Regulation under Article 6.1(a); or

(b)	the Proposed Transaction is compatible with the Common Market under Article 6.1(b) EC Merger Regulation without attaching to its decision any condition or obligation; or

(c)	after initiating proceedings under Article 6.1(c) EC Merger Regulation, the Proposed Transaction is compatible with the Common Market without attaching to its decision any condition or obligation; or

(d)
either pursuant to Article 6.1(b) EC Merger Regulation, or after initiating proceedings under Article 6.1(c) EC Merger Regulation pursuant to Article 8(2) EC Merger Regulation, the Proposed Transaction is compatible with the Common Market subject to the fulfilment of one or more conditions or obligations which the Buyer is obliged to accept in accordance with Clause 4.2.4 below; or

(e)	a derogation is granted in accordance with Article 7(3) EC Merger Regulation.

4.1.2
any applicable waiting period (including extensions of such periods) which may be required under the Hart-Scott Rodino Antitrust Improvements Act 1976 (as amended) (HSR Act) and the regulations made under the HSR Act having expired, lapsed or been terminated in respect of the Proposed Transaction provided that the Buyer and the Seller shall each promptly make an appropriate filing of the notification and report form under the HSR Act in respect of the Proposed Transaction and promptly provide any additional information and documentary material requested pursuant to the HSR Act;

4.1.3
except to the extent waived pursuant to Clauses 4.3.1, 4.3.2 or 4.3.3, all other mandatory merger control filings in respect of the Proposed Transaction in the jurisdictions listed in Schedule 18 having been made and all approvals necessary for the Proposed Transaction having been obtained from each relevant Competition Authority in such jurisdiction, in each case whether by lapse of time or by express confirmation of the relevant Competition Authority; and

EXECUTION VERSION

4.1.4
each of the Seller, the Buyer and all other parties named or referred to as an applicant in the applications for the Clearance Statements having not received any written notice from the Pensions Regulator that any of the Clearance Statements have ceased to bind the Pensions Regulator, any such notice being in effect immediately before the last of the Conditions in Clauses 4.1.1, 4.1.2 and 4.1.3 has either been satisfied or duly waived.

4.2	Efforts to Satisfy the Conditions

4.2.1
Subject to Clause 4.2.4 the Seller and the Buyer shall each use all reasonable endeavours to ensure satisfaction of the Conditions at its own expense, including the payment of any fees to any Governmental Entity or Competition Authority associated with notifying the Proposed Transaction pursuant to the HSR Act and any other applicable mandatory merger notifications required under Clause 4.1 above, provided that the Buyer shall on Completion reimburse the Seller for any fees paid by the Seller to any Governmental Entity or Competition Authority associated with notifying the Proposed Transaction.

4.2.2
The Buyer and the Seller shall furnish to each other such necessary information and reasonable assistance as may be requested in order to determine the jurisdictions in which the approvals referred to in Clause 4.1.3 should be obtained, and in connection with preparation of any filing or submission that is necessary under Clauses 4.1.1 to 4.1.3.

4.2.3
Without prejudice to the generality of the Buyer’s obligations pursuant to Clause 4.2.1, but subject to Clause 4.2.4 the Buyer shall as soon as possible after the date of this Sale and Purchase Agreement take all steps necessary to obtain all mandatory consents, approvals or authorisations of any Governmental Entity or Competition Authority that are required in order to complete the Proposed Transaction and other transactions contemplated by the Transaction Documents including:

(a)
filing any mandatory notification and submission to all relevant Governmental Entities and Competition Authorities as soon as practicable and, in the case of the filings referred to in Clauses 4.1.1 and 4.1.2, no later than ten (10) Business Days following the date of this Sale and Purchase Agreement (or, with respect to any filings made within such period which the relevant Governmental Entity or Competition Authority has determined to be incomplete, such later date on which the relevant Governmental Entity or Competition Authority shall accept the relevant filing as complete, it being understood that the Buyer and the Seller shall use all reasonable endeavours to submit a complete filing as soon as practicable, and in any case within ten (10) Business Days of the date the Governmental Entity or Competition Authority has determined the filing to be incomplete), and the payment of any filing fees assessed by any Governmental Entity or Competition Authority. Any such notification and submission, as well as any supplemental information requested thereafter, shall be in substantial compliance with the requirements of the relevant Governmental Entities and Competition Authorities;

(b)	providing the Seller with the opportunity to review and comment on any drafts of notifications and communications proposed to be submitted to any Governmental Entity or Competition Authority;

(c)
providing the Seller with copies of all communications (other than communications which are immaterial) with any Governmental Entity or Competition Authority (which relate to the Proposed Transaction) as soon as reasonably practicable after being sent or received (as the case may be); and

EXECUTION VERSION

(d)
consulting with and providing the Seller with the opportunity to participate in any material meetings, conference calls or other discussions with any Governmental Entity or Competition Authority (save to the extent such meetings, conference calls or other discussions relate to information which is confidential to the Buyer).

4.2.4
The Buyer shall not be obliged to give any undertakings, whether behavioural or structural, to any relevant Governmental Entity or Competition Authority in order to secure satisfaction of the Conditions in Clauses 4.1.1 to 4.1.3, other than such undertakings as it considers, acting reasonably, to be satisfactory to it, nor to accept the imposition of any conditions or obligations in respect of any consent or approval obtained in connection with the Conditions in Clauses 4.1.1 to 4.1.3, other than such conditions or obligations as it considers, acting reasonably, to be satisfactory to it.

4.2.5	If at any time the Buyer or the Seller becomes aware:

(a)	of a fact or circumstance that might prevent any of the Conditions set out in Clause 4.1 being satisfied; or

(b)	that any of the Conditions set out in Clause 4.1 has been satisfied,

it shall immediately inform the other in writing giving such detail as is practicable.

4.3	Waiver or Failure to Satisfy the Conditions

4.3.1	Subject to Clause 4.3.2, the Conditions may only be waived by written agreement of the Seller and the Buyer provided that:

(a)
if the Condition at Clause 4.1.4 (the Pensions Condition) is unfulfilled solely by reason of the Buyer having breached the covenant at Clause 5.8.1 or because the Buyer has breached its warranty and undertaking in Paragraph 7 of Schedule 11 the Seller alone may waive fulfilment of the Pensions Condition (in which case the Buyer shall be obliged to proceed to Completion upon satisfaction or waiver of the other Conditions); and

(b)
if the Pensions Condition is unfulfilled solely by reason of the Seller having breached the covenant at Clause 5.8.2 or because the Seller has breached its warranty and undertaking in Paragraph 7 of Schedule 11 the Buyer alone may waive fulfilment of the Pensions Condition (in which case the Seller shall be obliged to proceed to Completion upon satisfaction or waiver of the other Conditions).

4.3.2
The Buyer may at any time, without the prior agreement of the Seller and acting in its sole discretion, waive the Conditions set forth in Clause 4.1.3 in respect of those jurisdictions listed in Part B of Schedule 18, by giving notice in writing to the Seller.

4.3.3
If all of the Conditions set forth in Clause 4.1 have been satisfied (or waived in accordance with Clauses 4.3.1 or 4.3.2), other than any merger control approval which remains outstanding in any jurisdiction identified in Part C of Schedule 18, the Buyer and the Seller agree to waive the Condition set forth in Clause 4.1.3 in respect of such outstanding merger control approval or approvals, provided that the Buyer is at that time satisfied, acting in its sole discretion, that implementation of any transaction contemplated by this Sale and Purchase Agreement on the basis of such a waiver (i) would not violate any local Law, (ii) would not have a material adverse effect upon the Guarantor or any of its Affiliates or any Target Company, and (iii) would not create a risk of harm to the business reputation of the Guarantor or any of its Affiliates or any Target Company, or any director, officer, employee, consultant or agent of any of them, and provided further that the Seller is at that time satisfied, acting in its sole discretion, that any such waiver (a) would not violate any local Law; (b) would not have a material adverse effect upon the Seller or any of its Affiliates, and (c) would not create a risk of harm to the business reputation of the Seller or any its Affiliates, or any director, officer, employee, consultant or agent of any of them.

EXECUTION VERSION

4.3.4
In the event that any Condition related to a merger control approval in any jurisdiction identified in  Part B or Part C of Schedule 18 is waived in accordance with this Clause 4.3 with respect to any jurisdiction, any Target Company, Embedded NSC or NSC Newco organised in such jurisdiction, and any JLR Assets located in such jurisdiction, shall not be transferred to the Buyer at Completion, but shall continue to be held by the Seller Group until such time as the Condition with respect to such jurisdiction is met, whereupon the relevant Target Company and JLR Assets shall be promptly transferred to the Buyer (or as the Buyer may direct), and/or the relevant Embedded NSC shall be transferred pursuant to Clauses 7 and 8.

4.3.5	If any of the Conditions has not been satisfied or waived by the Long Stop Date, this Sale and Purchase Agreement shall automatically terminate.

4.4	Effect of Termination

If this Sale and Purchase Agreement terminates pursuant to Clause 4.3.5 or Clause 6.4 to 6.6 each party’s further rights and obligations cease immediately on termination (save for Clauses 1 (Definitions and Interpretation), 23.2 (Announcements), 23.3 (Confidentiality), 23.7 (Costs), 23.15 (Notices), 24 (Governing Law and Disputes) and Paragraphs 9 to 11 of Schedule 9, which will continue in full force and effect) but without prejudice to any accrued rights and obligations at the date of termination.

5.	PERIOD BETWEEN EXCHANGE AND COMPLETION

5.1	Restricted Activities

Subject to Clause 5.2, the Seller shall procure that, between the date of this Sale and Purchase Agreement and Completion (or with respect to an Embedded NSC which is the subject of a waiver pursuant to Clause 4.3.3 until the Condition to which the waiver relates is met), each Target Company, each Embedded NSC and each NSC Newco from the date on which it acquires any Embedded NSC Assets insofar as such date is prior to Completion shall carry on its business in the ordinary and usual course in compliance with all Laws and as carried on prior to the date of this Sale and Purchase Agreement, and shall not carry out any of the acts specified in Schedule 7 without the Buyer’s prior written consent, provided that the Seller may complete the Pre-Completion Reorganisation and the NSC Reorganisation without obtaining such consent.  The Seller shall notify the Buyer of any matter, circumstance or omission which could reasonably be expected to give rise to a breach of this Clause 5.1.

5.2	Access

Except as otherwise prohibited by Law, between the date of this Sale and Purchase Agreement and Completion, upon reasonable request in writing of the Buyer, the Seller shall provide to representatives of the Buyer reasonable access during normal business hours to the premises (including the Halewood Site and other plants and offices), books, records, officers, directors and employees of the Target Companies and the Embedded NSCs, and shall furnish representatives of the Buyer with such financial and operating data and other information (other than such data or other information (if any) that is restricted under the Vehicle Finance Separation Agreements) with respect to the businesses and assets of the Target Companies and the Embedded NSCs (and including such information and documentation relating to the plans and arrangements specified in Part 2 of Schedule 11 as the Buyer shall reasonably require in order to perform its obligations under Clause 16 and Schedule 11 and as has not prior to the date of this Sale and Purchase Agreement been provided in the Data Room), so long as such access shall not result in an unreasonable interference with the operation of the business of the Target Companies or the Embedded NSCs.  For the avoidance of doubt, nothing contained in this Clause 5.2 shall give the Buyer, directly or indirectly, rights to control or direct the operations of the Target Companies or the Embedded NSCs prior to Completion.

EXECUTION VERSION

5.3	General Obligations

Notwithstanding the provisions of Clause 5.1 or Schedule 7 or anything else contemplated by this Sale and Purchase Agreement, between the date of this Sale and Purchase Agreement and Completion, the prior consent of the Buyer shall not be required (and the provisions of Clause 5.1 and Schedule 7 shall not apply) in respect of the following acts, matters or conduct:

5.3.1	any act or conduct which any Target Company or any Embedded NSC is required to take or omit to take as a result of, or in order not to violate, any Law;

5.3.2
the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into prior to the date of this Sale and Purchase Agreement in accordance with the terms thereof;

5.3.3
any act, matter or conduct to be taken by the Seller, any member of the Seller Group, any Target Company or any Embedded NSC in accordance with this Sale and Purchase Agreement or any other Transaction Document, including without limitation any act or conduct taken in accordance with the Pre-Completion Reorganisation or the NSC Reorganisation;

5.3.4
any act, matter or conduct reasonably undertaken in response to events or circumstances beyond the Seller’s control capable of having a material adverse effect upon Jaguar, Land Rover, any Target Company or any Embedded NSC, with the intention of minimising such effect;

5.3.5	any act, matter or conduct undertaken at the written request of the Buyer;

5.3.6	the capitalisation of Jaguar Cars Limited and Land Rover UK to fund the JPP Contribution, JEPP Contribution and LRPS Contribution;

5.3.7
cash management, treasury and other transactions among the Target Companies and the Seller Group undertaken with the intention of positioning the Target Companies toward a debt-free cash-free position at Completion, including but not limited to the payment of dividends by Target Companies, the contribution of capital to Target Companies, the issuance of shares by Target Companies, the granting of loans to and from Target Companies, the settlement or waiver of loans to or from Target Companies and the reorganisation of or reduction in the share capital of Target Companies, provided that no such transaction may constitute financial assistance within the meaning of sections 151 et seq of the Companies Act 1985 in connection with the acquisition of any Sale Shares pursuant to this Sale and Purchase Agreement; or

EXECUTION VERSION

5.4	Transfer of Tooling

Prior to Completion the Seller shall or shall procure the transfer of ownership on the basis of accounting principles set out in column five of Schedule 20 of:

5.4.1	the Non-Common Tooling from the Seller to Jaguar or Land Rover;

5.4.2	the Non-Common Tooling from Jaguar or Land Rover to the Seller;

5.4.3	the Common Tooling from Jaguar or Land Rover to the Seller, and

5.4.4	the Common Tooling from the Seller or a member of the Seller Group to Jaguar or Land Rover,

as set out in Schedule 20 of this Sale and Purchase Agreement.

5.5	Request for Consent

The Buyer shall promptly deal with any written request for consent made by the Seller during the period between the date of this Sale and Purchase Agreement and Completion in relation to any matter which, to be undertaken, requires the consent of the Buyer and the Buyer shall not unreasonably withhold or delay any such consent.  If the Buyer fails to respond within ten (10) Business Days to any written request made by the Seller for the purposes of this Clause 5.5, the Buyer shall be deemed to have consented in writing to all matters to which such request relates.

5.6	Pre-Completion Reorganisation

Between the date of this Sale and Purchase Agreement and Completion, the Seller may procure that the relevant members of the Seller Group and the Target Companies shall implement any of the steps set out in the Pre-Completion Reorganisation in accordance with Part 1 of Schedule 8.

5.7	US Dealers

The Buyer and the Seller shall give effect to Schedule 9 in relation to Jaguar dealers in the United States.

5.8	Pensions Undertakings

5.8.1
Save as required by Law and subject to Paragraph 7 of Schedule 11, the Buyer undertakes that it shall not without the prior written consent of the Seller take, between the date of this Sale and Purchase Agreement and Completion, any action that will or could reasonably be expected by the Buyer acting reasonably to lead directly to any of the Clearance Statements ceasing to bind the Pensions Regulator or to the trustees of any of the JPP, JEPP and LRPS giving notice referred to in Clause 5.8.5.

5.8.2
Save as required by Law and subject to Paragraph 7 of Schedule 11 Part 1, the Seller undertakes that it shall not without the prior written consent of the Buyer take, between the date of this Sale and Purchase Agreement and Completion, any action that will or could reasonably be expected by the Seller acting reasonably to lead directly to any of the Clearance Statements ceasing to bind the Pensions Regulator or to the trustees of any of the JPP, JEPP and LRPS giving notice referred to in Clause 5.8.5.

EXECUTION VERSION

5.8.3
The Seller and the Buyer each undertake to promptly notify the other of any fact or matter known to it which will or could reasonably be expected by the notifying party, acting reasonably, to lead to any of the Clearance Statements ceasing to bind the Pensions Regulator.

5.8.4
The Seller undertakes to use reasonable endeavours following the date of this Sale and Purchase Agreement (upon request in writing by, and for the benefit of, the Buyer and/or Jaguar Cars Limited or Land Rover UK) to enforce compliance with, or to restrain any actual or proposed breach of, the obligation of the trustees of the JPP, JEPP and LRPS under clause 2(e) of each of the Heads of Agreement.  The Buyer or Jaguar Cars Limited or Land Rover UK (as the Buyer deems appropriate) shall reimburse the Seller for all reasonable costs as are incurred by the Seller in any action requested in writing by the Buyer under this Clause 5.8.4.

5.8.5
The Seller and the Buyer agree that, without prejudice to Clause 5.8.4 above, if during the period between the date of this Sale and Purchase Agreement and Completion any of the Seller, the Buyer, Jaguar Cars Limited or Land Rover UK receives a formal notice in writing from the trustees of any of the JPP, JEPP or LRPS that they do not intend to comply with, or they seek to vary or amend, their respective Heads of Agreement (including by supplement thereto or the amendment of any attachment thereto), the parties’ obligations (including without limitation those set forth in Clause 6.2) under this Sale and Purchase Agreement to proceed to Completion shall be suspended until such time as the formal notice aforesaid is withdrawn by the relevant trustees or until the Buyer and the Seller otherwise agree in writing.

5.9	Information Technology

5.9.1
The Seller undertakes to provide to the Buyer at Completion an updated list of the JLR IT System and Infrastructure as a Schedule to the Information Technology Agreement, with such list to be provided and updated as contemplated by such agreement.

5.9.2
The Seller undertakes to provide to the Buyer at Completion an updated list of the IT System and IT Infrastructure as a Schedule to the Information Technology Agreement, with such list to be provided and updated as contemplated by such agreement.

5.9.3
The Seller undertakes to provide to the Buyer at Completion updated Schedules C-1, C-2 and F to the Information Technology Agreement with such schedules to be provided and updated as contemplated by such agreement.

5.9.4
Without prejudice to Jaguar Cars Limited’s and Land Rover UK’s rights and remedies under the Information Technology Agreement, if, between the date of this Sale and Purchase Agreement and Completion, the Seller proposes to implement an alternative means of continuing the provision of the Ford Transition Services because a third party has refused to provide consent under any relevant Seller IT Contract or JLR IT Contract prior to Completion, the Seller shall provide JLR and the Buyer with reasonable details of the proposed alternative solution.

EXECUTION VERSION

5.10	IP

5.10.1
The Seller undertakes to provide at Completion updated versions of the Documented Plans (as such term is defined in the Intellectual Property Common Terms Agreement) existing on or immediately prior to Completion as a schedule to the Intellectual Property Common Terms Agreement.

5.10.2
The Seller shall, subject to the applicable terms of the Intellectual Property Agreements, provide to JLR immediately after Completion ownership rights or a right of use to all Intellectual Property Rights (other than Trade Marks as defined in Clause 5.10.3) owned by any member of the Seller Group that at Completion are used or planned for use pursuant to Documented Plans (as such term is defined in the Intellectual Property Common Terms Agreement) by JLR.

5.10.3
The Seller shall, subject to the applicable terms of the Intellectual Property Agreements, provide to JLR immediately after Completion ownership rights or a right of use to all trade marks, service marks, trade, business and domain names, logos, trade dress or get-up (collectively, Trade Marks) owned by any member of the Seller Group that at the date of this Sale and Purchase Agreement are used by JLR.

5.10.4
The Seller shall procure from each Identified Third Party “A” Licensor by Completion a written agreement to grant a licence in the respective Identified Third Party “A” IP, to those Target Companies licensed pursuant to the respective Seller Third Party “A” Licence, on terms (including royalties, any use restrictions and any other key commercial terms) and duration (a) reasonably comparable to those set forth in the respective Seller Third Party “A” Licence, or (b) as otherwise requested by an Identified Third Party “A” Licensor and approved by the Buyer (such approval not to be unreasonably withheld or delayed); provided that:

(i)	the Buyer shall not obstruct, interfere with or otherwise frustrate the Seller in obtaining such agreements;

(ii)
the Buyer shall use reasonable endeavours, as reasonably requested by the Seller, to assist Seller in obtaining any such agreement where the Buyer or an Affiliate thereof has a relationship with an Identified Third Party “A” Licensor;

(iii)
if an Identified Third Party “A” Licensor conditions its agreement to grant a license on terms that are not reasonably comparable to those set forth in the respective Seller Third Party “A” Licence, then the Buyer may, in its sole discretion, decide to not require the Seller to obtain such agreement from the Identified Third Party “A” Licensor; and

(iv)
if an Identified Third Party “A” Licensor conditions its agreement to grant a license upon the payment of fees, royalties or other amounts in excess of those attributable to the Target Companies’ use under the corresponding Seller Third Party “A” License, then the Seller and the Buyer shall share equally in the difference between any such fees, royalties or other amounts and those in the respective Seller Third Party “A” License.

5.10.5
The Seller shall procure by Completion an agreement from Getrag to assign substantially all of the Seller’s rights and obligations in the Getrag IP Agreement to Land Rover UK or enter into a separate agreement providing Land Rover UK with substantially similar rights and obligations, which agreement shall be executed by Getrag, subject to Volvo Car Corporation’s right to retain equal rights and obligations as the Seller in the Getrag IP Agreement.

EXECUTION VERSION

5.10.6
The Seller shall grant a sublicense pursuant to the Seller Third Party “B” Licenses to the Target Companies, on terms and duration substantially similar to those set forth in the respective Seller Third Party “B” License; which sublicense shall be executed by the Seller and effective as of Completion.  With respect to the Continental Air Suspension Licence and Visteon Intellectual Property Agreement, the Seller shall by Completion provide the Target Companies with written confirmation that the Target Companies’ rights under the covenants not to sue on the part of Continental AG and Visteon shall continue after Completion.

5.10.7	The Seller shall by Completion procure that the royalties payable under the Hill Descent Control Licences shall be paid to Land Rover UK from Completion.

5.10.8
Should, through no fault of the Buyer or under Clause 5.10.4(ii), the Seller fail to procure one or more agreements, as required pursuant to Clause 5.10.4 or 5.10.5, then the Seller agrees to indemnify JLR for any and all Losses incurred as a result of third party claims based on JLR’s use of the Identified Third Party “A” IP in the manner used at Completion or planned for use pursuant to Documented Plans.  In no event, however, shall the Seller be obligated to indemnify JLR for any such Losses to the extent they arise from either:

(a)	use of any Identified Third Party “A” IP if in a manner not materially in accordance with JLR’s use thereof prior to Completion or planned use pursuant to Documented Plans; or

(b)
use of any Identified Third Party “A” IP where the Seller obtained the agreement on the part of such Identified Third Party “A” Licensor prior to Completion to grant a license on terms reasonably comparable to those set forth in the respective Seller Third Party “A” Licence, and Jaguar or Land Rover failed to agree to such terms.

5.10.9
Any on-going royalties, maintenance fees, or other payments under any licenses or other agreements subject to this Clause 5.10 after Completion shall be the sole responsibility of Jaguar and/or Land Rover, except with respect to any fees subject to Clause 5.10.4(iv).

5.11	Share Schemes

5.11.1
The Seller shall accelerate the conditions for the vesting of any Restricted Stock Units awarded to any director or employee of any Target Company or any Embedded NSC so that such Restricted Stock Units and Stock Options shall vest prior to Completion.

5.11.2	The Seller shall:

(a)
withhold any Tax that is to be duly paid or accounted for to any Tax Authority in any relevant jurisdiction arising as a direct result of the vesting of the Restricted Stock Units prior to Completion; and

(b)
pay any liability to Tax of any Target Company that arises as a direct result of the vesting of the Restricted Stock Units and delivery of the shares subject to the Restricted Stock Units prior to Completion.

5.11.3	The Buyer or the relevant member of the Buyer’s Group, as the case may be, after Completion, shall procure that the relevant Target Company shall:

(a)
reclaim any Tax from the relevant director or employee that is to be duly paid or that is to be accounted for to any Tax Authority in any relevant jurisdiction as a result of the Stock Options awarded to any such director or any employee of any Target Company or any Embedded NSC; and

EXECUTION VERSION

(b)	pay or procure the payment of any liability to Tax of any Target Company that arises as a result of the Stock Options.

5.11.4
The Seller shall provide the Buyer with sufficient information to enable the Buyer or the relevant member of the Buyer’s Group to fulfil its obligations to the relevant Tax Authority in relation to the Stock Options.

5.11.5	The Seller shall:

(a)	withhold any Tax that is to be duly paid or that is to be accounted for to any Tax Authority in any relevant jurisdiction as a result of the award of any Performance Stock Right;

(b)
provide such amount withheld in Clause 5.11.5(a) above to the Buyer in a timely manner so that the Buyer shall account to the relevant Tax Authority in any relevant jurisdiction in respect thereof; and

(c)
provide the Buyer with sufficient information to enable the Buyer or the relevant member of the Buyer’s Group to fulfil its obligations to the relevant Tax Authority in relation to the Performance Stock Rights.

5.11.6
The Buyer or the relevant member of the Buyer’s Group shall after Completion pay or shall procure that the relevant Target Company shall pay or procure the payment of, any Tax liability of any Target Company that arises as a result of the award of the Performance Stock Rights.

5.12	Restrictions on Estimated Intra Group Balances, Estimated Net External Indebtedness and Dividend from Land Rover UK

Notwithstanding any other provision of this Sale and Purchase Agreement:

5.12.1
the Seller shall procure that the aggregate of the Estimated Net External Indebtedness and the Estimated Intra Group Balances shall not in any circumstances have the effect, after taking account of all other matters to be deducted from the Bid Price in determining the Initial Purchase Price, of reducing the Initial Purchase Price to an amount less than US$1 plus the Completion Business Asset Consideration; and

5.12.2
the aggregate amount of dividends paid by Land Rover UK between the date hereof and Completion shall not exceed the aggregate amount paid to Land Rover UK in respect of the subscription of Ford Subscription Shares.

5.13	Transitional Treasury Services

As soon as practicable after the date of this Sale and Purchase Agreement (but, in any event, no less than fourteen (14) days prior to the scheduled Completion Date) the Seller agrees to submit to Land Rover UK and Jaguar Cars Limited: (i) reasonably detailed proposals relating to processes, policies and procedures (Procedures); and (ii) draft documentation for the provision of Services (as defined in the transitional services agreements between the Seller and Land Rover UK and the Seller and Jaguar Cars Limited respectively in the Agreed Form) by the Seller under Schedule 4 (Treasury Services) of such transitional services agreements.  The Seller agrees to consider in good faith and in a timely manner (with an aim to implementing the Procedures and related documentation on or prior to Completion) any changes to the Procedures and related documentation reasonably requested by Land Rover UK and/or Jaguar Cars Limited.  Without limiting its obligation to act in good faith, the Seller specifically acknowledges that it shall not be reasonable for the Seller to reject any changes requested by Land Rover UK and/or Jaguar Cars Limited (i) which have no adverse economic or workload effect on the Seller and/or its Affiliates; or (ii) which are required to ensure compliance with Law.  Where the changes requested by Land Rover UK and/or Jaguar Cars Limited are accepted by the Seller and result in the Seller incurring an incremental adverse economic effect or increased workload, the Seller shall be free to charge or require the reimbursement of such costs and/or expenses by Land Rover UK and/or Jaguar Cars Limited in accordance with the Cost Categories and Cost Allocation Principles (as defined in the relevant Transitional Services Agreement).

EXECUTION VERSION

5.14	Separation Product Supply Agreements

5.14.1
The Seller undertakes to provide to the Buyer at Completion a revised pricing appendix to each of the Separation Product Supply Agreements updated (if necessary) to reflect any changes in the prices stated in those appendices from the date of this Sale and Purchase Agreement to Completion, calculated in accordance with the provisions set out in the relevant Separation Product Supply Agreement.

5.14.2
The Seller shall undertake reasonable endeavours to provide to Jaguar Cars Limited reasonable details of the variation giving rise to any adjustment pursuant to Clause 5.14.1 in relation to any product supplied to Jaguar Cars Limited together with, on written request by Jaguar Cars Limited, reasonable and appropriate information to verify these adjustments.

5.14.3
The Seller shall undertake reasonable endeavours to provide to Land Rover UK reasonable details of the variation giving rise to any adjustment pursuant to Clause 5.14.1 in relation to any product supplied to Land Rover UK together with, on request by Jaguar Cars Limited, reasonable and appropriate information to verify these adjustments.

5.15	Unipart Arrangements

The Seller Group shall continue to sell service parts to Unipart Group Limited for servicing Destination Vehicles (as such term is defined the Ford Jaguar Supply Agreement) on the same terms as they had been sold to Unipart Group Limited during the Comparison Period (as defined in the Ford Jaguar Supply Agreement) save that such service parts shall be priced in accordance with Schedule 3 of the Ford Jaguar Supply Agreement until such time as the Seller has used all reasonable efforts to cooperate with Jaguar Cars Limited and Unipart Group Limited to agree a new arrangement for the supply to Unipart Group Limited of service parts to service Destination Vehicles.

5.16	Information Barriers Protocol

The parties shall give effect, within ten (10) Business Days of the date of this Sale and Purchase Agreement, to the Information Barriers Protocol set out in Schedule 23.

5.17	Governance Protocol

The parties shall between the date of this Sale and Purchase Agreement and the Completion Date nominate all the necessary persons required pursuant to the Governance Protocol to the following: (i) the Functional Committee; (ii) the Business Relationship Group; (iii) the JLR Relationship Board; and (iv) the Chairman’s Meetings (each as defined in the Governance Protocol).

EXECUTION VERSION

6.	COMPLETION

6.1	Date and Place of Completion

Completion shall take place on the Completion Date at the offices of the Seller’s Solicitors.

6.2	Completion Matters

6.2.1	At Completion, the following steps shall occur in the following order:

(a)	firstly, the Seller shall procure for the following payments to be made:

(i)	payment by Jaguar Cars Limited of the JPP Contribution to the JPP;

(ii)	payment by Jaguar Cars Limited of the JEPP Contribution to the JEPP; and

(iii)	payment by Land Rover UK of the LRPS Contribution to the LRPS;

(b)
secondly, the Seller shall deliver or procure the transfer to the Buyer or a member of the Buyer’s Group nominated by the Buyer of any Ford Subscription Shares against the payment by the Buyer (for and on behalf of the relevant member of the Buyer’s Group, if applicable) to the Seller of the Ford Subscription Shares Consideration;

(c)
thirdly, the Buyer shall, or shall procure that a member of the Buyer’s Group shall, subscribe for such number of Tata Subscription Shares as the Seller may specify to it not later than five (5) Business Days prior to Completion for cash at an aggregate subscription price of not more than the Estimated Intra Group Payables and Estimated Net External Indebtedness after deducting an amount equal to the aggregate subscription price paid prior to Completion by any member of the Seller Group in respect of any Ford Subscription Shares subscribed after notification to the Buyer of the Estimated Intra Group Payables and held in cash by Land Rover UK or which has been applied in paying off Intra-Group Payables or Net External Indebtedness;

(d)
fourthly, the Seller shall deliver or procure delivery to the Buyer or such member of the Buyer’s Group as the Buyer directs the whole of the issued share capital of Jaguar Cars Limited against the payment by the Buyer (for and on behalf of the relevant member of the Buyer’s Group, if applicable) to the Seller of the Jaguar Shares Consideration;

(e)
fifthly, the Buyer shall pay to the Seller an amount equal to the Initial Purchase Price (for and on behalf of the relevant member of the Buyer’s Group or Land Rover UK or Jaguar Cars Limited (as applicable)) and the aggregate amount of fees to be reimbursed to the Seller pursuant to Clause 4.2.1 as notified by the Seller to the Buyer not later than five (5) Business Days prior to Completion and upon payment of the Initial Purchase Price the Seller shall procure the transfer of the following, in the following order;

(i)	any remaining shares in Land Rover UK;

(ii)	the Sale Shares not already transferred pursuant to Clauses 6.2.1(a) to 6.2.1(d) and 6.2.1(e)(i) above;

(iii)	the issued shares in any NSC Newcos for which the NSC Reorganisation has been completed prior to, or at Completion; and

EXECUTION VERSION

(iv)	the JLR Assets (other than the Halewood Properties, the Halewood Plant and the Halewood Assets),

in each case to the Buyer or to such member of the Buyer’s Group or to Land Rover UK or Jaguar Cars Limited or other Target Company as the Buyer directs or, with respect to the transfer contemplated by (ii) and (iii) above, to the Target Companies specified in Schedule 19; and

(f)
sixthly, the Buyer shall pay to the Seller by way of an increase to the purchase price for the relevant NSC an amount equal to the NSC Set Up Costs for each of the NSC Newcos and Target Companies transferred to the Buyer at Completion and the NSC Set Up Costs relating to the agreements entered into with Third Party Importers prior to or at Completion;

6.2.2	At Completion, and in accordance with the sequence of events set out in Clause 6.2.1, the Buyer and the Seller shall comply with their respective obligations set out in Schedule 6.

6.2.3
The Initial Purchase Price and the fees and costs referred to in Clauses 6.2.1(e) and 6.2.1(f) shall be paid by way of telegraphic transfer of funds for same day value to the account or accounts notified by the Seller to the Buyer at least five (5) Business Days prior to Completion.

6.2.4
Notwithstanding any other provisions of this Sale and Purchase Agreement and without prejudice to the application of Clause 23.8 to the Halewood Properties, the provisions of Schedule 17 shall apply in respect of the Halewood Properties.

6.3	Obligation to Complete

Neither the Buyer nor the Seller shall be obliged to complete this Sale and Purchase Agreement unless the other complies in all material respects with its obligations under Clause 6.2 and Schedule 6.

6.4	Failure to Complete

If the respective obligations of the Seller and the Buyer under Clause 6.2 are not complied with in all material respects on the Completion Date, the party which is not in default may (at its absolute discretion) by written notice to the other:

6.4.1
defer Completion to the earlier of the last Business Day of the following calendar month and the Long Stop Date, with the effect that the provisions of this Sale and Purchase Agreement relating to Completion shall apply as if such date were the Completion Date; or

6.4.2	proceed to Completion so far as practicable (without prejudice to any of its rights under this Sale and Purchase Agreement); or

6.4.3	terminate this Sale and Purchase Agreement by written notice without prejudice to any other rights or remedies which it may have as at the date of termination.

6.5	Bring-Down Warranties

If at the time of Completion the Seller shall be in material breach of any of the Bring-Down Warranties the Buyer may (at its absolute discretion) by written notice to the Seller:

6.5.1
so as to provide the Seller with an opportunity to remedy the breach, defer Completion to the earlier of the last Business Day of the following calendar month and the Long Stop Date, with the effect that the provisions of this Sale and Purchase Agreement relating to Completion shall apply as if such date were the Completion Date; or

EXECUTION VERSION

6.5.2	terminate this Sale and Purchase Agreement by written notice without prejudice to any other rights or remedies which it may have as at the date of termination.

6.6	Material Adverse Change

The Buyer shall be entitled by written notice to the Seller at any time prior to Completion to terminate this Sale and Purchase Agreement without liability to the Seller or any member of the Seller Group following the occurrence of any Material Adverse Change on or prior to Completion and the provisions of Clause 4.4 shall apply.

6.7	Post-Completion

6.7.1
Within ten (10) Business Days of Completion, the Seller shall procure that Reorganisation Plans for each jurisdiction in which there is a Delayed NSC shall be provided to the Buyer in writing and in a form which has been developed in consultation with the local JLR management and in relation to which the Seller (acting reasonably and in good faith) has considered for incorporation the comments of local JLR management in the relevant Delayed NSC jurisdiction (the Delivered Reorganisation Plans).  The Seller shall procure that: (a) any changes to the Delivered Reorganisation Plans are undertaken in consultation with local JLR management; (b) that the Seller (acting reasonably and in good faith) shall consider for incorporation the comments of local JLR management in the relevant Delayed NSC jurisdiction regarding such changes; and (c) none of the changes to the Delivered Reorganisation Plans are undertaken unless they have first been provided in writing to the Buyer.  Provisions of the Delivered Reorganisation Plan shall not be deemed to amend or modify the Transfer Conditions unless the parties otherwise agree.

6.7.2
Prior to Completion, the Seller shall request in writing that each relevant local counsel prepare the NSC Reorganisation Advice, addressed on a reliance basis to the relevant NSC Newco or Target Company, and provide the NSC Reorganisation Advice to such NSC Newco or Target Company no later than twenty (20) Business Days after the Delayed Transfer Date.  The Seller and the Buyer agree and accept that neither the Seller nor any member of the Seller Group shall have any responsibility for any Loss or Liability suffered by the Buyer, any Target Company or any NSC Newco arising out of: (i) the failure of any local counsel to provide the NSC Reorganisation Advice; (ii) any inaccuracy or incompleteness thereof or omission therefrom; or (iii) the reliance (or manner of implementation pursued) by the Seller on or pursuant to the NSC Reorganisation Advice.

6.8	Retained Companies Name Changes

The Seller undertakes to procure that all necessary steps are taken to change the names of any companies or other entities in the Seller’s Group and which are not Target Companies or NSC Newcos which contain the words “Jaguar”, “Land Rover” or “JLR” so as to remove any references to any such words, such name changes to be effective as soon as reasonably practicable following the Completion Date.

EXECUTION VERSION

7.	NSC REORGANISATION AND NSC STRUCTURE

7.1
Following signing of this Sale and Purchase Agreement, the Seller shall in relation to each Embedded NSC, undertake all reasonable endeavours to procure as soon as reasonably practicable and subject to Clause 16.4:

7.1.1	the satisfaction of all Transfer Conditions;

7.1.2	the transfer of all Embedded NSC Assets to:

(i)	the relevant NSC Newco identified in Part 2, Section 1 or Section 3, of Schedule 8;

(ii)	the relevant Target Company identified in Part 2, Section 2, of Schedule 8; or in Part 3 of Schedule 10; or

(iii)	the relevant Third Party Importer identified in Part 2, Section 3, of Schedule 8;

7.1.3	the transfer of all NSC Transferring Employees to the relevant NSC Newco or to the relevant Target Company or to the relevant Third Party Importer (if applicable); and

7.1.4
the assumption by the relevant NSC Newco or (if applicable) the relevant Target Company of all Assumed Liabilities (if applicable) which relate to the relevant Embedded NSC, provided that the Seller shall be under no obligation to provide any Assurance in respect of the relevant NSC Newco or the relevant Target Company in relation to any period following Completion for the purpose of satisfying any Transfer Condition.

7.2
The Buyer shall provide the Seller with all information and assistance reasonably required by the Seller to enable it to fulfil its obligations pursuant to Clauses 7.1 and 8.7, and the Buyer shall provide any reasonable Assurance in respect of a NSC Newco or Target Company in relation to any period following Completion which is required for the purpose of satisfying any Transfer Condition relating to such NSC Newco or Target Company or in order to facilitate the assumption by such NSC Newco or Target Company of any Assumed Liabilities (if applicable) relating to such NSC Newco or Target Company.

7.3
The Buyer shall at all times in good faith cooperate with the Seller in relation to the fulfilment of the objectives set out in Clauses 7.1 and 8.7, and the Seller shall keep the Buyer fully informed (and respond to any enquiries as the Buyer from time to time may reasonably make) on a regular basis of progress in this regard in respect of the NSC Reorganisation (in the period between the date of this Sale and Purchase Agreement and Completion and the Delayed Transfer Date).

7.4	Any Target Company, NSC Newco or Embedded NSC Assets shall at the relevant time as set out in this Sale and Purchase Agreement be transferred to the appropriate Target Company as shown on Schedule 19.

8.	DELAYED NSCS

8.1
Without prejudice to the remaining provisions of the Clause 8 or any other provision of this Sale and Purchase Agreement or any other Transaction Document, the parties acknowledge that their intention is that the economic risk and reward of any Delayed NSC shall pass to the Buyer at Completion, so that in particular:

8.1.1	the Buyer takes the economic benefit of profits and suffers the economic costs arising to a Delayed NSC with effect from Completion as provided by this Clause 8; and

EXECUTION VERSION

8.1.2
the Embedded NSC Assets and Assumed Liabilities relating to the Delayed NSC are transferred to or assumed by or at the direction of the Buyer taking into account movements in value after Completion as provided by this Clause 8.

8.2
The business of each Delayed NSC shall be operated in accordance with the NSC Interim Management Agreement with effect from Completion until the Delayed Transfer Date.  The balance sheets referred to in Clause 8.5 shall be prepared and the Interim Cash Flow reconciliation shall be prepared, and for such purpose references to any financial measure shall be interpreted, and all relevant amounts shall be determined in accordance with the principles applying to the preparation of the Final Completion Statement set out in Schedule 12, save that to the extent of any conflict between the principles in Schedule 12 and the provisions of this Clause 8, Clause 8 shall prevail.

8.3	For each Delayed NSC, with respect to the Interim Cash Flow Period, the Seller will:

8.3.1
prepare and provide each month to the Buyer an Interim Cash Flow reconciliation within twenty (20) Business Days following the close of each month.  The reconciliation will be prepared consistently with the requirements of Clause 8.10 and will include a copy of the relevant balance sheet and income statement used in its preparation which shall be drawn up in accordance with the accounting practices historically utilised by the relevant Embedded NSC (or the entity of which the Embedded NSC forms part) in its reporting to the Seller for group reporting purposes for consolidating its financial statements; and

8.3.2
prepare a cash pooling statement showing the aggregate amount of cash generated by each Delayed NSC to be transferred to a NSC Newco during the Interim Cash Flow Period and held or otherwise utilised in any other business of the Seller Group at the Carve-out Date and the aggregate amount of cash generated in any other business of the Seller Group during the Interim Cash Flow period and held or otherwise utilised in the Delayed NSC at the Carve-out Date.

8.4
for each Delayed NSC, the Seller will provide the Buyer and its representatives (and procure that the Buyer and its representatives are provided) with such access and additional information in respect of such monthly financial information as the Buyer reasonably requires for the purposes of its statutory audit and other legal compliances.

8.5	In respect of each Delayed NSC the Seller shall:

8.5.1
prepare (taking relevant amounts directly from the column of the Final Completion Statement relating to Delayed NSCs including the workings underlying the said column with a view to extracting the information relating to the relevant Delayed NSC from the Final Completion Statement) a balance sheet for the business of each Delayed NSC as at close of business on the Completion Date in the form of Part 2 of Schedule 12 to the extent that it relates to Delayed NSCs; and

8.5.2
prepare a balance sheet substantially in the form of Part 2 of Schedule 12 to the extent it relates to Delayed NSCs as at close of business on the last Business Day immediately preceding the Carve-out Date, for the avoidance of doubt prepared excluding any NSC Cash or NSC Debt.

8.6	Any disagreement regarding the balance sheets prepared pursuant to Clause 8.5 shall be resolved in accordance with Clause 8.20.

EXECUTION VERSION

8.7
The Buyer and the Seller may, by mutual agreement waive any of the Transfer Conditions in whole or in part at any time on or before the Delayed Transfer Date.  Subject to Clause 8.8, upon satisfaction in full (or upon agreement of the Buyer and the Seller, waiver) of the Transfer Conditions applicable to a Delayed NSC, the Seller shall undertake all reasonable endeavours to:

8.7.1
notify the Buyer of the satisfaction of the Transfer Conditions (which have not been waived by agreement of the Buyer and the Seller) in respect of the relevant Delayed NSC and provide the Buyer with not less than five (5) Business Days notice of the Delayed Transfer Date of such Delayed NSC;

8.7.2
unless the relevant Delayed NSC is to be transferred to a Target Company or a Third Party Importer, procure as soon as reasonably practicable following the satisfaction of the Transfer Conditions (or waiver by agreement of the Buyer and the Seller) the transfer to the relevant NSC Newco of all Embedded NSC Assets, an amount equal to any NSC Cash and the NSC Transferring Employees in consideration for:

(a)
(unless the Buyer agrees otherwise) the issue of new shares in the capital of the relevant NSC Newco credited as fully paid at the value of the Embedded NSC Assets less the value of the relevant Assumed Liabilities in each case determined pursuant to Clause 8.5.1; and

(b)	(without prejudice to Clause 14) the assumption of the Assumed Liabilities related to the Delayed NSC; and

(c)	an amount (left outstanding as a debt of the NSC Newco) equal to any NSC Debt relating to the Delayed NSC;

and for the avoidance of doubt and without prejudice to Clauses 8.12 to 8.16 for no other consideration;

8.7.3
if the relevant Delayed NSC is to be transferred to a Target Company, procure as soon as reasonably practicable following the satisfaction of the Transfer Conditions (or waiver by agreement of the Buyer and the Seller) the transfer to the relevant Target Company, of the Embedded NSC Assets and the NSC Transferring Employees relating to the relevant Delayed NSC in consideration for (without prejudice to Clause 14) the assumption by the relevant Target Company of the related Assumed Liabilities (and for the avoidance of doubt and without prejudice to Clauses 8.12 to 8.16 for no other additional consideration);

8.7.4
if the relevant Delayed NSC is to be transferred to a Third Party Importer, procure as soon as reasonably practicable following the satisfaction of the Transfer Conditions (or waiver by agreement of the Buyer and the Seller):

(a)
the transfer to the relevant Third Party Importer of such of the Embedded NSC Assets and NSC Transferring Employees (subject to Clauses 16.17 and 16.18) as are to be transferred to that Third Party Importer;

(b)	(without prejudice to Clause 14) the assumption by the relevant Third Party Importer of such of the related Assumed Liabilities as are to be assumed by the Third Party Importer; and

(c)
the transfer to the Buyer or as the Buyer shall direct of any remaining Embedded NSC Assets and NSC Transferring Employees relating to the Delayed NSC which are not transferred pursuant to paragraph (a) above, it being understood that, with respect to the transfer of any remaining NSC Transferring Employees, the Seller shall afford the Buyer a reasonable opportunity to extend an offer of employment to any such employee on terms and conditions of employment that are no less favourable in aggregate than those in effect at the date of this Sale and Purchase Agreement (including but without limitation any current terms and conditions relating to membership of pensions arrangements and the benefit structure thereunder) prior to the Seller terminating the employment of such employee in accordance with Clauses 16.17 and 16.18, and it being further understood that the Buyer shall not make any such offer of employment to any employee the employment of whom the Seller has confirmed that the Seller wishes to retain in accordance with Clause 16.17;

EXECUTION VERSION

for the avoidance of doubt and without prejudice to Clauses 8.12 to 8.16 for no other additional consideration.

8.7.5
procure as soon as reasonably practicable following the transfer of Embedded NSC Assets and NSC Transferring Employees and any NSC Cash to, and assumption of Assumed Liabilities and the incurring of any NSC Debt by, a NSC Newco pursuant to Clause 8.7.2, the transfer to the transferee of such shares as provided in Schedule 19, of the whole of the issued share capital of the relevant NSC Newco (including any shares issued pursuant to Clause 8.7.2) together with the relevant share certificates or equivalent documents in the relevant jurisdiction (and the shares in the NSC Newcos shall be so transferred free from all Encumbrances with Full Title Guarantee and together with all rights attaching thereto as at the Delayed Transfer Date including the right to dividends, distributions declared, made or paid thereon after Completion), for the avoidance of doubt and without prejudice to Clauses 8.12 to 8.16 for no further additional consideration;

8.7.6
as soon as reasonably practicable procure delivery to the Buyer of the certificate of incorporation, statutory books (including registers and minute books), common seals (if any), deeds and documents and all books of account and other records (written up to date) of any NSC Newco in respect of which the shares have been transferred pursuant to Clause 8.7.5; and

8.7.7
deliver as soon as reasonably practicable to the Buyer (to the extent requested by the Buyer not later than two (2) Business Days prior to the Delayed Transfer Date) letters of resignation of the auditors the directors and the company secretary of any NSC Newco in respect of which the shares have been transferred pursuant to Clause 8.7.5.

8.8
If any of the transfers provided for in Clause 8.7 shall not have taken place by the NSC Long Stop Date, the relevant Embedded NSC Assets shall be transferred to the appropriate Target Company as provided in Schedule 19 (for the avoidance of doubt and without prejudice to Clauses 8.12 to 8.16, for no additional consideration) with effect from the NSC Long Stop Date, and the procedures provided in Part 3 of Schedule 8 shall be followed with respect to the relevant NSC Transferring Employees.  Upon any such transfer, the Transfer Conditions related to such Delayed NSC shall (to the extent not already satisfied or waived by the Buyer and the Seller) be deemed satisfied and the procedures provided in this Clause 8 shall be followed with respect to such Delayed NSC, including without limitation, as they relate to the determination and payment of Interim Cash Flow.  Upon the transfer of such Embedded NSC Assets to the appropriate Target Company as provided in Schedule 19 the obligations of the parties with respect to such Embedded NSC Assets pursuant to Clauses 7 and 8 shall terminate without prejudice to any accrued rights and obligations.

EXECUTION VERSION

8.9
The Buyer and the Seller hereby agree in good faith to negotiate the apportionment of the Purchase Price in respect of all transfers pursuant to this Clause 8 to the extent such apportionment has not already been provided for or agreed and is required for the purposes of the related transfer documentation and/or for the accounts of any member of the Buyer’s Group, the NSC Newcos and/or the Target Companies.

8.10	The Interim Cash Flow in relation to any Delayed NSC shall be determined as follows:

Interim Cash Flow =A – B + C +/– D + E + F +/– G

Where:

A = Operating Profit or Loss;

B = (i) the Net Assets of the relevant Delayed NSC at close of business on the last Business Day prior to the Carve-out Date (where (i) is derived from the balance sheet prepared under Clause 8.5.2) less; (ii) the Net Assets of the relevant Delayed NSC as at close of business on the Completion Date (where (ii) is derived from the balance sheet prepared under Clause 8.5.1);

C = any charge to the Operating Profit or Loss for the relevant Delayed NSC during the Interim Cash Flow Period to the extent that any amounts in respect of such charge have been indemnified pursuant to Clause 14;

D = a positive amount equal to any addition to, or a negative amount equal to any release made directly from, equity reserves in respect of the Delayed NSC during the Interim Cash Flow Period that has not impacted the Operating Profit or Loss for the relevant Delayed NSC during the same period;

E = to the extent not adjusted under item C above, any costs charged pursuant to the Separation Agreements to the Operating Profit or Loss of the Delayed NSC during the Interim Cash Flow Period other than any costs paid on behalf of the relevant Delayed NSC by any member of the Seller Group and not otherwise compensated for by a movement in another element of the Interim Cash Flow;

F = a positive amount (to the extent borne by the Delayed NSC or related NSC Newco) equal to (a) the costs of professional advice taken by any member of the Seller Group unrelated to the creation and set up of a NSC Newco, (b) internal costs of any member of the Seller Group (including any Tax Liability of a member of the Seller Group), and (c) costs (such as stamp duty and transfer fees) associated with the transfer of the Delayed NSC to the related NSC Newco, and (d) 50% of the costs and expenses incurred in physically implementing the Separation Actions identified in Schedule 10; and

G = a positive amount equal to any NSC Debt incurred by a NSC Newco or a negative amount equal to any NSC Cash transferred to a NSC Newco.

8.11	For the purpose of Clause 8.10:

Operating Profit or Loss means the profit or loss after interest and before tax of the Delayed NSC for the Interim Cash Flow Period measured by the production of an income statement for the said period drawn up in accordance with the accounting practices historically utilised by the relevant Embedded NSC (or the entity of which that Embedded NSC forms part) in its reporting to the Seller for group reporting purposes which income statement shall be subject to finalisation following the process referred to in Clause 8.20.

EXECUTION VERSION

8.12
The Seller shall prepare a statement showing the calculation of the Interim Cash Flow (the Interim Cash Flow statement), and shall submit the statement to the Buyer, within twenty (20) Business Days of the Delayed Transfer Date.  The Interim Cash Flow statement shall also show (a) any Carve-out Cash or Carve-out Debt in relation to the relevant Delayed NSC and in the case of a NSC Newco the balance, if any, of any indebtedness owed by the relevant NSC Newco to any member of the Seller Group as at close of business on the Delayed Transfer Date; and (b) the NSC Set Up Costs for the relevant Delayed NSC.

8.13
If the Interim Cash Flow is a positive number the Seller shall procure that the member of the Seller Group previously holding the Delayed NSC shall pay within five (5) Business Days of the issue to the Buyer of the Interim Cash Flow statement the amount of the Interim Cash Flow by way of telegraphic transfer of funds for same day value to the account of the Delayed NSC or such other account notified by the Buyer by close of business two (2) Business Days after the issue to the Buyer of the Interim Cash Flow statement. Any such payment shall be subject to finalisation following the process referred to in Clause 8.20, and shall not be subject to the provisions of Clause 23.9.

8.14
If the amount of the Interim Cash Flow is a negative number the Buyer shall procure that the Delayed NSC shall pay within five (5) Business Days of the issue to the Buyer of the Interim Cash Flow statement the amount of the Interim Cash Flow by way of telegraphic transfer of funds for same day value to the account of the Seller Group entity previously holding the Delayed NSC notified by the Seller to the Buyer by close of business two (2) Business Days after the issue to the Buyer of the Interim Cash Flow statement. Any such payment shall be subject to finalisation following the process referred to in Clause 8.20, and shall not be subject to the provisions of Clause 23.9.

8.15
If there is any indebtedness owed by a NSC Newco as at close of business on the Delayed Transfer Date to a member of the Seller Group, then the amount of such indebtedness as set out in the Interim Cash Flow statement will (subject to such amount being finalised following the process referred to in Clause 8.20) be paid by the Buyer (for and on behalf of the NSC Newco) within five (5) Business Days of the issue to the Buyer of the Interim Cash Flow statement by way of telegraphic transfer of funds for same day value to the account notified by the Seller to the Buyer by close of business two (2) Business Days after the issue to the Buyer of the Interim Cash Flow statement in full and final settlement of the indebtedness owed by the relevant NSC Newco to the relevant member of the Seller Group.

8.16
Within five (5) Business Days of the issue to the Buyer of the Interim Cash Flow statement the Buyer shall pay or procure the payment to the Seller of the NSC Set Up Costs for the relevant Delayed NSC, and pay or procure the payment of an amount equal to any Carve-out Cash in each case by way of increase in the Purchase Price, and shall procure that any amount owed in respect of NSC Debt is promptly settled, and the Seller shall pay to the Buyer an amount equal to any Carve-out Debt by way of reduction in the Purchase Price in every case by way of telegraphic transfer of funds for same day value by close of business two (2) Business Days after the issue to the Buyer of the Interim Cash Flow Statement to the account notified to the payer.  Any such payments shall be subject to finalisation following the procedures referred to in Clause 8.20.

8.17
In relation to any Delayed NSC transferred to a relevant NSC Newco which is itself transferred to the Buyer, or where a Delayed NSC is transferred to the Buyer, a Target Company or to a Third Party Importer the parties agree that the terms of this Clause 8 are based on the following assumptions (which for the avoidance of doubt do not refer to or include VAT):

EXECUTION VERSION

8.17.1
any payment of Interim Cash Flow to a Delayed NSC or otherwise at the direction of the Buyer pursuant to this Clause 8 or to or otherwise at the direction of the Seller shall be paid by the payer without any withholding or deduction on account of any Tax;

8.17.2	any payment of Interim Cash Flow to or otherwise at the direction of the Seller shall not be subject to Tax in the hands of the recipient;

8.17.3
the Operating Profit or Loss shall not be included in the financial statements or Tax returns of any Seller Group member and shall instead be included in the financial statements and Tax returns of the NSC Newco, Target Company or other member of the Buyer’s Group, as appropriate;

8.17.4
the Operating Profit or Loss shall be taxed in (if a profit) or give rise to reliefs in (if a loss) the NSC Newco, Target Company or the Buyer (as the case may be) as if it were a profit or a loss generated by the NSC Newco, Target Company or other member of the Buyer’s Group from its own operations;

8.17.5	the Operating Profit or Loss shall not be taxed in (if a profit) or give rise to reliefs in (if a loss) a member of the Seller Group.

8.18
To the extent any deduction or withholding on account of any Tax referred to in Clause 8.17.1 or an amount of tax referred to under Clause 8.17.2 would give rise to any actual economic cost to the payee after taking into account any credit, refund or remission from any Tax arising in respect of the Interim Cash Flow, then the parties shall use their best endeavours and cooperate to explore ways to restructure or otherwise recharacterise the payment of the Interim Cash Flow to avoid such deduction or withholding on account of Tax or amount of Tax, or to secure that there is no economic cost in respect of such deduction, withholding or amount suffered by the payee. For the avoidance of doubt if the parties do not reach an alternative solution, the withholding or deduction on account of Tax shall be dealt with under Clause 8.19.

8.19	In the event that the assumptions referred to in paragraph 8.17 are incorrect:

(a)
if the Buyer’s Group has a Net After Tax Benefit and the Seller Group has a Net After Tax Deficit, the Buyer shall make a payment or procure that a payment is made to the Seller or such party as the Seller directs equal to the lower of the Buyer’s Group’s Net After Tax Benefit and the Seller Group’s Net After Tax Deficit, subject to a minimum reimbursement equal to 50% of the Seller Group’s Net After Tax Deficit;

(b)
if the Seller Group has a Net After Tax Benefit and the Buyer’s Group has a Net After Tax Deficit, the Seller shall make a payment or procure that a payment is made to the Buyer or such party as the Buyer directs equal to the lower of the Seller Group’s Net After Tax Benefit and the Buyer’s Group’s Net After Tax Deficit, subject to a minimum reimbursement equal to 50% of the Buyer’s Group’s Net After Tax Deficit;

(c)	where neither party has a Net After Tax Benefit, the aggregate Net After Tax Deficit for the Buyer’s Group and the Seller Group shall be borne equally,

and for the purposes of this Clause 8.19:

EXECUTION VERSION

(d)
the Buyer’s Group’s “Net After Tax Deficit” is the amount (if any) by which, after aggregating the position of each relevant Buyer’s Group member and Target Company and the relevant NSC Newco and after taking into account all relevant Tax liabilities arising to or reasonably expected to arise to those entities, the Buyer’s Group is worse off, as a result of the assumptions referred to in Clause 8.17 being incorrect compared to the position which the Buyer’ Group would have been in had those assumptions been correct; and

(e)
the Seller Group’s “Net After Tax Deficit” is the amount (if any) by which, after aggregating the position of each relevant Seller Group member and after taking into account all relevant Tax liabilities arising to or reasonably expected to arise to those entities, the Seller Group is worse off, as a result of the assumptions referred to in Clause 8.17 being incorrect compared to the position which the Seller Group would have been in had those assumptions been correct; and

(f)
the Buyer’s Group’s “Net After Tax Benefit” is the amount (if any) by which, after aggregating the position of each relevant Buyer’s Group member and Target Company and the relevant NSC Newco and after taking into account all relevant Tax liabilities arising to or reasonably expected to arise to those entities, the Buyer’s Group is better off, as a result of any of the assumptions referred to in Clause 8.17 being incorrect compared to the position which the Buyer’s Group would have been in, had those assumptions been correct; and

(g)
the Seller Group’s “Net After Tax Benefit” is the amount (if any) by which, after aggregating the position of each relevant Seller Group member and after taking into account all relevant Tax liabilities arising to or reasonably expected to arise to those entities, the Seller Group is better off, as a result of any of the assumptions referred to in Clause 8.17 being incorrect compared to the position which the Seller Group would have been in, had those assumptions been correct.

8.20	Resolution of Disputes

8.20.1
If the Buyer disagrees with the draft Interim Cash Flow statement or relevant balance sheet and income statement used in its preparation, the Buyer shall within twenty (20) Business Days following receipt of the draft Interim Cash Flow statement from the Seller give written notice (the NSC Dispute Notice) setting out the basis and the reason(s) therefor.

8.20.2
If the Buyer shall deliver a NSC Dispute Notice, then the Seller and the Buyer shall endeavour in good faith to agree the matters in dispute set out in the NSC Dispute Notice during a period of sixty (60) days after receipt of such notice.  Each party will make available to the other all information in such party’s possession that is reasonably required in order to reach resolution on all disputed matters set out in the NSC Dispute Notice.

8.20.3
If resolution of all disagreements specified in a NSC Dispute Notice is not reached between the Buyer and the Seller within such sixty (60) day period, the matters set out in the NSC Dispute Notice remaining in dispute, may be referred by either the Seller or the Buyer to a partner of at least ten (10) years’ experience based in the London office of a firm of internationally recognised independent chartered accountants jointly agreed upon between the Seller and the Buyer or (failing such agreement) appointed, at the request of either of the Seller or the Buyer at any time, by the President from time to time of the Institute of Chartered Accountants in England and Wales which firm (the Delayed NSC Independent Accountants) shall then determine the matters in dispute.  The fees and expenses of the Delayed NSC Independent Accountants in connection with any such determination, which shall be final and binding in the absence of manifest error, shall be borne between the Seller and the Buyer in such proportions as the Delayed NSC Independent Accountants shall in their discretion determine.

EXECUTION VERSION

8.20.4
Upon resolution of all disagreements with respect to a NSC Dispute Notice any payments required to implement such resolution shall be made within five (5) Business Days.  Any such payments shall not be subject to the provisions of Clause 23.9.

9.	PAYMENT OF IP CONSIDERATION, HALEWOOD PLANT CONSIDERATION AND REPAYMENT OF INTRA-GROUP BALANCES

9.1	Immediately following Completion and on the Completion Date:

9.1.1	the Buyer shall:

(a)
deliver to the Seller a counterpart of the Intellectual Property Agreements duly executed on behalf of the relevant Target Companies together with a duly certified copy of minutes of a duly held meeting of the directors of each such company authorising the execution of each such document; and

(b)
by transfer of funds for same day value to such accounts as shall have been notified to the Buyer by the Seller at least three (3) Business Days prior to Completion, pay on its own behalf or as appropriate for and on behalf of the relevant Target Company the IP Consideration to Ford Global Technologies, LLC and pay, for and on behalf of the Buyer, member of the Buyer’s Group or relevant Target Company as the Buyer directs, the Halewood Plant Consideration to the Seller or its designee; and

9.1.2	against receipt of the Halewood Plant Consideration and the IP Consideration, the Seller shall:

(a)	procure the delivery to the Buyer of a counterpart of the Intellectual Property Agreements, duly executed on behalf of the relevant members of the Seller Group party thereto; and

(b)
concurrently with the transfer of the Halewood Properties to Jaguar Cars Limited in accordance with Schedule 17, let or procure that Jaguar Cars Limited is let into possession of the Halewood Plant and deliver or procure the delivery to Jaguar Cars Limited of such assets forming part of the Halewood Plant as are transferable by delivery and transfer or procure the transfer to Jaguar Cars Limited of the remainder of the Halewood Plant; and

9.1.3	the Seller shall transfer or procure the transfer to Jaguar Cars Limited of the Halewood Assets.

9.2	Immediately following Completion and on the Completion Date:

9.2.1
the Buyer shall procure that the Estimated Intra-Group Payables are paid to the Seller (for itself or, as applicable, as agent for and on behalf of the relevant member of the Seller Group) by the relevant Target Company or NSC Newco (to the extent it exists and has acquired Embedded NSC Assets at Completion and has been acquired by the Buyer);

EXECUTION VERSION

9.2.2
the Seller shall procure that any Estimated Intra-Group Receivables are paid to the relevant Target Company or NSC Newco (to the extent it exists and has acquired Embedded NSC Assets at Completion and has been acquired by the Buyer); and

9.2.3
each of the Seller and the Buyer agrees on behalf of itself and each of their respective subsidiaries that in each case where an Estimated Intra-Group Receivable is payable to an entity (A) by an entity (B) and there is also an Estimated Intra-Group Payable payable by B to A, such amounts shall be set off and only the net amount shall be payable.  The Buyer and the Seller agree that, where net amounts are paid and/or received, the book entries made in the accounts of the relevant debtor and creditor shall reflect the gross payments being effected.  The information to be provided to the Buyer as contemplated by the definitions of Estimated Intra-Group Receivable and Intra-Group Payable will set out, in respect of each such obligation, the debtor, the creditor and the amount estimated as payable, together with a schedule of the net amounts to be paid pursuant to this Clause 9.2.

10.	POST-COMPLETION ADJUSTMENTS

10.1	Following Completion, the Buyer and the Seller shall give effect to Schedule 12.

10.2	Five (5) Business Days following the issue of the Final Completion Statement in accordance with Schedule 12:

10.2.1
as an adjustment to the payments made pursuant to Clauses 9.2.1 and 9.2.2, the Buyer shall procure that the relevant Target Companies, NSC Newcos (existing at Completion and only after they have been acquired by the Buyer) or members of the Buyer’s Group pay or repay (as the case may be) to the relevant members of the Seller Group and/or, as appropriate, the Seller shall procure that the relevant members of the Seller Group pay or repay (as the case may be) to the relevant Target Companies, NSC Newcos (existing at Completion and acquired by the Buyer) or members of the Buyer’s Group, the difference between the amounts relating to such companies included in the Intra-Group Balances and in the Estimated Intra-Group Balances;

10.2.2
the Seller shall repay to the Buyer an amount equal to the amount by which the Estimated Intra-Group Balances exceeds the Intra-Group Balances or the Buyer shall pay to the Seller an amount equal to the amount by which the Intra-Group Balances exceeds the Estimated Intra-Group Balances;

10.2.3
the Seller shall repay to the Buyer an amount equal to the amount by which the Net External Indebtedness exceeds the Estimated Net External Indebtedness or the Buyer shall pay to the Seller an amount equal to the amount by which the Estimated Net External Indebtedness exceeds the Net External Indebtedness; and

10.2.4
the Seller shall repay to the Buyer an amount equal to the amount by which the Specified Working Capital Amount exceeds the Working Capital Amount or the Buyer shall, pay to the Seller an additional amount equal to the amount by which the Working Capital Amount exceeds the Specified Working Capital Amount (and, for the avoidance of doubt, for these purposes a smaller negative amount shall be taken to exceed a larger negative amount).

EXECUTION VERSION

11.	WARRANTIES AND INDEMNITIES

11.1	Warranties

11.1.1	The Seller warrants to the Buyer that each Warranty is true and accurate as set forth therein and not misleading on the date of this Sale and Purchase Agreement.

11.1.2
The Seller warrants to the Buyer that as at Completion the Bring-Down Warranties shall be true and accurate as set forth therein and shall not be misleading by reference to the facts and circumstances existing as at Completion and for such purpose any reference in such warranties to the date of this Sale and Purchase Agreement shall be deemed to be a reference to the Completion Date.

11.2	Reliance and Remedies

11.2.1	The Buyer acknowledges that it has not relied on or been induced to enter into this Sale and Purchase Agreement by any representation or warranty other than the Warranties.

11.2.2
The Seller is not liable to the Buyer (in equity, contract or tort under the Misrepresentation Act 1967 or in any other way) for a representation which is not set out in this Sale and Purchase Agreement.

11.2.3
The Buyer’s sole remedy for any breach of the Warranties other than the Bring-Down Warranties or any other breach of this Sale and Purchase Agreement shall be an action for damages and the Buyer shall not be entitled to rescind this Sale and Purchase Agreement in any circumstances other than as provided in Clause 6.4, Clause 6.5 or Clause 6.6.

11.3	Seller’s Knowledge, Information and Belief and Disclosure

11.3.1
A reference herein to the knowledge, information and belief of the Seller or so far as the Seller is aware or any similar expression, in relation to each Warranty means the actual knowledge of the person identified in Schedule 14 as being responsible for the area of expertise to which such Warranty relates (and no other person).

11.3.2
The Warranties are qualified by reference to those matters fairly disclosed in or under the Disclosure Letter (and any documents annexed to it), this Sale and Purchase Agreement, any of the Transaction Documents, and the contents of the Data Room and the Buyer shall not be entitled to claim that any such matter causes any of the Warranties to be untrue, inaccurate or misleading.

11.3.3
For convenience only certain disclosures in the Disclosure Letter refer to particular Warranties set out in Schedule 4 or to particular documents in the Data Room but any matter disclosed in the Disclosure Letter is disclosed for the purpose of all the Warranties which will be qualified accordingly.

11.4	Separate and Independent Warranty

11.4.1
Each of the Warranties shall be construed as a separate and independent Warranty and (except where this Sale and Purchase Agreement provides otherwise) shall not be limited or restricted in its scope by reference to, or inference from, any other term of another Warranty or any term of this Sale and Purchase Agreement except that the only Warranties given in respect of:

EXECUTION VERSION

(a)	competition, anti-restrictive trade practice or anti-trust legislation matters are those contained in Paragraph 4 of Schedule 4;

(b)	Intellectual Property Rights are those Warranties contained in Paragraph 10 of Schedule 4 and the Intellectual Property Agreements;

(c)	IT Systems and Services are those Warranties contained in Paragraph 11 of Schedule 4 and the Information Technology Agreement;

(d)	Pensions and related benefits matters are those Warranties contained in Paragraph 16 of Schedule 4;

(e)
Environmental Matters are those Warranties contained in Paragraph 18 of Schedule 4 together with the Warranty in Paragraph 15.1.2 of Schedule 4 in so far as it relates to health and safety matters. For the avoidance of doubt, Environmental Matters for the purposes of this Clause 11.4.1(e) does not include Warranties in respect of product compliance including that in Paragraph 21 of Schedule 4 nor the Warranties in Paragraphs 17.3 and 17.5 of that Schedule; and

(f)	Tax are those Warranties contained in Paragraph 19 of Schedule 4.

11.5	Limitations

11.5.1	Notwithstanding the provisions of this Clause 11, the provisions of Schedule 5 shall operate to limit the liability of the Seller and the members of the Seller Group in respect of any Claim.

11.5.2
The Seller undertakes not to make any claim against any Target Company, NSC Newco or any director, officer or employee of any Target Company, NSC Newco in respect of any misrepresentation, inaccuracy or omission in or from information or advice provided by such Target Company, NSC Newco, director, officer or employee for the purpose of assisting, or in connection with, the Seller making a representation, giving a Warranty or preparing the Disclosure Letter.

11.6	Exceptions to Limitations

Nothing in this Sale and Purchase Agreement, including the Schedules hereto or the Tax Deed, shall exclude or limit the liability of any party in relation to fraud, wilful misconduct or deliberate concealment or the remedies available to any other party in relation thereto.

11.7	Buyer’s Liability to Seller in Respect of Delayed NSCs

The Buyer shall not be liable to the Seller for a breach of this Sale and Purchase Agreement in respect of any obligation on the Buyer in relation to a Delayed NSC to the extent such breach arises solely due to the fact that:

(a)	the Buyer has not been given control over the operational management of the relevant Delayed NSC as contemplated by the NSC Interim Management Agreement;

(b)
the Buyer has given a written instruction to the Seller (and/or its Related Persons other than the JLR Group (each as defined in the NSC Interim Management Agreement)) pursuant to the NSC Interim Management Agreement where, in relation to such obligation on the Buyer under this Sale and Purchase Agreement, the Seller (and/or its Related Persons other than the JLR Group (each as defined in the NSC Interim Management Agreement)) has failed to undertake an action, with such failure to act (including a failure to act that is the consequence of a determination by the Board of Directors of the relevant Delayed NSC (or similar governance body that exercises control over the management of the Delayed NSC) that the performance of the action instructed in writing by the Buyer would constitute a breach of the Board’s fiduciary duties under Law) constituting a violation of the NSC Interim Management Agreement; or

EXECUTION VERSION

(c)
the Seller (and/or its Related Persons (other than the JLR Group (each as defined in the NSC Interim Management Agreement)) has directed the operational management of the relevant Delayed NSC in such a way as prevents the Buyer complying with its obligations in relation to such matter pursuant to this Sale and Purchase Agreement.

12.	BUYER AND GUARANTOR WARRANTIES AND INDEMNITY

12.1	Buyer and Guarantor Warranties

12.1.1	The Buyer and the Guarantor jointly and severally warrant to the Seller that each of the following warranties is true and accurate in all respects on the date of this Sale and Purchase Agreement:

(a)	each of the Buyer and the Guarantor is duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(b)
each of the Buyer and the Guarantor has full corporate power and authority to enter into and perform its obligations under this Sale and Purchase Agreement and any other document required to be executed by it pursuant to, or in connection with, this Sale and Purchase Agreement, which when executed by it shall constitute valid, legal and binding obligations of the Buyer and the Guarantor (as the case may be) in accordance with their respective terms and all actions have been taken by it which are necessary for it to execute and perform its obligations under this Sale and Purchase Agreement;

(c)
the execution of and performance by each of the Buyer and the Guarantor of its obligations under this Sale and Purchase Agreement have been duly authorised by its board of directors and by all other necessary corporate action;

(d)
the obligations of the Buyer and the Guarantor under this Sale and Purchase Agreement and each document to be executed by each of them at, or before Completion are, or when the relevant document is executed, will be valid and binding in accordance with its terms;

(e)
except as provided herein, neither entry into this Sale and Purchase Agreement nor entry into, and implementation of, the transactions referred to in this Sale and Purchase Agreement shall require the Buyer or the Guarantor to obtain any consent or approval, or to give any notice or to make any registration with any governmental, regulatory or other authority, which has not been obtained or made as at the date of this Sale and Purchase Agreement;

(f)
no order has been made and no resolution has been passed for the winding up of the Buyer or the Guarantor or for a provisional liquidator, manager administrator or administrative receiver (or such equivalent in its jurisdiction of incorporation) to be appointed in respect of the Buyer or the Guarantor, no petition has been presented and no meeting has been convened for the purposes of the winding up of the Buyer or the Guarantor and no other process whereby the business of the Buyer or the Guarantor is terminated and its assets are distributed amongst its creditors and/or shareholders or any other proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction have taken place, and no events or circumstances analogous to any of the above referred to in this Paragraph have occurred in or outside England;

EXECUTION VERSION

(g)	neither the Buyer nor the Guarantor is:

(i)	subject to any order, judgment, decree, investigation or proceedings by any governmental agency or authority;

(ii)	a party to any litigation, arbitration or administrative proceedings which are in progress or threatened or pending by or against or concerning it or any of its assets; or

(iii)	the subject of any governmental, regulatory or official investigation or enquiry which is outstanding or threatened,

which in each case are likely to result in any of the Conditions not being fulfilled or in the ability of the Buyer or the Guarantor to execute, deliver and perform its obligations under this Sale and Purchase Agreement;

(h)
the Buyer has (and at Completion will have) all necessary cash resources in immediately available funds or committed credit facilities to pay the Initial Purchase Price and the Subscription Price and to satisfy its other payment obligations under this Sale and Purchase Agreement and, in the case of such credit facilities, the Buyer shall be able to satisfy all conditions to drawdown to such loan facilities at or prior to Completion; and

(i)	as at the date of this Sale and Purchase Agreement, the Buyer is not actually aware of any matter that constitutes or is likely to constitute a Claim.

12.2	Separate and Independent Warranty

Each of the warranties set out in Clause 12.1 shall be construed as a separate and independent warranty and (except where this Sale and Purchase Agreement provides otherwise), shall not be limited or restricted in its scope by reference to, or inference from, any other term of another such warranty or any term of this Sale and Purchase Agreement.

12.3	Buyer’s Knowledge, Information and Belief

A reference herein to the awareness of the Buyer, the best knowledge, information and belief of the Buyer or so far as the Buyer is aware or any similar expression, in relation to each warranty set out in Clause 12.1 means the actual knowledge of the person identified in Part 2 of Schedule 14 as being responsible for the area of expertise to which such warranty relates (and no other person).

13.	CONTRACTS AND THIRD PARTY CONSENTS

13.1	JLR Contracts and Split Contracts

13.1.1	With effect from Completion, the Buyer:

(a)
shall, until such JLR Contracts are novated, assigned or transferred in accordance with this Clause 13, carry out, perform and discharge all Liabilities created by or arising under any JLR Contracts, or shall procure that all such Liabilities are carried out, performed and discharged; and

EXECUTION VERSION

(b)
undertakes to indemnify the Seller and each member of the Seller Group against all Losses and Liabilities incurred by any of them as a result of any failure by the Buyer to perform its obligations under Clause 13.1.1(a).

13.1.2
Insofar as the benefit or burden of any of the JLR Contracts cannot effectively be assigned or transferred to the Buyer, a Target Company or a NSC Newco except by novation or consent from a third party:

(a)	each of the Buyer and the Seller shall use all reasonable endeavours to procure such novation or consent with effect from Completion and for such purpose:

(i)	the Buyer shall provide any information, guarantees or other assurances reasonably requested by the relevant third party;

(ii)	the Seller shall not be obliged to incur any financial commitment; and

(iii)	neither party shall be obliged to become involved in or threaten any form of legal action.

(b)	until the benefit and burden of the relevant JLR Contract is novated or assigned:

(i)
the Seller shall, to the extent not prohibited under the relevant contract, procure that the relevant member of the Seller Group shall hold it on trust for the Buyer from Completion (and accordingly on receipt of the same account for and pay or deliver to the Buyer or as it may direct any moneys or goods received thereunder);

(ii)
the Buyer shall, as sub-contractor (to the extent permitted, in the reasonable opinion of the Seller, under such contract), failing which, as agent, of the relevant member of the Seller Group, perform all of the obligations under the relevant contract following Completion provided that the Buyer is given reasonable notice of such obligations by the Seller; and

(iii)
the Seller shall procure that the relevant member of the Seller Group shall on request and with effect from Completion (so far as it lawfully may, in the reasonable opinion of the Seller and at the Buyer’s sole expense) give all reasonable assistance to enable the Buyer to enforce its rights under the relevant contract provided that the Buyer shall indemnify each member of the Seller Group against all Losses and Liabilities thereby incurred and no member of the Seller Group shall be obliged to make any payment unless it has first been paid the amount concerned by the Buyer.

13.1.3	In relation to any Split Contract entered into by a member of the Seller Group:

(a)
prior to splitting any such Split Contract pursuant to Clause 13.1.5 and for so long as any member of the Seller Group retains any benefit pursuant to the terms of such Split Contract, the Seller shall, with effect from Completion, procure that the relevant member(s) of the Seller Group shall:

(i)
(to the extent not prohibited under such contract) hold any payments, goods or other services received under the relevant Split Contract (to the extent related to Jaguar or Land Rover) as trustee for the Buyer and as soon as reasonably practicable following receipt forward such payments, goods and other services to the Buyer (or as it may direct);

EXECUTION VERSION

(ii)
exercise all rights, powers and benefits under the relevant Split Contract (to the extent relating to Jaguar or Land Rover) in accordance with the Buyer’s reasonable requirements but without incurring any financial commitment for its own account or becoming involved in or threatening any form of legal action; and

(iii)	insofar as the Split Contract relates to any business carried on by the Seller Group, use all reasonable endeavours to carry out or perform its obligations under the Split Contract; and

(b)
provided it is given reasonable notice of the same by the Seller, the Buyer shall with effect from Completion perform, or procure the performance, of all such Split Contracts (to the extent related to Jaguar or Land Rover) in accordance with their terms and conditions as sub-contractor of the relevant member of the Seller Group provided that such sub-contracting is (in the reasonable opinion of the Seller) permitted under the terms of the relevant Split Contract, and where sub-contracting is not permissible, undertakes to perform, or procure performance, as agent of the relevant member of the Seller Group and the Buyer shall indemnify the Seller and each member of the Seller Group against all and any Losses or Liabilities resulting from any failure on the part of the Buyer to perform or procure performance of those obligations.

13.1.4	In relation to any Split Contract entered into by a Target Company:

(a)
prior to splitting any such Split Contract pursuant to Clause 13.1.5 and for so long as any Target Company retains any benefit pursuant to the terms of such Split Contract, the Buyer shall, with effect from Completion, procure that the relevant Target Company shall:

(i)
hold any payments, goods or other services received under the relevant Split Contract (to the extent related to any business carried on by the Seller Group) as trustee for the Seller and as soon as reasonably practicable following receipt forward such payments, goods and other services to the Seller (or as it may direct);

(ii)
exercise all rights, powers and benefits under the relevant Split Contract (to the extent relating to any business carried on by the Seller Group) in accordance with the Seller’s reasonable requirements but without incurring any financial commitment or for its own account or becoming involved in or threatening any form of legal action; and

(iii)	insofar as the Split Contract relates to Jaguar or Land Rover, use all reasonable endeavours to carry out or perform all relevant obligations under the Split Contract; and

(b)
provided it is given reasonable notice of the same by the Buyer, the Seller shall with effect from Completion perform, or procure the performance, of all such Split Contracts (to the extent related to any business carried on by the Seller Group) in accordance with their terms and conditions as sub-contractor of the relevant Target Company provided that sub-contracting is (in the reasonable opinion of the Buyer) permitted under the terms of the relevant Split Contract, and where sub-contracting is not permissible, undertakes to perform, or procure the performance, as agent of the relevant Target Company and the Seller shall indemnify the Buyer and its Affiliates (including for the avoidance of doubt each Target Company or NSC Newco) against all and any Losses or Liabilities resulting from any failure on the part of a member of the Seller Group to perform or procure performance of those obligations.

EXECUTION VERSION

13.1.5
If the Buyer or the Seller so requests in writing, the Seller or the Buyer (respectively) shall with effect from Completion take all reasonable action, or procure that a member of the Seller Group (in the case of the Seller) or Target Company (in the case of the Buyer), takes all reasonable action as is reasonably necessary to agree to an arrangement with the counterparty or counterparties to any Split Contract whereby the Split Contract is terminated and replaced by two or more contracts (including one with a member of the Seller Group and one with a Target Company) reflecting the reasonable requirements of the Seller and the Buyer.

13.1.6
The Seller and the Buyer acknowledge and agree that a committee (the Contracts Committee) shall be established at Completion to act as a forum within which the Buyer and the Seller shall discuss such matters as may from time to time arise in relation to Split Contracts.  The Contracts Committee shall consist of up to six (6) members, a maximum of three (3) of whom shall be appointed by each of the Buyer and the Seller by way of notice served upon the other.  The first appointees of the Buyer shall be Mr S Proctor (Director of FM & SP Europe, Ford Werke GmbH) and Ms S Slaughter (Director of Purchasing Business Office, Ford Motor Company Limited) and the first appointees of the Seller shall be Mr B B Parekh (TML Holdings Limited) and Mr D Smith (JLR).  The party which has appointed any member of the Contracts Committee shall be free, upon giving to the other party which is entitled to appoint members of the Contracts Committee not less than ten (10) Business Days’ notice, to terminate the appointment of such member and appoint a replacement.

13.1.7
Either the Buyer or the Seller may convene a meeting of the Contracts Committee by giving not less than ten (10) Business Days’ notice by facsimile (the Meeting Request) to the other specifying the proposed date and time for the meeting (which shall be between 9.00 am and 5.00 pm (London time) on a Business Day) and specifying in reasonable detail the topics to be discussed at such meeting.  The Seller and the Buyer acknowledge and agree that there shall be no more than one meeting of the Contracts Committee in any given month unless otherwise agreed in writing by the parties.

13.1.8
The recipient of any Meeting Request shall use its reasonable endeavours to make the appropriate arrangements so as to enable the meeting to take place at the proposed date and time and shall, within three (3) Business Days of receipt of the Meeting Request, notify the sender by facsimile whether the recipient agrees with the proposed date and time for the meeting and offering, if the proposed time is not agreed, an alternative proposed meeting time (which shall be between 9.00 am and 5.00 pm (London time) on a Business Day) (such notice being the Meeting Response).  If the proposed date and time for the meeting is agreed the Contracts Committee shall be deemed to have been duly convened to meeting at such time.  If any Meeting Response proposes an alternative meeting date and time, the recipient shall use its reasonable endeavours to make the appropriate arrangements so as to enable the meeting to take place at the proposed alternative date and time and shall within three (3) Business Days of receipt of the Meeting Response give notice to the sender by facsimile specifying the date and time for the meeting of the Contracts Committee (which shall, if reasonably practicable, be at the proposed alternative date and time or otherwise at the such other date and time (which shall be between 9.00 am and 5.00 pm (London time) on a Business Day and shall not be the time proposed in the Meeting Request) as the recipient may specify).

13.1.9
Each of the Buyer and the Seller shall use its reasonable endeavours to procure that at least two of its appointees to the Contracts Committee shall attend any meeting of the Contracts Committee and unless at least two appointees of each of the Buyer and the Seller are in attendance the meeting shall be deemed to be inquorate and shall be cancelled.  If any meeting of the Contracts Committee should be cancelled, the party which proposed the relevant Meeting Request shall as soon as reasonably practicable submit a further Meeting Request, which shall specify that it has been submitted as a result of such cancellation.  Each of the Buyer and the Seller shall procure that at least two of its appointees to the Contracts Committee shall attend any meeting the Contracts Committee convened pursuant to such a Meeting Request.  Meetings of the Contracts Committee may take place by teleconference or in person and the Contracts Committee shall, subject to this Clause 13.1 be free to determine its own procedures.

EXECUTION VERSION

13.1.10
The Seller and the Buyer acknowledge and agree that any determination by the Contracts Committee shall not be binding with respect to a Split Contract unless and to the extent any such Split Contract is formally amended in a written agreement that is executed by each of the parties thereto.

13.2	Caterpillar Arrangements

Subject to Clause 13.1, each of the Seller and the Buyer shall use all reasonable endeavours to ensure that following Completion, the Global LSA, the Ford-Caterpillar Contracts and the JLR-Caterpillar Contracts continue to operate in a manner as closely adjacent as is reasonably and commercially practicable to the manner in which they operate at the date of this Sale and Purchase Agreement, and without limitation to the generality of the foregoing the Seller shall (or as the case may be shall procure that any other relevant member of the Seller Group shall):

(a)
provide to the JLR parties (including Embedded NSCs) to the JLR-Caterpillar Contracts and Ford-Caterpillar Contracts access to the IT Systems and Services of the Seller Group that are being used by JLR at Completion under or in connection with the JLR-Caterpillar Contracts and the Ford-Caterpillar Contracts, and related services, in accordance with the terms of the Information Technology Agreement;

(b)
not take any action (or as the case may be omit to take any action) which is within the Seller’s reasonable control that could reasonably be expected to give rise to the termination of (to the extent attributable to any matter arising under or in connection with  the Global LSA or any Ford-Caterpillar Contract) the JLR-Caterpillar Contracts (or the right of the non-JLR party thereto to effect such termination);

(c)
not without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) agree to amend the Global LSA to the extent that such amendment would directly or indirectly adversely and materially affect any of the Ford-Caterpillar Contracts or the JLR-Caterpillar Contracts; and

(d)	not without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) amend the Ford-Caterpillar Contracts.

14.	ASSUMED LIABILITIES

14.1
The Buyer hereby undertakes to the Seller (for itself and on behalf of each member of the Seller Group) that it will with effect from Completion duly and properly perform, assume and pay and discharge when due, and indemnify and hold harmless the Seller and each member of the Seller Group against, any Assumed Liabilities and any and all Losses or Liabilities incurred or suffered as a result of or relating to any such Assumed Liabilities, it being understood that, with respect to any Assumed Liabilities and any associated Losses or Liabilities that arise in connection with a jurisdiction listed in Part C of Schedule 18 with respect to which the Condition set forth in Clause 4.1.3 is waived as permitted by Clause 4.3.3, any such Liabilities and any such indemnification shall be, for the avoidance of doubt, for the account of the Buyer notwithstanding circumstances where, as required by Law, the performance, assumption, payment and discharge of any such Liabilities and any such indemnification by the Buyer may occur only at such time as the waived Condition is satisfied.  The Seller agrees that, as between the Buyer and the Seller and to the greatest extent permitted by Law, the Assumed Liabilities shall be assumed by the Buyer or the relevant entity with the intention that it shall have the benefit of the same rights, powers, remedies, claims, defences (including without limitation, rights of set-off and counter claim) enjoyed by the relevant member of the Seller Group.

EXECUTION VERSION

14.2
The Buyer undertakes to the Seller that at any time and from time to time on or after Completion, it will at the cost of the Buyer execute and deliver all such further instruments of assumption and acknowledgements or take such other action as the Seller may reasonably request (provided that, without prejudice to the provisions of Clause 14.1, the Seller acknowledges and agrees that no such request may be regarded as reasonable to the extent it is made before the relevant Delayed Transfer Date with respect to Assumed Liabilities of the relevant Delayed NSC) in order to effect the release and discharge in full of the relevant member of the Seller Group in respect of any Assumed Liabilities, or the assumption by the Buyer, a member of the Buyer’s Group, a Target Company or a NSC Newco of the Assumed Liabilities and the substitution of the Buyer, a Target Company or a NSC Newco as the primary obligor in respect of the Assumed Liabilities, in each case on a non-recourse basis to any member of the Seller Group.

14.3	JLR Manufacturing Grants

14.3.1
The Buyer and the Seller agree that any Liability arising after Completion for repayment of any JLR Manufacturing Grant shall be borne between them equally and, accordingly, the Buyer shall indemnify the Seller against one half of all Losses and Liabilities incurred by any member of the Seller Group resulting from any claim or demand made after Completion for repayment of any amount in respect of a JLR Manufacturing Grant and the Seller shall indemnify the Buyer against one half of all Losses and Liabilities incurred by any Target Company resulting from any claim or demand made after Completion for repayment of any amount in respect of a JLR Manufacturing Grant.

14.3.2
After Completion, the Buyer shall not, and shall procure that no Target Company or NSC Newco shall, engage in any conduct, take any step or course of action or fail to take any step or course of action which shall cause any claim or demand to be made for repayment of any amount in respect of a JLR Manufacturing Grant.

14.4	US Dealer Claims

The Buyer and the Seller agree that any Losses and Liabilities arising after the date of this Sale and Purchase Agreement with respect to any US Dealer Wrongful Termination Claim (as such term is defined in Schedule 9) shall be borne two-thirds by the Seller and one-third by the Buyer, and, accordingly the Buyer shall indemnify the Seller against one-third of all Losses and Liabilities incurred by any member of the Seller Group resulting from any claim or demand made in respect of a US Dealer Wrongful Termination Claim, and the Seller shall indemnify the Buyer against two-thirds of all Losses and Liabilities incurred by any Target Company resulting from any claim or demand made in respect of a US Dealer Wrongful Termination Claim.

EXECUTION VERSION

15.	ASSURANCES

15.1	With effect from Completion, the Buyer shall:

15.1.1
use reasonable endeavours to procure that each relevant member of the Seller Group shall be released in full from all Assurances listed in Section 5.03 of the Data Room (other than any Assurances listed in Appendix 7 of the Vehicle Finance Separation Agreements between Ford Motor Credit Company LLC and Land Rover UK and/or Ford Motor Credit Company LLC and Jaguar Cars Limited in the Agreed Form);

15.1.2
use reasonable endeavours to procure the release of every relevant member of the Seller Group from all other Assurances relating to any Liability of a Target Company or any Assumed Liability as soon as reasonably practicable after becoming aware of such Assurance (other than any Assurances listed in Appendix 7 of the Vehicle Finance Separation Agreements between Ford Motor Credit Company LLC and Land Rover UK and/or Ford Motor Credit Company LLC and Jaguar Cars Limited in the Agreed Form); and

15.1.3
pending release in accordance with this Clause 15, indemnify each member of the Seller Group against all Losses and Liabilities incurred in respect of any such Assurance (including, without limitation, any liability of a member of the Seller Group to pay any sum to an insurer in respect of any claim made under an insurance policy by any of the Target Companies or, in so far as such claim relates to Jaguar and/or Land Rover, by any member of the Seller Group).

15.2	With effect from Completion, the Seller shall:

15.2.1	procure that each relevant Target Company shall be released in full from any Assurances relating to any Liability of a member of the Seller Group (other than any Assumed Liability); and

15.2.2	pending release in accordance with this Clause 15, indemnify each Target Company against all Losses and Liabilities incurred in respect of any such Assurance.

16.	EMPLOYMENT AND SECONDMENTS

16.1
In the event that an individual who is employed by a member of the Seller Group and who works wholly for JLR (excluding any Shared Services Employee, any Secondee, any Designated Employee or any individual who is within the scope of the Ford US Secondment Agreement arrangements in Clause 16.12 below):

(a)
is wrongly identified in the Employee Lists referred to in the Disclosure Letter as an employee of a Target Company, he/she shall where secondments are lawful under the Laws of the relevant Territory be treated as a Secondee (in accordance with the arrangements referenced in Clause 16.11 below).  Where secondments are not lawful under the Laws of the relevant Territory the Seller and the Buyer shall in good faith seek to agree appropriate contractual arrangements whereby the individual is treated as a JLR Wrong Pocket Employee; or

EXECUTION VERSION

(b)
is not identified in the Employee Lists referred to in the Disclosure Letter as a NSC Transferring Employee the Seller shall treat that individual as a NSC Transferring Employee for the purposes of this Clause 16.

16.2
The Seller shall procure that the Seller Group and the Target Companies comply with all of their respective Collective Consultation Requirements and the Buyer shall procure that all of the Buyer’s Group comply with all of their respective Collective Consultation Requirements.

16.3
To the extent reasonable, the Seller and the Buyer shall seek to adopt a collaborative approach to the Collective Consultation Requirements.  The Seller shall procure that no information, consultation or notification with any employee or Representative Body is carried out by or on behalf of the Seller, any Target Company or any company within the Seller Group in connection with the intentions of the Buyer in relation to the business of JLR, without obtaining the prior written approval of the Buyer.

16.4
It is agreed by the Buyer and the Seller that the Seller shall comply with its obligations pursuant to Clauses 7 and 8 of this Sale and Purchase Agreement in respect of the Reserved Territory in relation to: (i) the transfer of employment of JLR Employees; (ii) the establishment of a NSC Newco; (iii) the sale of the NSC Newco to the Buyer; and (iv) Clause 8.5 in respect of the transfer of the Embedded NSC Assets and Assumed Liabilities on the NSC Long Stop Date, in each case after the relevant member of the Seller Group and/or the relevant Target Company and/or NSC Newco (as the case may be) have complied with all Collective Consultation Requirements in respect of such obligations.

16.5
Subject to Clause 16.4 of this Sale and Purchase Agreement (in respect of the Reserved Territory), the Seller shall use reasonable endeavours in collaboration with the Buyer to procure that each NSC Transferring Employee is employed by the NSC Newco (or, as the case may be, a Target Company) in the relevant jurisdiction on or before the later of the Completion Date (or in respect of a Delayed NSC, the Delayed Transfer Date) on terms and conditions of employment as the Buyer may reasonably stipulate which shall in any event be no less favourable in aggregate than their current terms and conditions (including but without limitation any current terms and conditions relating to membership of pension arrangements and the benefit structure thereunder) as have been disclosed to the Buyer prior to 30 April 2008 (such terms to be provided by the Buyer in writing in a timely fashion sufficiently in advance of the Completion Date or Delayed Transfer Date but in any event in any jurisdiction not before the earlier of 30 April 2008 and such time that the Seller has confirmed to the Buyer that it has provided the Buyer with complete and accurate details of the current terms and conditions of the NSC Transferring Employees in that jurisdiction) or, in default of any such terms and conditions being stipulated by the Buyer, the Seller shall use reasonable endeavours to ensure that the NSC Transferring Employees are employed by the NSC Newco (or, as the case may be, a Target Company) on terms and conditions which are the same as or no less favourable than their current terms and conditions (including but without limitation any current terms and conditions relating to membership of pension arrangements and the benefit structure thereunder) as disclosed to the Buyer prior to 30 April 2008.  The parties acknowledge the Seller is under no obligation to offer financial incentives in order to comply with this Clause.  The Seller may at its discretion require any NSC Transferring Employee to waive (in a manner in which the Seller is reasonably satisfied is legally effective) any entitlement to redundancy or severance payments which would otherwise be payable on the termination of his employment with the relevant member of the Seller Group or any legal claims arising out of such termination.  In respect of any Delayed NSC the Buyer shall, to the extent that the relevant Target Company or NSC Newco is under the ultimate ownership or operational control of the Buyer, use all reasonable endeavours to assist the Seller in procuring that such NSC Transferring Employees are employed by the NSC Newco or Target Company on or before the Delayed Transfer Date, including where necessary by procuring that the NSC Newco or Target Company makes offers of employment to the NSC Transferring Employees in accordance with the terms of this Clause 16.5, in collaboration with the Seller.

EXECUTION VERSION

16.6	If a NSC Transferring Employee:

16.6.1	objects to the transfer of his/her employment to a NSC Newco (or, as the case may be, a Target Company);

16.6.2	declines an offer of employment from a NSC Newco (or, as the case may be, a Target Company) made pursuant to the Seller Group’s obligations under Clause 16.5;

16.6.3
fails to accept before the Completion Date or Delayed Transfer Date (as applicable) an offer of employment from a NSC Newco (or, as the case may be, a Target Company) made pursuant to the Seller Group’s obligations under Clause 16.5; or

16.6.4	resigns in circumstances where their employment ends prior to Completion or, if later, any Delayed Transfer Date;

the Seller will notify the Buyer forthwith and, upon the written request of the Buyer, use all reasonable endeavours to persuade the NSC Transferring Employee to become employed by the NSC Newco (or, as the case may be, a Target Company), but the Seller shall not otherwise be required to take any further steps to comply with its obligation under Clause 16.5.

16.7
Subject to the Clauses 16.1, 16.14, 16.15 and 16.16, the Seller shall procure that no NSC Newco shall prior to the Completion Date (or, if later, the Delayed Transfer Date) offer employment to any person other than a NSC Transferring Employee without the prior approval of the Buyer, such approval not to be unreasonably withheld (save to the extent that ultimate ownership or operational control of the NSC Newco has passed to the Buyer).

16.8
In the event that any of the circumstances set out in Clause 16.6 applies or where a NSC Transferring Employee accepts an offer of employment made by (or the transfer of his employment to) the NSC Newco (or, as the case may be, a Target Company), the relevant member of the Seller Group may terminate the employment of such person, and all Losses and Liabilities incurred by any member of the Seller Group in connection with the termination of such person’s employment, including any Severance Payments (subject to the conditions and limitations in Clauses 16.8.1 to 16.8.5) which are payable on the termination of his or her employment with the relevant member of the Seller Group, shall be borne in equal shares by the Seller and the Buyer.  The Buyer agrees to indemnify the Seller in respect of its share of any such Losses and Liabilities (subject to the Seller providing the Buyer with such information as the Buyer may reasonably request verifying the amount of such Losses and Liabilities in respect of each relevant employee, including copies of any relevant termination agreements and information showing the basis for calculating the amount payable to each relevant employee) and the Seller agrees to indemnify the Buyer in respect of its share of any such Losses and Liabilities.  The relevant member of the Seller Group shall use all reasonable endeavours to minimise any such Losses and Liabilities (but having regard to Clauses 16.8.3 and 16.8.5). In this Clause 16.8 Severance Payment shall mean:

EXECUTION VERSION

16.8.1
any payments made by a member of the Seller Group which are (i) contractually due, or (ii) due pursuant to the Laws of the Territory in which the NSC Transferring Employee is employed, in either case to any NSC Transferring Employee by reason of the termination of their employment (including without limitation any notice or payment in lieu of notice but subject to Clause 16.8.3 excluding any payments in respect of any remuneration or other benefits in relation to the employment of any NSC Transferring Employee in respect of the period up to the termination of any NSC Transferring Employee’s employment). For the avoidance of doubt, Severance Payments includes (as applicable) any retirement allowance payments due on termination in Japan;

16.8.2
any damages, awards, penalties or other Losses or Liabilities (including reasonable legal costs and expenses) arising out of or in connection with any claim brought by or on behalf of any NSC Transferring Employee relating to the termination of his or her employment by a member of the Seller Group;

16.8.3
subject to the consent of the Buyer (such consent not to be unreasonably withheld or delayed) any payment made (where reasonably necessary) to settle or compromise a claim or liability (or potential claim or liability) arising out of or in connection with the termination of employment of any NSC Transferring Employee by a member of the Seller Group;

16.8.4
any current salary or other benefit costs payable to a NSC Transferring Employee following Completion (or, in respect of a Delayed NSC, following the Delayed Transfer Date) where the relevant member of the Seller Group is delayed or prevented from terminating the NSC Transferring Employee’s employment by Law (or where such delay is otherwise agreed in writing between the parties); and

16.8.5
subject to the consent of the Buyer (such consent not to be unreasonably withheld or delayed) any enhanced terms or payments (in excess of the terms or payments referred to at Clauses 16.8.1 to 16.8.4) which the Seller reasonably determines in good faith are necessary to bring the total severance package for the NSC Transferring Employee into line with (but not in excess of) market practice in that Territory.

For the avoidance of doubt the Buyer shall not be required to contribute to any ex-gratia payment offered by the Seller to any NSC Transferring Employee on the termination of their employment (save as required in Clauses 16.8.3 and 16.8.5) unless it has given its prior written consent.

16.9
The Buyer shall indemnify the Seller for any Losses or Liabilities directly or indirectly caused by the Buyer or any member of the Buyer’s Group as a result of the Buyer failing to provide the Seller with details of proposed terms and conditions of employment in accordance with Clause 16.5 above or any Losses or Liabilities occasioned by or arising out of an offer of employment being made on terms stipulated by the Buyer.

16.10
In the event a NSC Transferring Employee has not transferred to the relevant NSC Newco (or as the case may be a Target Company) by the Long Stop Date, the provisions in Part 3 of Schedule 8 will apply.

16.11
The Buyer and the Seller shall give effect to the provisions of the Secondment Agreements by procuring that the relevant members of the Seller Group and Buyer’s Group enter into Secondment Agreements in respect of all Secondees and Designated Employees and any individual treated as a Secondee pursuant to Clause 16.1 above, except where the existing secondment arrangements for such Secondee or Designated Employee come to an end before Completion (or in the case of a Delayed NSC, the Delayed Transfer Date) on the “Planned Completion” date identified in the Secondee Lists (as referenced in the Disclosure Letter) or on such other date as may be mutually agreed in writing between the parties.

EXECUTION VERSION

16.12
The Buyer and the Seller shall give effect to the provisions of the Ford US Secondment Agreement with respect to those persons employed by members of the Seller Group in the business of Jaguar and/or Land Rover specified therein.  None of the provisions of Clause 16 of this Sale and Purchase Agreement shall apply to any individuals with respect to their secondment and transfer of employment in the US under the provisions of the US Secondment Agreement (other than Clauses 16.11, 16.12 and 16.13).

16.13
The Seller and the Buyer agree that this Clause 16 and the Ford US Secondment Agreement and other Secondment Agreements shall be subject to the requirements of Schedule 11 in any case where Schedule 11 imposes additional obligations on either party in respect of pensions and related benefits.

16.14
Nothing in Schedule 7 or Clause 17 shall prevent any member of the Seller Group from making an offer of employment to each Seller Wrong Pocket Employee, with any such offer to commence with effect from the Completion Date.  If such offer is accepted by a Seller Wrong Pocket Employee, that person shall cease to be a JLR Employee.

16.15
Nothing in Schedule 7 or Clause 17 shall prevent a Target Company or JLR Subsidiary from making an offer of employment to each JLR Wrong Pocket Employee, with any such offer to commence with effect from the Completion Date.  If such offer is accepted by a JLR Wrong Pocket Employee, that person shall become a JLR Employee in the relevant Territory.

16.16	The Seller and the Buyer have agreed the following terms in relation to Shared Services Employees:

16.16.1
the Seller and the Buyer shall procure that as soon as reasonably practicable following the date of this Sale and Purchase Agreement, a duly authorised member of the Seller Group and JLR shall each identify for each Shared Services Territory how many of the Shared Services Employees they will require from Completion and produce a description of the positions available within their respective organisational structures for which the Shared Services Employees shall be eligible to apply;

16.16.2
once the duly authorised member of each of the Seller Group and JLR have completed the steps envisaged in Clause 16.16.1, the Seller and the Buyer shall procure that on an agreed date the lists of available positions are then made available to the Shared Services Employees in the relevant Shared Services Territory and that such Shared Services Employees are invited by the relevant member of the Seller Group and JLR to apply for any of those positions for which such Shared Services Employees would like to be considered, provided that if one party is not ready to publish its list of available positions by sixty (60) days prior to the anticipated date of Completion (or in the case of a Delayed NSC sixty (60) days before the anticipated Delayed Transfer Date) the other party may proceed to unilaterally publish its list and to make offers in accordance with Clause 16.16.3, save for any Territory where Completion is anticipated to take place on or before 1 June 2008 in which case the relevant date shall be forty-five (45) days prior to the anticipated date of Completion (or, in the case of a Delayed NSC, forty-five (45) days prior to the Delayed Transfer Date);

16.16.3
the Seller and the Buyer shall procure that the relevant member of the Seller Group and JLR select those Shared Services Employees to whom they wish to make offers from those who have applied and shall make offers of employment to commence with effect from the Completion Date (or in the case of a Delayed NSC, with effect from the Delayed Transfer Date) giving the Shared Services Employee a reasonable period of time in which to accept the offer of employment.  Where the job offered is the same as or substantially similar to that person’s current job or is on the same grade (or any comparable grade if the grading system used is different) the terms of the offer must be no less favourable in aggregate than the person’s current terms and conditions (including but without limitation any current terms and conditions relating to membership of pension arrangements and the benefit structure thereunder) as have been disclosed to the Buyer prior to 30 April 2008.  All offers of employment shall be made as early as possible in the process and ideally at least forty-five (45) days before the anticipated date of Completion (or in the case of a Delayed NSC, at least forty-five (45) days before the Delayed Transfer Date), but in any event must be made no later than fifteen (15) days before the anticipated date of Completion (or in the case of a Delayed NSC, no later than fifteen (15) days before the Delayed Transfer Date).  The Shared Services Employee shall be given fifteen (15) days in which to accept any offer made;

EXECUTION VERSION

16.16.4	the Seller and the Buyer shall procure that the relevant member of the Seller Group and JLR identify to each other those Shared Services Employees who have accepted offers;

16.16.5
the Seller and the Buyer shall procure that any Shared Services Employee who accepts an offer made under this process shall be released from his/her notice obligations and post-termination restrictions applicable to such Shared Service Employee (to the extent necessary to enable such Shared Service Employee to be employed by the Seller Group or JLR as the case may be in accordance with the terms of the job offer made to them) under their current contract with effect from the Completion Date (or, in the case of a Delayed NSC, with effect from the Delayed Transfer Date).  The Seller and the Buyer shall procure that the relevant member of the Seller Group and JLR shall encourage the Shared Services Employees to give as much advance notice of termination as possible to their current employer in the event that they accept a new job offer from a member of the Seller Group or JLR pursuant to this Clause 16.16;

16.16.6
the Seller and the Buyer shall each be responsible for their respective shares of any Losses and Liabilities including any Aggregate Severance Costs (subject to the conditions and limitations in Clauses 16.16.8(a) to 16.16.8(e)) incurred as a result of the Seller or relevant member of the Seller Group terminating the employment of any Shared Services Employee who has not:

(a)	accepted an offer of employment from a member of the Seller Group or JLR; or

(b)	received and offer of employment from a member of the Seller Group or JLR;

or where such Shared Services Employee’s employment is terminated as a result of having accepted an offer from a member of the Seller Group or JLR;

16.16.7	the Buyer shall promptly reimburse the Seller on demand for the Buyer’s share of the Aggregate Severance Costs for each Shared Services Employee subject to receiving reasonable evidence of the same;

16.16.8
the relevant member of the Seller Group shall use reasonable endeavours to ensure that any Aggregate Severance Costs are kept to a minimum (but having regard to Clauses 16.16.8(c) and (e)) and to terminate any such person’s employment as soon as reasonably practicable after Completion.  The term “Aggregate Severance Costs” shall mean:

EXECUTION VERSION

(a)
any payments made by a member of the Seller Group which are: (i) contractually due; or (ii) due pursuant to the Laws of the Territory in which the Shared Service Employee is employed, in either case to any Shared Service Employee by reason of the termination of their employment (including without limitation any notice or payment in lieu of notice but subject to Clause 16.16.8(c) below excluding any payments in respect of any remuneration or other benefits in relation to the employment of any Shared Service Employee in respect of the period up to the termination of any Shared Service Employee’s employment).  For the avoidance of doubt, the term Aggregate Severance Costs includes (as applicable) any retirement allowance payments due on termination in Japan;

(b)
any damages, awards, penalties or other Losses or Liabilities (including reasonable legal costs and expenses) arising out of or in connection with any claim brought by or on behalf of any Shared Services Employee relating to the termination of his employment by a member of the Seller Group;

(c)
subject to the consent of the Buyer (such consent not to be unreasonably withheld or delayed) any payment made (where reasonably necessary) to settle or compromise a claim or liability (or potential claim or liability) arising out of or in connection with the termination of employment of any Shared Services Employee by a member of the Seller Group;

(d)
any current salary or other benefit costs payable to a Shared Services Employee following Completion (or, in respect of a Delayed NSC, following the Delayed Transfer Date) where the relevant member of the Seller Group is delayed or prevented from terminating the Shared Services Employee’s employment by Law (or where such delay is otherwise agreed in writing between the parties); and

(e)
subject to the consent of the Buyer (such consent not to be unreasonably withheld or delayed) any enhanced terms or payments (in excess of the terms or payments referred to in this sub-clause 16.16.8) which the Seller reasonably determines in good faith are necessary to bring the total severance package for the Shared Services Employee into line with (but not in excess of) market practice in that Territory;

For the avoidance of doubt the Buyer shall not be required to contribute to any ex-gratia payment offered by the Seller to any Shared Services Employee on the termination of their employment (save as required in Clauses 16.16.8(c) and (e)) unless it has given its prior written consent.

16.16.9	the Seller and Buyer’s respective shares of the Aggregate Severance Costs in each Shared Services Territory shall be calculated by reference to the following formula:

X  = (A - C)

Y  = (B - D)

Z  = (X + Y)

Buyer share = (X / Z) x Aggregate Severance Costs

Seller share = (Y / Z) x Aggregate Severance Costs

Where:

“A” means the JLR Shared Services Headcount for that Shared Services Territory;

EXECUTION VERSION

“B” means the member of the Seller Group Shared Services Headcount for that Shared Services Territory;

“C” means the number of job offers made by JLR and accepted by Shared Services Employees in that Shared Services Territory; and

“D” means the number of job offers made by the relevant member of the Seller Group and accepted by Shared Services Employees in that Shared Services Territory.

16.17	If the Seller transfers the Embedded NSC Assets of an Embedded NSC to a Third Party Importer in accordance with Clause 7.1.2(iii), the Seller may, at its discretion, either:

16.17.1	procure that the NSC Transferring Employees employed in such Embedded NSC (or any of them) remain employed by the relevant member of the Seller Group; or

16.17.2
seek to arrange for the relevant Third Party Importer to make offers of employment to the NSC Transferring Employees employed in such Embedded NSC (or any of them) or otherwise seek to arrange for their employment to transfer to the relevant Third Party Importer; or

16.17.3
terminate the employment of the NSC Transferring Employees employed in such Embedded NSC (or any of them) either (i) where the NSC Transferring Employee has agreed to transfer to, or has accepted an offer of employment from, the Third Party Importer or (ii) in circumstances where the NSC Transferring Employee has not received an offer or has not accepted an offer of employment from the Third Party Importer.

16.18
If the Seller transfers the Embedded NSC Assets of an Embedded NSC to a Third Party Importer in accordance with Clause 7.1.2 (iii), the Seller and Buyer shall be responsible in equal shares for any Losses or Liabilities including any Severance Costs (subject to the conditions and limitations in Clauses 16.19.1 to 16.19.5) arising out of any of the following circumstances or events:

16.18.1
where the Seller terminates the employment of a NSC Transferring Employee in that Territory where such NSC Transferring Employee has agreed to transfer to or accepted an offer of employment from the Third Party Importer; or

16.18.2	where the Third Party Importer refuses to make an offer of employment to a NSC Transferring Employee in that Territory or to accept the transfer of any such NSC Transferring Employee; or

16.18.3	where a NSC Transferring Employee in that Territory does not accept (within a reasonable timeframe) an offer of employment made by the Third Party Importer.

The Buyer agrees to indemnify the Seller in respect of its shares of such Losses, Liabilities and Severance Costs and the Seller agrees to indemnify the Buyer in respect of its share of such Losses, Liabilities and Severance Costs (subject to each Party providing the other with such information as the other may reasonably request verifying the amount of such Losses and Liabilities in respect of each relevant employee, including copies of any relevant termination agreements and information showing the basis for the amount payable to each relevant employee). The relevant member of the Seller Group shall use all reasonable endeavours to ensure that any Severance Costs are kept to a minimum (but having regard to Clauses 16.19.3 and 16.19.5).

EXECUTION VERSION

16.19	In Clause 16.18 “Severance Costs” shall mean:

16.19.1
any payments made by a member of the Seller Group which are (i) contractually due or (ii) due pursuant to the Laws of the Territory in which the NSC Transferring Employee is employed in either case to any NSC Transferring Employee by reason of the termination of their employment (including without limitation any notice or payment in lieu of notice but subject to Clause 16.19.3 excluding any payments in respect of any remuneration or other benefits in relation to the employment of any NSC Transferring Employee in respect of the period up to the termination of any NSC Transferring Employee’s employment);

16.19.2
any damages, awards, penalties or other Losses or Liabilities (including legal costs and expenses) arising out of or in connection with any claim brought by or on behalf of any NSC Transferring Employee relating to the termination of his employment by a member of the Seller Group;

16.19.3
subject to the consent of the Buyer (such consent not to be unreasonably withheld or delayed) any payment made (where reasonably necessary) to settle or compromise a claim or liability (or potential claim or liability) arising out of or in connection with the termination of employment of any NSC Transferring Employee by a member of the Seller Group;

16.19.4
any current salary or other benefit costs payable to a NSC Transferring Employee following the transfer  of the Embedded NSC Assets to the Third Party Importer where the relevant member of the Seller Group is delayed or prevented from terminating the NSC Transferring Employee’s employment by Law (or where such delay is otherwise in writing between the parties); and

16.19.5
subject to the consent of the Buyer (such consent not to be unreasonably withheld or delayed) any enhanced terms or payments (in excess of the terms or payments referred to at Clauses 16.19.1 to 16.19.5) which the Seller reasonably determines in good faith are necessary to bring the total severance package for the NSC Transferring Employee into line with (but not in excess of) market practice in that Territory.

For the avoidance of doubt the Buyer shall not be required to contribute to any ex-gratia payment offered by the Seller to any NSC Transferring Employee on the termination of their employment (save as required in Clauses 16.19.3 and 16.19.5) unless it has given its prior written consent.

17.	NON-SOLICITATION UNDERTAKINGS

17.1
The Buyer covenants with the Seller and separately with each member of the Seller Group that it shall not and shall procure that no member of the Buyer’s Group or, after Completion any Target Company, NSC Newco (after it has been acquired by the Buyer) or Embedded NSC shall, in each case whether alone or jointly with any other person, firm or company and whether directly or indirectly, within the period of twelve (12) months from the date of this Sale and Purchase Agreement in the case of members of the Buyer’s Group but only from Completion in respect of Target Companies, NSC Newcos (after they have been acquired by the Buyer) and Embedded NSCs, solicit or endeavour to entice away from, or discourage from being employed by or providing services to, any member of the Seller Group any person who was at the date of this Sale and Purchase Agreement a Ford Senior Employee whether or not such person would commit a breach of contract by reason of leaving service other than:

EXECUTION VERSION

17.1.1	any Ford Senior Employee whose employment with the relevant member of the Seller Group has then ceased or who has given (or received) notice terminating such employment;

17.1.2	any Ford Senior Employee who responds to any public recruitment advertisement placed by or on behalf of Target Company, Embedded NSC or any member of the Buyer’s Group; or

17.1.3	to the extent expressly permitted pursuant to a Secondment Agreement or pursuant to this Sale and Purchase Agreement.

17.2
The Seller covenants with the Buyer and separately with each member of Buyer’s Group that it shall not and shall procure that no member of the Seller Group shall, in each case whether alone or jointly with any other person, firm or company, and whether directly or indirectly, within the period of twelve (12) months from the date of this Sale and Purchase Agreement, solicit or endeavour to entice away from, or discourage from being employed by or providing services to, any Target Company, NSC Newco, Embedded NSC any person who was at the date of this Sale and Purchase Agreement a JLR Senior Employee whether or not such person would commit a breach of contract by reason of leaving service other than:

17.2.1	any JLR Senior Employee whose employment with the relevant Target Company or the relevant Embedded NSC has then ceased or who has given (or received) notice terminating such employment;

17.2.2	any JLR Senior Employee who responds to any public recruitment advertisement placed by or on behalf of any member of the Seller Group; or

17.2.3
to the extent expressly permitted pursuant to a Secondment Agreement or pursuant to this Sale and Purchase Agreement or in respect of offers to be made to certain individuals in Spain who are identified in the Employee Lists referred to in the Disclosure Letter.

18.	PENSIONS

18.1	The parties shall give effect to Schedule 11.

18.2
The Buyer undertakes to pay forthwith on demand to the Seller a sum equal to the amount of any actual liability and reasonable costs arising after Completion which the Seller or any Associated Persons or Connected Persons of the Seller (other than a Target Company or a Delayed NSC) may after Completion sustain, incur or pay to the extent such liability is the result of any inaccurate, misleading or incomplete information provided by or on behalf of the Buyer or any Associated Persons or Connected Persons of the Buyer at the time of applying for, and for the purposes of obtaining and maintaining up to Completion the Clearance Statements (save to the extent that the liability relates to an act or omission of the Seller or any Associated Person or Connected Person of the Seller as set out in Clause 18.3 or to any breach by the Buyer which has been the subject of a waiver by the Seller under Clause 4.3.1(a)) in respect of any order, direction or notice made by the Pensions Regulator from time to time (including a contribution notice or financial support direction under the Pensions Act 2004 but limited to contribution notices and financial support directions issued within six (6) years and one (1) year respectively after Completion) that requires the Seller or any Associated Persons or Connected Persons (other than a Target Company or a Delayed NSC) of the Seller to:

18.2.1	contribute to any of the UK Pension Schemes;

EXECUTION VERSION

18.2.2	make a payment to the Board of the Pension Protection Fund in relation to the UK Pension Schemes; or

18.2.3	provide financial support in relation to the UK Pension Schemes.

18.3
The Seller undertakes to pay forthwith on demand to the Buyer a sum equal to the amount of actual liability and reasonable costs arising after Completion which the Buyer or any Associated Persons or Connected Persons of the Buyer may after Completion sustain, incur or pay to the extent such liability is the result of any inaccurate, misleading or incomplete information provided by or on behalf of the Seller or any Associated Persons or Connected Persons of the Seller at the time of applying for, and for the purposes of obtaining and maintaining up to Completion the Clearance Statements (save to the extent that the liability relates to an act or omission of the Buyer or any Associated Person or Connected Person of the Buyer as set out in Clause 18.2 or to any breach by the Seller which has been the subject of a waiver by the Buyer under Clause 4.3.1(b)) in respect of any order, direction or notice made by the Pensions Regulator from time to time (including a contribution notice or financial support direction under the Pensions Act 2004 but limited to contribution notices and financial support directions issued within six (6) years and one (1) respectively after Completion) that requires the Buyer, any Target Company, any Delayed NSC or any Associated Persons or Connected Persons (other than the Seller) of the Buyer or any Target Company or any Delayed NSC to:

18.3.1	contribute to any of the UK Pension Schemes;

18.3.2	make a payment to the Board of the Pension Protection Fund in relation to the UK Pension Scheme; or

18.3.3	provide financial support in relation to the UK Pension Schemes.

19.	INSURANCE

19.1	Claims Based Claims

The Seller undertakes that the Target Companies, the NSC Newcos and the Delayed NSCs shall, subject to the applicable terms and conditions of the policy (including data requirements), be insured under the Ford Excess Liability (Umbrella) Insurance Program in respect of liability caused by any Occurrence (as that term is defined in the Ford Excess Liability (Umbrella) Insurance Program) which occurred prior to the Completion Date and which is notified to insurers in accordance with the terms of the said policy prior to 15 December 2008.  The Seller shall maintain a Ford Excess Liability (Umbrella) Insurance Program through 15 December 2008, with such limits and coverage as the Seller in its sole discretion determines prudent in light of its business and market conditions and the Target Companies, the NSC Newcos  and the Delayed NSCs shall enjoy the same level of coverage as the Seller under the Ford Excess Liability (Umbrella) Insurance Program through 15 December 2008 in respect of liability caused by any Occurrence which occurred prior to the Completion Date.  It shall be the responsibility of the Target Companies, the NSC Newcos (as and when the relevant NSC Newco has been transferred in accordance with Clause 7 or 8 (as appropriate)) and the Delayed NSCs to submit to insurers, through the Seller’s corporate insurance function in Dearborn, Michigan, USA any claims relating to such liability, and the Seller shall give all reasonable assistance to the Buyer to enable it to do so (but without incurring any financial commitment or becoming involved in or threatening any form of legal action).

EXECUTION VERSION

19.2	Occurrence Based Claims

In respect of any policy of insurance (including, but in no way limited to, employer’s liability insurance) of any member of the Seller Group that provides cover to any of the Target Companies and/or any NSC Newcos and/or any Embedded NSC and/or provides cover in relation to the Halewood Plant:

(a)	on or before the Completion Date; and

(b)
other than on a claims-made basis (such being a policy under which the date on which the claim is made against the insured determines whether the loss is recoverable) (such a policy of insurance, an Occurrence Based Policy), the Target Companies, the NSC Newcos and the Delayed NSCs shall remain insured and entitled to recover (and all claims in relation to the Halewood Plant shall be insured and recoverable) under and subject to the terms and conditions of such policy of insurance in respect of any loss or liability relating to occurrences, events or circumstances prior to the Completion Date, notwithstanding that the claim by the Target Company, the NSC Newco or the Delayed NSC or the claim in relation to the Halewood Plant may first be made to the insurer subsequent to the Completion Date.

19.3	No Right or Interest in Insurance Policies

The Buyer acknowledges and agrees that, save as provided in Clauses 19.1, 19.2 and 19.4 with effect from the Completion Date (but without prejudice to any accrued claims of the Target Companies, the Delayed NSCs or, insofar as they relate to Jaguar and/or Land Rover, any member of the Seller Group, and subject to the terms of the applicable policies), neither it nor any Target Company nor any Delayed NSC shall have any right or interest in any policies of insurance maintained by the Seller or any member of the Seller Group in relation to the Target Companies, the Delayed NSCs or the JLR Assets prior to the Completion Date.

19.4	Coverage of Delayed NSCs

19.4.1
With respect to the Delayed NSCs and their respective NSC Newcos, the Seller Group shall provide cover, until the Delayed Transfer Date, for any such Delayed NSC that is to be established in a jurisdiction where (and to the extent) such insurance (i) is required by local law and (ii) can be procured only by an entity organised under the Law of such jurisdiction.  The Buyer shall reimburse the Seller for the cost of such insurance.

19.4.2
Any and all rights and/or recoveries relating to or arising from any claim referred to in Clause 19.4.1 shall inure to the benefit of the Buyer or such entity as is nominated by the Buyer and/or any Related Person nominated by the Buyer.  For the purpose of this Clause 19.4.2, the term Related Person shall have the meaning given to it in the NSC Interim Management Agreement.

19.5	Seller’s Rights in Insurance Policies

For the avoidance of doubt:

(a)
nothing contained in this Sale and Purchase Agreement shall extinguish, limit or otherwise affect or be deemed to affect any obligation on the part of any insurer under any policy of insurance that provides cover to any member of the Seller Group, any Target Company, any Embedded NSC and/or any NSC Newco on or before the Completion Date;

EXECUTION VERSION

(b)
any claim, request or demand under Clause 14 shall be reduced by the amount recovered by a member of the Seller Group under an Occurrence Based Policy that is applicable to such claim, request or demand, it being understood that the Buyer shall first pay to the member of the Seller Group the full amount of any claim successfully asserted against such member of the Seller Group for any Assumed Liability prior to receiving the benefit (if any) of such reduction.

20.	WRONG-POCKET PROVISIONS

20.1
If within twelve (12) months of Completion it becomes apparent that during the six (6) months prior to the date of this Sale and Purchase Agreement a Target Company used any asset which is owned by a member of the Seller Group and which:

20.1.1	is not the subject of a Separation Agreement;

20.1.2
is not expressly contemplated not to be available to the Buyer or the Target Companies after Completion pursuant to the terms of this Sale and Purchase Agreement, the Disclosure Letter or any other Transaction Document; and

20.1.3
is required to enable Jaguar and/or Land Rover to operate after Completion in substantially the same manner as during the six (6) month period prior to Completion, the Seller shall in the case of an asset exclusively used by the Target Companies during the six (6) month period to the date of this Sale and Purchase Agreement, procure the transfer of all rights, title and interest of the Seller Group in such asset to such Target Company or as the Buyer may direct together with any Environmental Permits held by the Seller and relating to that asset.

20.2
If within twelve (12) months of Completion it becomes apparent that during the six (6) months prior to the date of this Sale and Purchase Agreement an asset which is owned by a Delayed NSC was used exclusively by a Target Company, the Seller shall as soon as reasonably practicable following the written request of the Buyer procure the transfer of all right, title and interest of the Delayed NSC in such asset to such Target Company or as the Buyer may direct together with any Environmental Permits held by the Delayed NSC and relating to that asset.

20.3
If within twelve (12) months of Completion it becomes apparent that during the six (6) months prior to the date of this Sale and Purchase Agreement an asset was used exclusively by a Delayed NSC which is owned after Completion by a Target Company, the Seller shall as soon as reasonably practicable following the written request of the Buyer procure that the Delayed NSC takes such reasonable action as may be necessary to accept a transfer of all rights, title and interest of such Target Company in such asset to the Delayed NSC together with any Environmental Permits held by the Target Company and relating to that asset.

20.4
If within twelve (12) months of Completion it becomes apparent that during the six (6) months prior to the date of this Sale and Purchase Agreement the relevant Delayed NSC used any asset which is owned by a member of the Seller Group and which:

20.4.1	is not the subject of a Separation Agreement;

EXECUTION VERSION

20.4.2
is not expressly contemplated not to be available to the Buyer or the relevant Delayed NSC after Completion pursuant to the terms of this Sale and Purchase Agreement, the Disclosure Letter or any other Transaction Document; and

20.4.3
is required to enable Jaguar and/or Land Rover to operate after Completion in substantially the same manner as during the six (6) month period prior to Completion, the Seller shall in the case of an asset exclusively used by the relevant Delayed NSC during the six (6) month period to the date of this Sale and Purchase Agreement, procure the transfer of all rights, title and interest of the Seller Group in such asset to such Delayed NSC or as the Buyer may direct together with any Environmental Permits held by the Seller and relating to that asset.

20.5
If within twelve (12) months of Completion it becomes apparent that during the six (6) months prior to this Sale and Purchase Agreement a member of the Seller Group used, other than in relation to Jaguar and/or Land Rover, an asset which is owned by a Target Company and which:

20.5.1	is not the subject of a Separation Agreement;

20.5.2	is not expressly contemplated not to be available to the Seller Group after Completion pursuant to the terms of any Transaction Document; and

20.5.3
is required to enable the operation of any business carried on by the Seller Group after Completion in substantially the same manner in which it has been carried on in the six (6) month period prior to Completion, the Buyer shall in the case of an asset used exclusively by the Seller Group in relation to businesses other than Jaguar and/or Land Rover during the six (6) month period prior to the date of this Sale and Purchase Agreement, procure the transfer of all rights, title and interest of the Target Companies in such asset to such member of the Seller Group as the Seller may direct.

20.6
If within twelve (12) months of Completion it becomes apparent that during the six (6) months prior to Completion a member of the Seller Group used, other than in relation to Jaguar and/or Land Rover, an asset which is owned by a Delayed NSC and which:

20.6.1	is not the subject of a Separation Agreement;

20.6.2	is not expressly contemplated not to be available to the Seller Group after Completion pursuant to the terms of any Transaction Documents; and

20.6.3
is required to enable the operation of any business carried on by the Seller Group after Completion in substantially the same manner in which it has been carried on in the six (6) month period prior to the date of this Sale and Purchase Agreement, the Buyer shall in the case of an asset used exclusively by the Seller Group in relation to businesses other than Jaguar and/or Land Rover during the six (6) month period prior to the date of this Sale and Purchase Agreement, procure the transfer of all rights, title and interest of the relevant Delayed NSC in such asset to such member of the Seller Group as the Seller may direct.

21.	RECORDS AND ASSISTANCE

21.1
For a period of seven (7) years following Completion, neither party shall dispose of or destroy any of the JLR Records in its possession or control without first giving the other at least one (1) month’s notice and the opportunity to review and (at its own cost) copy any of the relevant materials.

EXECUTION VERSION

21.2
Save to the extent such access is restricted by Law or the terms of any confidentiality agreement or such materials are subject to legal professional privilege, for a period of two (2) years following Completion the Buyer shall procure that on request the Seller shall be provided with such access (including the right to take copies at its own cost) to all JLR Records within the possession or control of any Target Company, NSC Newco (after the Buyer has acquired it) and Delayed NSC or any member of the Buyer’s Group and to its employees, offices and premises as may reasonably be required by any member of the Seller Group in connection with any financial, Tax or other report, return, statement, audit, filing or other requirement in each case under Law or in connection with any document that the Seller is required to prepare, or on which it is required or entitled to comment, under the Tax Deed.

21.3
Save to the extent such access is restricted by Law or the terms of any confidentiality agreement or such materials are subject to legal professional privilege and subject to any specific provisions contained in the Transaction Documents, for a period of two (2) years following Completion the Seller shall procure that on request the Buyer shall be provided with such access (including the right to take copies at its own cost) to all JLR Records within the possession or control of any member of the Seller Group and to its employees, offices and premises as may reasonably be required by the Buyer or its Affiliates (including for the avoidance of doubt any Target Company, NSC Newco or Delayed NSC) in connection with any financial, Tax or other report, return, statement, audit, filing or other requirement in each case under Law or in connection with any document that the Buyer is required to prepare, or on which it is required or entitled to comment, under the Tax Deed or, to the extent required for the purposes of preparing the Completion Statement and subject to the consent of the Seller (with such consent not to be unreasonably withheld or delayed), this Sale and Purchase Agreement.

21.4
The Buyer shall, and shall procure that each Target Company and/or each NSC Newco and/or each Delayed NSC shall, at the Seller’s sole expense and on reasonable notice at any time following Completion, give such assistance to any member of the Seller Group (including, without limitation, access to its employees, offices and premises and any JLR Records within its possession or control) as the Seller may reasonably request in relation to any proceedings by or against any member of the Seller Group.

22.	GUARANTEE

22.1
In consideration of the Seller entering into this Sale and Purchase Agreement, the Guarantor unconditionally and irrevocably guarantees to the Seller the due and punctual performance of all the obligations and Liabilities of the Buyer under or otherwise pursuant to the provisions of this Sale and Purchase Agreement (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced) that are to be satisfied, performed or discharged prior to or upon the Completion Date (the Guaranteed Obligations) and undertakes to keep the Seller fully indemnified against all Liabilities and Losses, which it may suffer or incur as result of any failure or delay by the Buyer in the performance of the Guaranteed Obligations.

22.2
If any Guaranteed Obligations is not or ceases to be valid or enforceable against the Buyer (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of the Buyer or irregular exercise of such powers, or any lack of authority on the part of any person purporting to act on behalf of the Buyer, or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of, or the liquidation, administration or insolvency of, the Buyer), the Guarantor shall nevertheless be liable to the Seller in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof.

EXECUTION VERSION

22.3	The liability of the Guarantor under this guarantee shall not be discharged or affected in any way by:

22.3.1	the Seller compounding or entering into any compromise, settlement or arrangement with the Buyer, any co-guarantor or any other person; or

22.3.2	any variation, extension, increase, renewal, determination, release or replacement of this Sale and Purchase Agreement, whether or not made with the consent or knowledge of the Guarantor; or

22.3.3
the Seller granting any time, indulgence, concession, relief, discharge or release to the Buyer, any co-guarantor or any other person or releasing, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against the Buyer, any co-guarantor or any other person; or

22.3.4	any other matter or thing which, but for this provision, might exonerate or affect the liability of the Guarantor.

22.4	The Seller shall not be obliged to take any steps to enforce any rights or remedy against the Buyer or any other person before enforcing this guarantee.

22.5
This guarantee is in addition to any other security or right now or hereafter available to the Seller and is a continuing security notwithstanding any liquidation, administration, insolvency or other incapacity of the Buyer or the Guarantor.

22.6	Until the full and final discharge of the Guaranteed Obligations, the Guarantor:

22.6.1
waives all of its rights of subrogation, reimbursement and indemnity against the Buyer and all rights of contribution against any co-guarantor and agrees not to demand or accept any security from the Buyer or any co-guarantor in respect of any such rights and not to prove in competition with the Seller in the bankruptcy, liquidation or insolvency of the Buyer or any such co-guarantor; and

22.6.2
agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to the Guarantor by the Buyer, any co-guarantor or any other person liable to the Seller in respect of the obligations hereby guaranteed if and so long as the Buyer is in default under this Sale and Purchase Agreement.

22.7
If this guarantee is discharged or released in consequence of any performance by the Buyer of any Guaranteed Obligations which is set aside for any reason, this guarantee shall be automatically reinstated in respect of the relevant obligations. Subject only thereto, this guarantee shall for all purposes automatically terminate upon the performance and discharge of the Guaranteed Obligations on the Completion Date.

EXECUTION VERSION

23.	MISCELLANEOUS PROVISIONS

23.1	Further Assurance

The Seller shall after Completion execute or procure the execution of all such deeds and documents and do all such things as the Buyer may reasonably require for perfecting the transactions intended to be effected under or pursuant to this Sale and Purchase Agreement or the Transaction Documents and for vesting in the Buyer the full benefit of the Sale Shares and the JLR Assets including the Goodwill attaching thereto.

23.2	Announcements

23.2.1
Except as provided in Clause 23.2.2, no party may make or send a public announcement, communication or circular concerning this Sale and Purchase Agreement or the Proposed Transaction unless it has first obtained the other parties’ written consent (not to be unreasonably withheld, conditioned or delayed).

23.2.2
The restrictions in Clause 23.2.1 shall not apply to a public announcement, communication or circular which is required by any Law or pursuant to an order of any court of competent jurisdiction provided that the party subject to such obligation shall (unless legally prevented from doing so) consult with the other as to timing and content.

23.3	Confidentiality

23.3.1
Subject to Clause 23.3.2, each party shall treat as confidential all information received or obtained as a result of negotiating, entering into or performing this Sale and Purchase Agreement (including the Disclosure Letter) which memorializes or relates to:

(a)	the provisions of this Sale and Purchase Agreement, the Disclosure Letter or any other Transaction Documents;

(b)	the negotiations relating to this Sale and Purchase Agreement, the Disclosure Letter and the other Transaction Documents;

(c)	the business, financial or other affairs (including future plans and targets) of any other party to this Sale and Purchase Agreement or other Transaction Documents,

(Confidential Information) and shall use its reasonable endeavours to prevent the unauthorised use or disclosure of such Confidential Information.

23.3.2	The provisions of this Clause shall not apply to:

(a)	any Confidential Information in the public domain otherwise than by breach of this Sale and Purchase Agreement or of Law;

(b)
Confidential Information in the possession of either the Seller or the Buyer (as the case may be) before such Confidential Information was disclosed to it by or on behalf of the other and which was not obtained under any obligation of confidentiality; or

(c)	Confidential Information obtained from a third party who is free to disclose it, and which is not obtained under any obligation of confidentiality.

23.3.3
Either party shall be entitled to disclose Confidential Information without the consent of the other, to the extent required by Law or pursuant to an order of any court of competent jurisdiction provided that the party subject to the disclosure obligation shall first have consulted and taken into account the reasonable requirements of the other unless legally prevented from doing so.

EXECUTION VERSION

23.3.4
Notwithstanding anything in this Sale and Purchase Agreement to the contrary, any party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of the transaction pursuant to this Sale and Purchase Agreement and all materials of any kind (including opinions and other Tax analyses) that are provided to such party relating to such Tax treatment and Tax structure.

23.3.5
Notwithstanding anything in this Sale and Purchase Agreement to the contrary, the Buyer may disclose, with the consent of the Seller (such consent not to be unreasonably withheld or delayed) the contents of this Sale and Purchase Agreement, the Disclosure Letter and the Transaction Documents insofar as is reasonably required to enable the Buyer to negotiate and agree third party financing arrangements including, but not limited to, vehicle financing, accessories financing, consumer financing and acquisition financing provided that the Buyer shall procure that all such third parties comply with the same obligations of confidentiality as the Buyer under this Sale and Purchase Agreement.

23.3.6	The restrictions contained in this Clause 23.3 shall continue to apply after the date of this Sale and Purchase Agreement without limit in time.

23.3.7
The Seller hereby assigns, with effect from Completion, to the Buyer the benefit of the confidentiality agreement and undertakings given by any other potential buyer of the Sale Shares and JLR Assets to the extent that such provisions apply to information relating to Jaguar and/or Land Rover and to the extent assignment is not prevented by the terms of such confidentiality agreements.

23.3.8
The Seller shall (and shall procure that each other member of the Seller Group shall) for a period of twenty-four (24) months from the date of this Sale and Purchase Agreement undertake reasonable endeavours consistent with the Seller Group’s policies regarding confidential information of the Seller Group to treat as confidential all information in existence on or prior to Completion in respect of Jaguar and/or Land Rover and/or the JLR Assets to the extent that such information is of a kind which the Seller has prior to the date of this Sale and Purchase Agreement treated as confidential (including, without limitation, those business and commercial secrets which the Seller has prior to the date of this Sale and Purchase Agreement treated as confidential), save to the extent required by Law.

23.4	Termination of Arrangements

23.4.1
The Buyer and the Seller shall procure that, save as provided in this Sale and Purchase Agreement or any of the Transaction Documents, all contracts, agreements, courses of dealing, business practices and arrangements in place between any member of the Seller Group and any Target Company prior to Completion, other than the Surviving Contracts, shall terminate with effect from Completion without cost or Liability to any Target Company.

23.4.2
The Buyer shall procure that, save in relation to Intra-Group Trade Receivables or rights or Liabilities arising under this Sale and Purchase Agreement or any of the Transaction Documents, following Completion neither the Buyer, any member of the Buyer’s Group, any Target Company nor any NSC Newco shall make any claim against any member of the Seller Group in respect of any matter or event which occurred prior to Completion and the Seller shall procure that, save in relation to Intra-Group Trade Payables or rights or Liabilities arising under this Sale and Purchase Agreement or any of the Transaction Documents, following Completion no member of the Seller Group shall make any claim against any Target Company in respect to any matter or event which occurred prior to Completion.

EXECUTION VERSION

23.4.3
Nothing in this Clause 23.4 shall prevent any Claim being made by or against any member of the Seller Group or the Buyer’s Group or any Target Company in respect of any matter or event which occurred prior to Completion in the event of fraud.

23.4.4
For the avoidance of doubt, nothing in this Sale and Purchase Agreement shall terminate or modify in any respect any agreements between the Seller and Peugeot Citroen Automobiles SA relating to engine supply or between any Target Company and Getrag Ford Transmissions GmbH relating to the supply of transmissions.

23.5	Late Payments and Default Interest

If any party fails to pay any amount payable by it under this Sale and Purchase Agreement, it shall immediately on demand by the party to whom the payment was due to be made, pay interest on the overdue amount from the due date up to the date of actual payment, after as well as before judgment, at a rate equal to LIBOR plus one hundred (100) basis points.  Such interest shall accrue on a daily basis.  The interest rate shall be calculated based on the six-month LIBOR rate for GBP published on the Reuters screen at 11.00am London time on the first Business Day of the relevant interest period plus one hundred (100) basis points.  The amount of interest payable by the defaulting party shall be calculated as follows:

(a)	the annualised interest rate multiplied by the outstanding principal amount due;

(b)	which shall then be divided by 365 (days/year);

(c)	which shall then be multiplied by the number of calendar days outstanding from the due date of payment.

23.6	Assignment

23.6.1	Each party is entering into this Sale and Purchase Agreement for its own benefit and not for the benefit of another person.

23.6.2
The Buyer shall not be entitled to assign, transfer, create any Encumbrance in or over, or deal in any other manner (or purport to do any of these things) with this Sale and Purchase Agreement or a right or obligation under this Sale and Purchase Agreement without having first obtained the written consent of the Seller save that the Buyer (but not for the avoidance of doubt any such assignee) may assign any of its rights and interests under this Sale and Purchase Agreement by way of security to any lender in connection with the financing or re-financing of the Proposed Transaction or any financing to be used in connection with the business of Jaguar and/or Land Rover provided that such assignment shall be on terms that it shall not result in any increased Liability, or any reduction in the rights, of the Seller or any member of the Seller Group and, without prejudice to the generality thereof, each such party shall continue following assignment to have all such rights of set-off and counter-claim against the assignee that would be available to it against the Buyer.

23.6.3
If the Buyer purports to assign, transfer, create any Encumbrance in or over, or deal in any other manner (or purport to do any of these things) with this Sale and Purchase Agreement or a right or obligation under this Sale and Purchase Agreement in breach of Clause 23.6.2, then the Buyer agrees that no trust (constructive or otherwise) shall arise as a consequence and the assignor shall not be deemed to hold the benefit of this Sale and Purchase Agreement, or any right under this Sale and Purchase Agreement, for the purported assignee, transferee or any other person as a result.

EXECUTION VERSION

23.6.4
This Sale and Purchase Agreement shall be binding upon, and enure to the benefit of the parties and their respective successors and their permitted assignees.  Subject to and upon any succession or assignment permitted by this Sale and Purchase Agreement, any successor or permitted assignee shall in its own right be able to enforce any term of this Sale and Purchase Agreement in accordance with its terms as if it were in all respects a party, but until such time, any such successor or permitted assignee shall have no rights whether as a third party or otherwise.

23.7	Costs

Except where this Sale and Purchase Agreement or any document referred to in it provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Sale and Purchase Agreement and of each document referred to in it.

23.8	Value Added Tax

23.8.1
In this Sale and Purchase Agreement, except as otherwise provided, the amount of any payment for a supply of goods or services or the value of any supply made or deemed to be made by the Seller (or a member of the Seller Group) to the Buyer (or a member of the Buyer’s Group), or vice versa, pursuant to this Sale and Purchase Agreement shall be taken to be exclusive of VAT properly chargeable on the supply and the amount of such VAT shall be paid, subject to Clause 23.8.11, within five (5) Business Days following the time the supply is made or a proper VAT invoice is issued, whichever is the later.

23.8.2
The Buyer and the Seller intend that the sale of the Halewood Plant or the Halewood Properties, or the supply of the Embedded NSCs (whether to a NSC Newco, a Target Company or any member of the Buyer’s Group) shall, wherever possible, take effect as a going concern and agree to use all reasonable endeavours to ensure that any applicable conditions are fulfilled so that each such transfer is treated neither as a supply of goods nor a supply of services for the purpose of VAT where the jurisdiction in which the relevant assets are located has given effect to Article 19 of the EC Council Directive 2006/112/EC on the common system of value added tax or to ensure that any similar or analogous Tax neutral treatment or Relief is obtained in any other relevant jurisdiction (a TOGC).

23.8.3
If, notwithstanding Clause 23.8.2, VAT is chargeable in respect of the sale of the Halewood Plant or all or part of the Halewood Properties, or the supply of the Embedded NSC to any Target Company after Completion or to the Buyer (for the purposes of this Clause 23.8, the Relevant Supplies), the Buyer shall within five (5) Business Days following the date on which the Seller notifies the Buyer that VAT is so chargeable and issues to the Buyer a proper VAT invoice in respect thereof, pay or procure payment by the relevant transferee to the Seller the amount of any VAT in addition to the relevant part of the consideration attributed to such Relevant Supply.

23.8.4
The Buyer shall indemnify the Seller for any interest and penalties imposed by any Tax Authority arising out of the treatment by the Seller and the Buyer of the Relevant Supplies as a TOGC, provided that the Buyer shall not be required to indemnify the Seller to the extent that any such interest or penalties arise wholly as a result of:

EXECUTION VERSION

(a)	the Seller failing to comply with its obligations under Clause 23.8.2;

(b)	a breach by the Seller of any of the warranties at Clause 23.8.6; or

(c)	the voluntary act or omission of the Seller (excluding the making of the supply itself) which could reasonably have been avoided provided that an act or omission:

(i)	required by Law;

(ii)	carried out in the ordinary course of business of the Seller consistent with past practice;

(iii)	carried out pursuant to the written request or with the written approval of the Buyer; or

(iv)	whereby the Seller discloses to a Tax Authority that the transfer has been or will be treated as a TOGC,

shall not constitute a voluntary act or omission for the purposes of this sub-clause (c),

and provided that this Clause 23.8.4 shall not apply where there is no provision in the jurisdiction in question for the supply of assets to be treated as a TOGC.

23.8.5	With a view to procuring that the relevant Supplies shall take effect as a TOGC, the Buyer:

(a)	shall ensure that, not later than the date on which the Relevant Supply is made, the entity receiving the Relevant Supply or Relevant Supplies is registered for VAT in:

(i)	the UK, in the case of the supply of the Halewood Properties and the Halewood Plant; and

(ii)
the jurisdiction in which the Embedded NSC is located (being the jurisdiction specified in Part 2 of Schedule 8 against the relevant Embedded NSC), provided that the Buyer shall only be obliged to ensure registration in accordance with this sub-clause where such registration is a necessary condition for obtaining TOGC treatment;

(b)
warrants that the assets that are the subject of the Relevant Supplies are intended to be used by the Buyer or the relevant Target Company or member of the Buyer’s Group (from the date that such assets are acquired) in carrying on the same kind of business as that carried on by the Seller or relevant member of the Seller’s Group (as appropriate); and

(c)	in respect of the Halewood Properties:

(i)
warrants that Jaguar Cars Limited or the group for VAT purposes (if any) of which Jaguar Cars Limited may form part from Completion, will have put in place an election to waive exemption in relation to that part of the Halewood Properties described as the Supply Park (as more fully described in the Disclosure Letter) under paragraph 2 of Schedule 10 to VATA 1994 with effect from no later than Completion;

(ii)	warrants that written notification of the election given under Sub-clause (i) will before Completion have been provided to HMRC;

(iii)	shall, on or before Completion, give to the Seller a copy of such written notification as is mentioned under sub-clause (ii);

EXECUTION VERSION

(iv)
acknowledges that, if the Buyer shall not have given to the Seller a copy of the written notification in accordance with (iii), then the Seller shall assume that notification of an election made in accordance with sub-clause (i) has not been given in accordance with sub-clause (ii) and, notwithstanding Clause 23.8.2, the Buyer shall in accordance with Clause 23.8.1 pay VAT in addition to that part of the Halewood Site Consideration that relates to the Supply Park, provided that:

(1)	the parties acknowledge that value of the Supply Park is not a material part of the value of Halewood Site Consideration; and

(2)
in the event that VAT is charged in respect of the transfer of the Supply Park, and HMRC later accept that this transfer was a TOGC, the Seller shall use all reasonable endeavours or shall procure that all reasonable endeavours are used to obtain a refund from HMRC of the VAT so charged, and shall pay to the Buyer (for and on behalf of Jaguar Cars Limited) the amount of any refund of VAT credit received from HMRC less any reasonable costs and expenses of the Seller or relevant member of the Seller Group; and

(v)
acknowledges that it has received from the Seller a copy of the written notification of the election made in respect of the Supply Park given by the Seller to HMRC in accordance with paragraph 3 of Schedule 10 to VATA 1994 together with a copy of the acknowledgement received by the Seller from HMRC confirming receipt of such notification.

23.8.6	With a view to procuring that the relevant Supplies shall take effect as a TOGC, the Seller:

(a)
warrants that the Warranty at Paragraph 19.8.5 of Schedule 4 remains true as at Completion, and that no disclosure has been made against this Warranty, other than the provision of details as to the extent of the area described as the Supply Park;

(b)
warrants that the copy of the written notification of the election made in respect of the Supply Park given by the Seller to HMRC in accordance with paragraph 3 of Schedule 10 to VATA 1994, as supplied to the Buyer and acknowledged at Clause 23.8.5(c)(v) above, is the election in respect of the Supply Park, as referred to the Warranty at Paragraph 19.8.5 of Schedule 4;

(c)
warrants that it accurately disclosed to HMRC in the correspondence sent to HMRC as disclosed to the Buyer (being the letters dated 31 January 2008 and 15 February 2008) and any other related discussions with HMRC all matters relevant to the treatment as a TOGC of the transfers of the Halewood Properties and the Halewood Plant provided that the Seller’s warranty so far as it relates to the accuracy of statements made in respect of the Buyer’s intention is made to the best of the Seller’s knowledge;

(d)
shall or shall procure that within thirty (30) days of Completion written notice is given to HMRC of the sale of the Halewood Properties and Halewood Plant and that such sale has been treated as a TOGC;

(e)
shall, where the transfer of an Embedded NSC is treated as a TOGC, give within thirty (30) days of completion of the sale of any Embedded NSC to a Target Company, NSC Newco or member of the Buyer’s Group, written notice to the relevant Tax Authority of its sale of Embedded NSC and that such sale has been treated as a TOGC, or shall procure that such notice shall be given; and

(f)	shall, in relation to the Halewood Properties and the Halewood Plant:

EXECUTION VERSION

(i)
preserve or procure the preservation of the records referred to in section 49 of VATA 1994 for such period as may be required by law and during that period to permit the Buyer, Jaguar Cars Limited or their agents during reasonable hours on Business Days to inspect such records and make copies of them; and

(ii)	not cease to retain such records without first giving the Buyer or Jaguar Cars Limited a reasonable opportunity to inspect and remove such of them as the Buyer or Jaguar Cars Limited wishes.

23.8.7
The Buyer and the Seller acknowledge that the Halewood Transfers contain a notification from Jaguar Cars Limited to the transferor of the Halewood Properties that paragraph 5(2B) of the Value Added Tax (Special Provisions) Order 1995 does not apply to Jaguar Cars Limited.

23.8.8
The Seller and the Buyer intend that, following the transfer of any Embedded NSC to a Target Company, NSC Newco or to the Buyer or to a member of the Buyer’s Group, the Buyer shall, to the maximum extent permitted by Law, maintain or procure the maintenance by a Target Company, NSC Newco or member of the Buyer’s Group of proper VAT records in respect of such Embedded NSC and accordingly:

(a)	the Seller shall, to the extent permitted by Law, deliver to the Buyer on the transfer of such Embedded NSC all records relating to VAT with regard to such Embedded NSC;

(b)	the Seller shall not make any request to any Tax Authority for such records to be preserved by the Seller rather than the Buyer;

(c)
the Buyer shall, to the extent that records are transferred to the Buyer, preserve or procure the preservation of such records in the jurisdiction in which the relevant Embedded NSC is situated for such period as may be required by law and during that period permit the Seller reasonable access to them to inspect or make copies of them, provided that the Seller shall only be entitled to access to records relating to any period commencing before Completion;

(d)	the Buyer shall not cease to retain such records without first giving the Seller a reasonable opportunity to inspect and remove such of them as the Seller wishes;

(e)
the Seller (or any person for the time being nominated under this sub-clause (e)) may by written notice to the Buyer nominate another person for the purpose of sub-clause (d), in which case the reference in that sub-clause to the Seller shall be read as a reference to the person nominated; and

(f)
where records are required by law to be retained by the Seller and are in fact so retained, sub-clauses (c), (d) and (e) shall apply but with the phrase “to the extent that records are transferred to the Buyer” replaced by “to the extent that records are not transferred to the Buyer” and the references to “Seller” replaced by “Buyer” and the references, other than that in the phrase set out in this Sub-clause, to “Buyer” replaced by “Seller”.

23.8.9
Except to the extent that this Sale and Purchase Agreement provides otherwise, if one party (Party A) is required by the terms of this Sale and Purchase Agreement to reimburse the other party (Party B) for any cost or expense, Party A shall reimburse Party B for the full amount of such cost or expense, including any part of it which represents amounts in respect of VAT, save to the extent that Party B (or its Affiliate) is entitled to credit or repayment in respect of that VAT from any Tax Authority.

EXECUTION VERSION

23.8.10
Without prejudice to the rights of the parties under this Sale and Purchase Agreement or any of the other Transaction Documents, the Buyer and the Seller acknowledge that their understanding is that the IP Consideration is to be paid for and on behalf of UK resident Target Companies to a US resident entity or entities in respect of Intellectual Property Rights held by those US resident entity or entities, and that therefore no UK VAT should be charged by the Seller or the Seller Group in addition to the IP Consideration by the transferor of such Intellectual Property Rights.  If and to the extent that, in respect of the IP Consideration, any VAT is required to be paid under the “reverse charge” mechanism provided for by section 8 of VATA 1994 or any analogous provision of the Laws of any jurisdiction, the Buyer shall, at the Buyer’s expense, comply or procure compliance with any such requirement and the Buyer acknowledges that no VAT so chargeable shall give rise to any liability of the Seller under any of the Transaction Documents, provided that this Clause 23.8.10 shall in no way limit any claim that the Buyer may have under the Warranties or the Tax Deed.

23.8.11
If the Seller or any member of the Seller’s Group determine that they should properly and correctly charge VAT in respect of any supplies made by the Seller (or any member of the Seller Group) made at or immediately following Completion under or pursuant to this Sale and Purchase Agreement including, but not limited, the supply of Intellectual Property Rights (for the purposes of this Clause 23.8.11 only, the Completion Supplies) then:

(a)
the Seller shall use all reasonable endeavours to notify the Buyer in writing at least ten (10) Business Days before Completion that VAT will be charged in respect of any Completion Supplies, such notification to include a breakdown of which Completion Supplies in respect of which the Seller or a member of the Seller Group intends to charge VAT and the amount of VAT that the Seller or a member of the Seller Group intends to charge; and

(b)
if the Seller’s notification (in the form described in (a) above) is given less than ten (10) Business Days before Completion, Clause 23.8.1 shall be amended so that “five (5)” is substituted by “five (5) plus x”, in respect of Completion Supplies only.  For these purposes “x” shall be a number equal to 10 less the number of Business Days’ notice prior to Completion actually given to the Buyer, and if no such notification is given before Completion x shall be ten (10); and

(c)
in each case, the parties shall co-operate and discuss in good faith in order to identify that part of the payment given for the Completion Supplies that should be allocated to those Completion Supplies in respect of which VAT is due.

23.8.12
Without prejudice to the generality of Clause 5.2, the Seller shall, between the date of this Sale and Purchase Agreement and Completion, provide in a timely manner the Buyer with such information as is reasonably requested in writing in relation to:

(a)	the ongoing efforts to register various Target Companies for VAT in various jurisdictions, as detailed in the Data Room and the Disclosure Letter;

(b)	the ability of each Target Company to recover VAT input tax (on the assumption that the Target Companies were not members of a group for VAT purposes);

(c)	the application of the provisions of Part XV Value Added Tax Regulations 1995 (the Capital Goods Scheme) to any assets held at Completion by any Target Company, and to the Halewood Properties; and

EXECUTION VERSION

(d)	the VAT registration status (including confirmation of whether part of a VAT group) of each Target Company,

in each case so as to facilitate the Buyer in its VAT planning for the period from Completion, and, for the avoidance of doubt, nothing contained in this Clause 23.8.11 shall give the Buyer, directly or indirectly, rights to control or direct the operations of the Target Companies prior to Completion.

23.8.13
If VAT is paid in respect of the payment for any supply of goods or services made or deemed to be made by the Seller (or a member of the Seller Group) to the Buyer (or a member of the Buyer’s Group), or vice versa, under this Sale and Purchase Agreement, and the relevant Tax Authority later accepts that no VAT was due in respect of such supply, the Seller (in the case of a supply made by the Seller or member of the Seller Group) or the Buyer (in the case of a supply made by the Buyer or member of the Buyer’s Group) shall and shall procure that all reasonable endeavours are used to obtain a refund or credit from the relevant Tax Authority of or for the VAT in question, and shall pay or procure the payment of any resulting VAT refund or an amount equal to any resulting VAT credit (less the reasonable costs and expenses of the recovering party) to that other party within five (5) Business Days of receipt of such VAT refund or VAT credit.

23.9	Deductions from Payments

23.9.1
Except to the extent otherwise set out in this Sale and Purchase Agreement, any payment to be made by any party (including for these purposes any member of the Seller Group, Target Company, NSC Newco or member of the Buyer’s Group) under this Sale and Purchase Agreement (the Payer) to any other party to this Sale and Purchase Agreement, member of the Seller Group, Target Company, NSC Newco or member of the Buyer’s Group (the Payee) shall be made in full without any set-off, restriction or condition (whether for or on account of any counterclaim or otherwise) and without, and free and clear of, any deduction or withholding whatsoever (save only as required by Law).

23.9.2
If a Payer makes a deduction or withholding required by Law from a payment under this Sale and Purchase Agreement (other than the payment of the Purchase Price or interest or any payment made by the Buyer, a member of the Buyer’s Group or any Target Company or NSC Newco for the acquisition of shares or assets from the Seller or a member of the Seller Group, including but not limited to the IP Consideration, the Halewood Plant Consideration, the Halewood Site Consideration and the Halewood Sports and Social Club Consideration), the sum due from the Payer shall be increased to the extent necessary to ensure that, after the making of any such deduction or withholding, the Payee receives a sum equal to the sum it would have received had no deduction or withholding been made.

23.9.3
If a payment under this Sale and Purchase Agreement (other than the payment of the Purchase Price or interest or any payment made by the Buyer, a member of the Buyer’s Group or any Target Company or NSC Newco for the acquisition of shares or assets from the Seller or a member of the Seller Group, including but not limited to the IP Consideration, the Halewood Plant Consideration, the Halewood Site Consideration and the Halewood Sports and Social Club Consideration) is subject to Tax in the hands of the Payee or would have been subject to Tax but for the utilisation of a Relief then, subject to Clause 23.9.4, the sum due shall be increased to the extent necessary to ensure that after payment of the Tax the Payee receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax.

EXECUTION VERSION

23.9.4
The Seller shall have no liability to increase any payment under this Sale and Purchase Agreement under Clause 23.9.3 to the extent that any Tax in the hands of the Payee may be extinguished, satisfied, eliminated or mitigated by the Buyer, any Target Company, or any NSC Newco, whether by way of Group Relief or otherwise, as the result of the utilisation of any Seller’s Relief.

23.9.5
At the Seller’s written direction, the Buyer shall procure that each Target Company, NSC Newco and member of the Buyer’s Group shall take all such steps as are reasonably necessary to utilise any Seller’s Relief including effecting any capital allowances claim (by way of use of the Covenantor’s Pool (as defined in the Tax Deed) in accordance with clause 8.21 of the Tax Deed) for Group Relief purposes in accordance with Clause 23.9.4.

23.9.6	If any deduction or withholding is required by Law as referred to in Clause 23.9.1, the Payer shall:

(a)	make such deduction or withholding; and

(b)	pay the full amount deducted or withheld to the relevant Tax Authority, in accordance with Law,

and it is acknowledged, for the avoidance of doubt, that where there is a deduction or withholding required by Law from a payment under this Sale and Purchase Agreement and no increased payment is required under Clause 23.9.2, the Payee shall be deemed to have received the gross amount (before any such deduction or withholding).

23.9.7
If, at any time after any increased payment is made as a consequence of the application of Clause 23.9.2 or 23.9.3 or, the Payee receives or is granted credit against, refund of, or remission from any Tax payable but which it would not otherwise have received or been granted, the Payee shall to the extent that it can do so without prejudicing the retention of the amount of such credit or remission, reimburse the Payer such amount as, acting reasonably, the Payee determines will leave it in no worse a position than it would have been in had the circumstances giving rise to the increased payment not in fact arisen.  Such reimbursement shall be made not later than ten (10) Business Days after the Payee receives or is granted such credit.

23.9.8
If the Payee’s right to receive any amount subject to any deduction or withholding under Clause 23.9.2 or to any Tax in the hands of the Payee under Clause 23.9.3 has been assigned to it or novated then the liability of the Payer under Clauses 23.9.2 and 23.9.3 shall be limited to the amount (if any) for which it would have been liable in the absence of such assignment or novation.

23.9.9
For the avoidance of doubt nothing in this Clause 23.9 shall cause the Payer in any event to be required to increase any payment by an amount greater than that which would result in the Payee receiving an amount equal to that which it would have received had no withholding or deduction (in the case of an increase under Clause 23.9.2) or Tax in the hands of the Payee (in the case of an increase under Clause 23.9.3) been suffered.

23.9.10
The Seller warrants and represents to the Buyer that each of the United Kingdom Patents to be assigned to or licensed to Jaguar Cars Limited and/or Land Rover UK pursuant to the Intellectual Property Agreements and on payment of the IP Consideration is beneficially owned by a UK Seller or a Treaty Seller, and that the part of the IP Consideration properly attributable to such United Kingdom Patents will be owned beneficially by such UK Seller or Treaty Seller, as appropriate.

EXECUTION VERSION

23.9.11
The Buyer acknowledges that, in reliance on the representation given by the Seller in Clause 23.9.10, it believes that section 911(1)(c) of the Income Tax Act 2007 applies in relation to the Treaty Sellers and, accordingly, pursuant to section 911(2) of the Income Tax Act 2007, save to the extent required:

(a)	pursuant to any change in law (whether in the form of statute, case law, guidance or interpretation by a Tax Authority or otherwise) coming into effect on or before payment of the IP Consideration; or

(b)	under any notice issued by HMRC under section 912 of the Income Tax Act 2007; or

(c)	as a result of the Buyer on or before payment of the IP Consideration forming the reasonable belief that the representation at Clause 23.9.10 is in whole or part incorrect,

the Buyer shall (for and on behalf of the relevant Target Company, in accordance with the terms of this Sale and Purchase Agreement) or shall procure that such part of the IP Consideration as is required to be paid as is properly attributable to the United Kingdom Patents, is paid without any withholding or deduction under section 910 Income Taxes Act 2007 whatsoever.

23.9.12
The Seller shall indemnify the Buyer against any liability for Tax of the Buyer arising as a result of HMRC determining that section 910 of the Income Tax Act 2007 applied in respect of all or part of payment the IP Consideration (including, but not limited to, by virtue of the operation of section 911(3) of the Income Tax Act 2007). Notwithstanding any other provisions of this Sale and Purchase Agreement, any payment made under this Clause 23.9.12 or the indemnity at Clause 23.9.13(b) shall not be subject to any financial limitations (whether in this Sale and Purchase Agreement or otherwise) provided that the Seller shall not be required to compensate the Buyer, and Land Rover UK and Jaguar Cars Limited (under the terms of the Intellectual Property Common Terms Agreement), in aggregate, more than once in respect of the same liability for Tax.

23.9.13
The Buyer shall cooperate with the Seller and shall, as requested in writing by the Seller, use all reasonable endeavours (i) to contest any determination of HMRC that any payment comprising part of the IP Consideration properly attributable to the United Kingdom Patents should have been subject to any withholding or deduction of United Kingdom Tax, and (ii) to procure the recovery from HMRC of any Tax associated with such determination, provided that the Buyer shall not be required to take any action:

(a)	if there is reasonable evidence to suggest that an act or failure to act in relation to the determination in question constitutes fraud by the Seller or any Affiliate of the Seller; or

(b)
unless the Seller has indemnified the Buyer (to its reasonable satisfaction) against any costs or expenses or liabilities (including any Tax) which it may suffer as a result of taking such action as requested by the Seller under this Clause 23.9.13; or

(c)
in the context only of an appeal to a court (including for the avoidance of doubt the Special Commissioners or the Value Added Tax and Duties Tribunal but excluding requests for local re-consideration to HMRC) unless the Seller has been advised by leading independent Tax Counsel acceptable to the Buyer in its reasonable discretion, after disclosure of all relevant information and documents, that it is reasonable to take the action requested by the Seller and that any appeal against the determination in question will, on the balance of probabilities, succeed, and a copy of such advice has been furnished to the Buyer.

EXECUTION VERSION

23.9.14	In the event that the Buyer is entitled to recover any Tax from HMRC in accordance with and having complied with Clause 23.9.13, the Buyer shall pay to the Seller the sum equal to the lesser of:

(a)	any amount so recovered by the Buyer (together with an amount equal to any interest payment or repayment supplement received by the Buyer in connection with the recovery); and

(b)	the amount already paid by the Seller in respect of such Tax under the indemnity at Clause 23.9.12,

in each case less all costs and expenses reasonably incurred by the Buyer in making such recovery (to the extent not already paid to the Buyer under the indemnity referred to at Clause 23.9.13(b)) and less any Tax chargeable on the Buyer in respect of any sum received.

23.10	Amendments

This Sale and Purchase Agreement, the documents in the Agreed Form and any of the documents referred to in this Sale and Purchase Agreement may not be amended except by written agreement between the parties and no other purported amendment shall be effective.

23.11	No Waiver

23.11.1	No waiver by any party of any default by the other party in the performance of any of the provisions of this Sale and Purchase Agreement:

(a)	shall operate or be construed as a waiver of any other or further default whether of a like or different character; or

(b)	shall be effective unless in writing duly executed by a duly authorised representative of such party.

23.11.2
Neither the failure by any party to insist on any occasion upon the performance of the terms, conditions, and provisions of this Sale and Purchase Agreement, nor time or other indulgence granted by one party to the other shall act as a waiver of such breach or acceptance of any variation or the relinquishment of any such right or any other right under this Sale and Purchase Agreement, which shall remain in full force and effect.

23.12	Entirety

23.12.1
This Sale and Purchase Agreement and the Transaction Documents are intended by the parties as the final expression of their agreement and are intended also as a complete and exclusive statement of the terms of that agreement.

23.12.2	All prior written or oral understandings, offers or other communications of every kind pertaining to this Sale and Purchase Agreement are abrogated and withdrawn.

23.13	Third Party Rights

Except as provided expressly in this Sale and Purchase Agreement, the parties do not intend any term of this Sale and Purchase Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party.

EXECUTION VERSION

23.14	Severance

If any provision of this Sale and Purchase Agreement is held by any court or administrative body of competent jurisdiction to be illegal or unenforceable, wholly or partly, under any Law, such provision, or, as the case may be, part of such provision, shall to that extent be deemed not to form part of this Sale and Purchase Agreement.  The enforceability of the remainder of this Sale and Purchase Agreement, however, shall not be affected.

23.15	Notices

23.15.1	Save as otherwise provided in this Sale and Purchase Agreement, all notices or other communications which are required or permitted under this Sale and Purchase Agreement shall:

(a)	be in writing;

(b)	be in the English language; and

(c)	be delivered personally or sent by first class post or pre-paid recorded delivery (or international courier if overseas) or fax, addressed as follows:

If to the Seller:	Ford Motor Company

One American Road – Suite 1134 Dearborn, Michigan 48126 USA

Attention:	Corporate Secretary

Fax:	+1 313 248 8713

With a copy to:	Hogan & Hartson Juxon House 100 St Paul’s Churchyard London EC4M 8BU Attention: Mr William J Curtin III Fax: +44 (0)20 7367 0220

If to the Buyer:	TML Holdings Limited

18 Grosvenor Place London SW1X 7HS

Attention:	Company Secretary

Fax:	+44 (0)20 7235 8727

With a copy to:	Herbert Smith LLP Exchange House Primrose Street London EC2A 2HS Attention: Ms Nimi Patel Fax: +44 (0)20 7374 0888

EXECUTION VERSION

If to the Guarantor:	Tata Motors Limited

Bombay House 24 Homi Mody Street Fort Mumbai 400 000 India

Attention:	Company Secretary

Fax	+91 22 6665 8060

With a copy to:	Herbert Smith LLP Exchange House Primrose Street London EC2A 2HS Attention: Ms Nimi Patel Fax: +44 (0)20 7374 0888

23.15.2	In the absence of evidence of earlier receipt, and subject to Clauses 23.15.3 and 23.15.4, a notice or other communication shall be deemed given and received:

(a)	if delivered personally, when left at the address referred to above;

(b)	if sent by post (except by international courier), two (2) Business Days after posting it;

(c)	if sent by international courier, five (5) Business Days after it is collected by such courier from the Buyer; and

(d)	if sent by facsimile, at the time of successful completion of the transmission (as per a transmission report from the machine from which the facsimile was sent).

23.15.3
If receipt or deemed receipt of a notice or other communication occurs before 9.00 am (in the country of receipt) on a Business Day, the notice or other communication shall be deemed to have been received at 9.00 am (in the country of receipt) on that day, and if deemed receipt occurs after 5.00 pm (in the country of receipt) on a Business Day, or on a day which is not a Business Day, the notice or other communication shall be deemed to have been received at 9.00 am (in the country of receipt) on the next Business Day.

23.15.4	The deemed service provisions in Clause 23.15.2 shall not apply to:

(a)
a notice or other communication served by post, if there is a national or local suspension, curtailment or disruption of postal services which affects the collection or the notice or other communication or is such that the notice cannot reasonably be expected to be delivered within two (2) Business Days after posting or, if sent by international courier, five (5) Business Days after it is collected by such courier from the Buyer; and

(b)
a notice or other communication served by facsimile, if, before the time at which the notice or other communication would otherwise be deemed to have been served, the recipient informs the sender that the notice or other communication has been received in a form which is unclear in any material respect and, if it informs the sender by telephone or email, it also despatches a confirmatory facsimile within two (2) hours.

23.15.5	In proving service, it shall be sufficient to prove that:

(a)
the envelope containing the notice or other communication was addressed to the address of the relevant party set out in Clause 23.15.1 (or as otherwise notified by that party pursuant to Clause 23.15.6) and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter or letter sent by international courier; or

EXECUTION VERSION

(b)
the notice or other communication was transmitted in full by facsimile to the facsimile number of the relevant party set out in Clause 23.15.1 (or as otherwise notified by that party pursuant to Clause 23.15.6) (as evidenced by a machine generated confirmation of full receipt).

23.15.6	A party may by notice of at least five (5) Business Days to the other party change the address or facsimile number to which such notices and communications to it are to be delivered.

23.15.7	No notice or other communication given under this Sale and Purchase Agreement shall be validly served if sent by e-mail.

23.16	Execution

23.16.1
To facilitate execution, this Sale and Purchase Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, but all the counterparts together constitute the same document.  It shall not be necessary that the signature of, or on behalf of, each party appears on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party appears on one or more of the counterparts.

23.16.2
To facilitate execution, this Sale and Purchase Agreement may be executed through the use of facsimile transmission, and a counterpart of this Sale and Purchase Agreement that contains the facsimile signature of a party, which counterpart has been transmitted by facsimile transmission to the other party at its facsimile number set out in Clause 23.15 or at such other facsimile number as such other party shall request, shall constitute an executed counterpart of this Sale and Purchase Agreement.

24.	GOVERNING LAW AND DISPUTES

24.1	Governing Law

This Sale and Purchase Agreement and the documents to be entered into pursuant to it and all matters arising from or connected with it are governed by, and shall be construed in accordance with, the laws of England.

24.2	Dispute Resolution

24.2.1	The parties hereby submit to the exclusive jurisdiction of the High Court of Justice in England.

24.2.2
The Seller hereby agrees that process in connection with proceedings will be validly served on it if served upon Ford Motor Company Limited (Attention: Company Secretary), a private limited company registered in England and Wales under registration number 235446, whose registered office is at Room 1/447, Eagle Way, Brentwood, Essex CM13 3BW, England or such other person resident in England and Wales as the Seller shall notify to the Buyer from time to time.  If, for any reason, such person shall cease to be such agent for service of process, the Seller shall forthwith appoint another agent resident in England and Wales for service of process and deliver to each of the other parties a copy of the new agent’s acceptance of that appointment within thirty (30) days.

EXECUTION VERSION

24.2.3
The Guarantor hereby agrees that process in connection with proceedings will be validly served on it if served upon the Buyer at the address specified in Clause 23.15.1 or such other person resident in England and Wales as the Buyer shall notify to the Seller from time to time.  If, for any reason, such person shall cease to be such agent for service of process and deliver to each of the other parties a copy of the new agent’s acceptance of that appointment within thirty (30) days.

24.2.4	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by Law.

EXECUTION VERSION

IN WITNESS WHEREOF this Sale and Purchase Agreement has been executed by the parties hereto on the day and year first above written:

Signed by	)	/s/ Mr Don Leclair

duly authorised representative of / for and on behalf of	) )

FORD MOTOR COMPANY	)	/s/ Mr Lewis Booth

Signed by	)	/s/ Mr C Ramakrishnan

duly authorised representative of / for and on behalf of	) )

TML HOLDINGS LIMITED	)

Signed by	)	/s/ Mr Ravi Kant

duly authorised representative of / for and on behalf of	) )	/s/ Mr C Ramakrishnan

TATA MOTORS LIMITED	)